Rule 424(b)5
Registration Statement No. 333-82895

Prospectus Supplement to Prospectus Dated April 11, 2000

$3,020,686,000

Ford Credit Auto Owner Trust 2000-G
Issuer

Ford Credit Auto Receivables Two L.P. Seller	Ford Motor Credit Company Servicer

The trust will issue the following securities:

			Final
	Principal		Scheduled
	Amount	Interest Rate	Distribution Date

Class A-1 Notes(1)	$270,000,000	6.569%	March 15, 2001

Class A-2 Notes(1)	$450,000,000	6.688%	August 15, 2001

Class A-3 Notes(2)	$1,455,000,000	6.67%	April 15, 2003

Class A-4 Notes(2)	$1,118,000,000	6.62%	July 15, 2004

Class A-5 Notes(2)	$314,091,000	6.66%	January 15, 2005

Class B Notes(2)	$133,595,000	6.92%	April 15, 2005

Class C Certificates(1)	$76,341,000	7.26%	June 15, 2005

Class D Certificates(1)	$76,341,000	9.00%	March 15, 2006

(1)	The Class A-1 Notes, the Class A-2 Notes, the Class C Certificates and the Class D Certificates are not being registered and are not offered by this prospectus supplement.

(2)	$150,000,000 of Class A-3 Notes, $400,000,000 of Class A-4 Notes, $100,000,000 of Class A-5 Notes and $50,000,000 of Class B Notes are being sold by the seller under this prospectus supplement directly to an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated and are not being offered by the underwriters.

•	The trust will pay interest and principal on the securities on the 15th day of each month (or if the 15th is not a business day, the next business day). The first payment date will be December 15, 2000.

•	The trust will pay principal sequentially to the earliest maturing Class of securities then outstanding until paid in full.

The following securities are being offered by this prospectus supplement:

		Underwriting
	Initial Public	Discount	Proceeds to the
	Offering Price(1)	and Placement Fee	Seller(1)(2)

Per Class A-3 Note	99.995261%	0.175%	99.820261%

Per Class A-4 Note	99.985315%	0.210%	99.775315%

Per Class A-5 Note	99.979727%	0.250%	99.729727%

Per Class B Note	99.999016%	0.350%	99.649016%

Total	$3,020,387,879.01	$6,146,860.00	$3,014,241,019.01

(1)	The price of the offered notes will also include interest accrued, if any, from November 21, 2000.
(2)	Before deducting expenses payable by the seller estimated to be $1,350,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston	Merrill Lynch & Co.

Banc of America Securities LLC

Chase Securities Inc.

Morgan Stanley Dean Witter

Salomon Smith Barney

The date of this prospectus supplement is November 14, 2000

Before you purchase any of these securities, be sure you understand the structure and the risks. See especially the risk factors beginning on page S-12 of this prospectus supplement and on page 9 of the attached prospectus.

These securities are asset backed securities issued by a trust. The securities are not obligations of Ford Motor Company, Ford Motor Credit Company, the servicer, the seller or any of their affiliates.

No one may use this prospectus supplement to offer and sell these securities unless it is accompanied by the prospectus.

WHERE TO FIND INFORMATION IN THESE DOCUMENTS
SUMMARY OF TERMS OF THE SECURITIES
STRUCTURAL SUMMARY
RISK FACTORS
THE TRUST
Limited Purpose and Limited Assets
Capitalization of the Trust
The Owner Trustee and the Delaware Trustee
THE RECEIVABLES POOL
Weighted Average Life of the Notes
Delinquencies, Repossessions and Net Losses of Ford Credit’s and PRIMUS’s Portfolios
HOW YOU CAN COMPUTE YOUR PORTION OF THE AMOUNT OUTSTANDING ON THE NOTES
MATURITY AND PREPAYMENT CONSIDERATIONS
DESCRIPTION OF THE NOTES
Payments of Interest
Payments of Principal
The Indenture
Optional Redemption
DESCRIPTION OF THE CERTIFICATES
Distributions of Interest Income
Distributions of Principal Payments
Priority of Notes
DESCRIPTION OF THE RECEIVABLES TRANSFER AND SERVICING AGREEMENTS
Accounts
Servicing Compensation and Expenses
Rights Upon Event of Servicing Termination
Waiver of Past Events of Servicing Termination
Distributions
Reserve Account
FEDERAL INCOME TAX MATTERS
Scope of the Tax Opinions
Tax Characterization of the Trust
Tax Consequences to Holders of the Notes
Certain U.S. Federal Income Tax Documentation Requirements
STATE TAX MATTERS
Michigan Tax Consequences
Michigan Tax Consequences With Respect to the Notes
ERISA CONSIDERATIONS
Special Considerations Applicable to Insurance Company General Accounts
UNDERWRITING
LEGAL OPINIONS
GLOSSARY OF TERMS FOR THE PROSPECTUS SUPPLEMENT

OVERVIEW OF THE INFORMATION IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT
SUMMARY
RISK FACTORS
THE TRUSTS
The Receivables
The Trustee
FORD CREDIT
PRIMUS
THE RECEIVABLES POOLS
Property of the Trusts
Origination
Underwriting
Subvention
Servicing and Collections
Repossession and Write-offs
Criteria for Selecting the Receivables
Simple Interest Receivables
Actuarial Receivables
Final Payment Receivables
We Will Provide More Specific Information About the Receivables in the Prospectus Supplement
MATURITY AND PREPAYMENT CONSIDERATIONS
USE OF PROCEEDS
THE SELLER AND THE GENERAL PARTNER
Description of the Seller and the General Partner
Insolvency of the Seller or the General Partner May Result in Consolidation of Their Assets with the Trust
Trust Assets May be Adversely Affected if Sale of Receivables to the Seller Were Treated as a Loan
DESCRIPTION OF THE NOTES
The Trust May Use Book-Entry Registration Instead of Issuing Definitive Notes
Principal and Interest on the Notes
The Indenture
The Indenture Trustee
DESCRIPTION OF THE CERTIFICATES
The Trusts Might Not Issue Physical Certificates Representing Certificates
Distributions of Principal and Interest
List of Certificateholders
CERTAIN INFORMATION REGARDING THE SECURITIES
Fixed Rate Securities
Floating Rate Securities
Physical Securities
Book-Entry Registration
Reports to Securityholders
DESCRIPTION OF THE RECEIVABLES TRANSFER AND SERVICING AGREEMENTS
Sale and Assignment of Receivables
Accounts
Servicing Procedures
Collections
Actuarial and Simple Interest Advances
Servicing Compensation and Expenses
Distributions
Credit and Cash Flow Enhancement
Net Deposits
Statements to Trustees and Trusts
Evidence as to Compliance
Certain Matters Regarding the Servicer
Events of Servicing Termination
Rights Upon Event of Servicing Termination
Waiver of Past Events of Servicing Termination
Amendment
Insolvency Event or Dissolution
Payment of Notes
Termination
Administration Agreement
SOME IMPORTANT LEGAL ISSUES RELATING TO THE RECEIVABLES
Security Interests in Vehicles
Repossession
Notice of Sale; Cure Rights
Deficiency Judgments and Excess Proceeds
Consumer Protection Laws
Other Limitations
Transfers of Vehicles
TAX MATTERS
Scope of the Tax Opinions
ERISA CONSIDERATIONS
Prohibited Transaction Considerations
Investment in Notes
Investment in Certificates
Special Considerations Applicable to Insurance Company General Accounts
Plans Not Subject to ERISA or the Tax Code
General Investment Considerations
PLAN OF DISTRIBUTION
LEGAL OPINIONS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
GLOSSARY OF TERMS FOR THE PROSPECTUS

Where to Find Information in These Documents	S-3

Summary of Terms of the Securities	S-4

Structural Summary	S-7

Risk Factors	S-12

The Trust	S-17

Limited Purpose and Limited Assets	S-17

Capitalization of the Trust	S-17

The Owner Trustee and the Delaware Trustee	S-18

The Receivables Pool	S-18

Weighted Average Life of the Notes	S-21

Delinquencies, Repossessions and Net Losses of Ford Credit’s and PRIMUS’s Portfolios	S-26

How You Can Compute Your Portion of the Amount Outstanding on the Notes	S-27

Maturity and Prepayment Considerations	S-27

Description of the Notes	S-28

Payments of Interest	S-28

Payments of Principal	S-29

The Indenture	S-30

Optional Redemption	S-31

Description of the Certificates	S-31

Distributions of Interest Income	S-32

Distributions of Principal Payments	S-32

Priority of Notes	S-33

Description of the Receivables Transfer and Servicing Agreements	S-33

Accounts	S-33

Servicing Compensation and Expenses	S-34

Rights Upon Event of Servicing Termination	S-34

Waiver of Past Events of Servicing Termination	S-34

Distributions	S-34

Reserve Account	S-42

Federal Income Tax Matters	S-43

Scope of the Tax Opinions	S-44

Tax Characterization of the Trust	S-44

Tax Consequences to Holders of the Notes	S-45

Certain U.S. Federal Income Tax Documentation Requirements	S-49

State Tax Matters	S-50

Michigan Tax Consequences	S-50

Michigan Tax Consequences With Respect to the Notes	S-51

ERISA Considerations	S-51

Special Considerations Applicable to Insurance Company General Accounts	S-52

Underwriting	S-52

Legal Opinions	S-55

Glossary of Terms For the Prospectus Supplement	S-56

WHERE TO FIND INFORMATION IN THESE DOCUMENTS

This prospectus supplement and the attached prospectus provide information about the trust, Ford Credit Auto Owner Trust 2000-G, including terms and conditions that apply to the notes and certificates to be issued by the trust. The specific terms of the trust are contained in this prospectus supplement. You should rely only on information on the notes provided in this prospectus supplement and the attached prospectus. We have not authorized anyone to provide you with different information.

We have included cross-references to captions in these materials where you can find further related discussions. We have started with several introductory sections describing the trust and terms in abbreviated form, followed by a more complete description of the terms. The introductory sections are:

•	Summary of Terms of the Securities — provides important information concerning the amounts and the payment terms of each Class of securities

•	Structural Summary — gives a brief introduction to the key structural features of the trust

•	Risk Factors — describes briefly some of the risks to investors of a purchase of the securities

Cross references may be contained in the introductory sections which will direct you elsewhere in this prospectus supplement or the attached prospectus to more detailed descriptions of a particular topic. You can also find references to key topics in the Table of Contents on the preceding page.

Capitalized terms are defined in a Glossary beginning on page S-56 of this prospectus supplement or in the Glossary beginning on page 60 of the prospectus.

SUMMARY OF TERMS OF THE SECURITIES

       The following summary is a short description of the main terms of the offering of the securities. For that reason, this summary does not contain all of the information that may be important to you. To fully understand the terms of the offering of the securities, you will need to read both this prospectus supplement and the attached prospectus, each in its entirety.

Issuer

Ford Credit Auto Owner Trust 2000-G, a Delaware business trust, will use the proceeds from the issuance and sale of the securities to purchase a pool of motor vehicle retail installment sale contracts which constitute the receivables. Ford Motor Credit Company acquired the receivables directly, or indirectly through PRIMUS. Ford Credit will service the receivables. The trust will rely upon collections on the receivables and the funds on deposit in certain accounts to make payments on the securities. The trust will be solely liable for the payment of the securities.

Offered Notes

The following securities are being offered by this prospectus supplement:

•	$1,455,000,000 Class A-3 6.67% Asset Backed Notes

•	$1,118,000,000 Class A-4 6.62% Asset Backed Notes

•	$314,091,000 Class A-5 6.66% Asset Backed Notes

•	$133,595,000 Class B 6.92% Asset Backed Notes

The trust is also issuing $270,000,000 aggregate principal amount of Class A-1 6.569% Asset Backed Notes, $450,000,000 aggregate principal amount of Class A-2 6.688% Asset Backed Notes, $76,341,000 aggregate principal amount of Class C 7.26% Asset Backed Certificates and $76,341,000 aggregate principal amount of Class D 9.00% Asset Backed Certificates. The trust is not offering the Class A-1 Notes, the Class A-2 Notes, the Class C Certificates or the Class D Certificates by this prospectus supplement.

Closing Date

The trust expects to issue the securities on November 21, 2000.

Trustees

Notes	The Chase Manhattan Bank, a New York corporation.

Certificates	The Bank of New York, a New York banking corporation, as owner trustee and The Bank of New York (Delaware), a Delaware banking corporation, as Delaware trustee.

Interest and Principal Payment Dates

On the 15th day of each month (or if the 15th day is not a business day, the next business day), the trust will pay interest and principal on the securities.

First Scheduled Payment Date

The first scheduled payment date will be December 15, 2000.

Record Dates

On each payment date, the trust will pay interest and principal to the holders of the notes as of the related record date. The record dates for the notes will be the day immediately preceding the payment date.

Interest Rates

The trust will pay interest on each Class of securities at the rates specified on the cover of this prospectus supplement.

Interest Accrual

Offered Notes	“30/360”, accrued from the 15th day of the previous

month to the 15th day of the current month.

This means that, if there are no outstanding shortfalls in the payment of interest, the interest due on each payment date will be the product of:

1. the outstanding principal balance;

2. the interest rate; and

3. 30 (or in the case of the first payment date 24) divided by 360.

For a more detailed description of the payment of interest, you should refer to the section of this prospectus supplement entitled “Description of the Notes — Payments of Interest.”

Sequential Principal Payments

The trust will pay principal sequentially to the earliest maturing Class of securities then outstanding until such Class is paid in full.

For a more detailed description of the payment of principal, you should refer to the section of this prospectus supplement entitled “Description of the Notes — Payments of Principal.”

Optional Redemption

The servicer has the option to purchase the receivables on any payment date on which the aggregate principal balance of the receivables is 10% or less of the aggregate principal balance of the receivables at the time they were sold to the trust at a price equal to the outstanding principal balance of the securities plus accrued and unpaid interest thereon. The trust will apply such payment to the redemption of the securities in full.

It is expected that at the time this redemption option becomes available to the servicer only the Class A-5 Notes, the Class B Notes and the certificates will be outstanding.

Final Scheduled Distribution Dates

The trust is required to pay the outstanding principal amount of each Class of notes and certificates, to the extent not previously paid, in full on the respective final scheduled distribution dates specified on the cover page of this prospectus supplement for each Class.

Ratings

It is a condition to the issuance of the securities that the:

•	Class A-1 Notes and Class A-2 Notes be rated in the highest short-term rating category by at least two nationally recognized rating agencies;

•	Class A-3 Notes, Class A-4 Notes and Class A-5 Notes be rated in the highest long-term rating category by at least two nationally recognized rating agencies; and

•	Class B Notes be rated “A” or its equivalent by at least two nationally recognized rating agencies.

A rating is not a recommendation to purchase, hold or sell the notes, inasmuch as such rating does not comment as to market price or suitability for a particular investor. The ratings of the notes address the likelihood of the payment of principal and interest on the notes according to their terms. A rating agency rating the notes may lower or withdraw its rating in the future, in its discretion.

Minimum Denominations

The offered notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

Registration, Clearance and Settlement of the Offered Notes

DTC/ Clearstream/ Euroclear

Tax Status

Opinions of Counsel

Skadden, Arps, Slate, Meagher & Flom LLP will deliver its opinion that for federal income tax purposes the:

•	Class A Notes will be characterized as debt;

•	Class B Notes should be treated as debt, although the issue is not free from doubt; and

•	trust will not be characterized as an association (or a publicly traded partnership) taxable as a corporation.

Hurley D. Smith, Esq., Secretary and Corporate Counsel of Ford Credit, will deliver his opinion to the same effect with respect to Michigan income and single business tax purposes.

Investor Representations

If you purchase the notes, you agree by your purchase that you will treat the notes as indebtedness.

ERISA Considerations

The notes are generally eligible for purchase by employee benefit plans, subject to the considerations discussed under “ERISA Considerations” in this prospectus supplement and the prospectus.

Investor Information — Mailing Address, Telephone Number, Facsimile Number and Principal Executive Offices

The mailing address of Ford Credit Auto Receivables Two L.P. is One American Road, Dearborn, Michigan 48126, attention of the Secretary. The servicer’s telephone number is (313) 322-3000 and the facsimile number is (313) 594-7742.

CUSIP Numbers

•	Class A-3 Notes: 34527R EX 7

•	Class A-4 Notes: 34527R EY 5

•	Class A-5 Notes: 34527R EZ 2

•	Class B Notes: 34527R FA 6

STRUCTURAL SUMMARY

       This summary briefly describes certain major structural components of the trust. To fully understand the terms of the trust, you will need to read both this prospectus supplement and the attached prospectus, each in its entirety.

Transfer of Receivables and Application of Proceeds

Ford Credit Auto Receivables Two L.P., the seller, will purchase certain motor vehicle retail installment sale contracts originated by Ford Credit and PRIMUS, which constitute the receivables, and then will sell the receivables with an aggregate principal balance of $4,000,015,451.32 as of November 1, 2000 to Ford Credit Auto Owner Trust 2000-G on the closing date.

The following chart represents the application of proceeds from investors and the transfer of the receivables sold by Ford Credit:

Property of the Trust

The property of the trust will include the following:

•	the receivables and the collections on the receivables;

•	security interests in the vehicles financed by the receivables;

•	bank accounts;

•	rights to proceeds under insurance policies that cover the obligors under the receivables or the vehicles financed by the receivables;

•	remedies for breaches of representations and warranties made by the dealers that originated the receivables; and

•	other rights under documents relating to the receivables.

Composition of the Receivables

The composition of the receivables as of November 1, 2000 is as follows:

•	Aggregate Principal Balance	$4,000,015,451.32

•	Number of Receivables	271,885

•	Average Principal Balance	$14,712.16

	(Range)	$251.92 to $49,969.26

•	Average Original Amount Financed	$17,313.57

	(Range)	$600.00 to $84,202.60

•	Weighted Average APR	8.45%

	(Range)(1)	1.90% to 20.00%

•	Weighted Average Original Term	55.5 months

	(Range)	6 months to 60 months

•	Weighted Average Remaining Term	47.4 months

	(Range)	2 months to 58 months

•	Scheduled Weighted Average Life(2)	2.14 years

(1)	Includes receivables with APRs below the interest rates on the notes and certificates.

(2)	From November 1, 2000, assuming (1) payments on all receivables are due on the first day of the month, (2) all payments on the receivables are paid when due, commencing one month from November 1, 2000 and (3) no prepayments on the receivables are made.

Servicer of the Receivables

Ford Credit will be the servicer of the receivables. The trust will pay the servicer a servicing fee on each payment date equal to   1/12 of 1% of the principal balance of the receivables at the beginning of the previous month. In addition to the servicing fee, the trust will also pay the servicer a supplemental servicing fee equal to any late, prepayment, and other administrative fees and expenses collected during each month and any reinvestment earnings on any payments received on the receivables.

Priority of Distributions

From collections on the receivables during the prior calendar month, amounts withdrawn from the reserve account and advances made by the servicer for payments due from obligors but not received, the trust will pay the following amounts on each payment date in the following order of priority, after reimbursement of advances made in prior months by the servicer for payments due from obligors but not received:

(1)	Servicing Fee — the servicing fee payable to the servicer;

(2)	Class A Note Interest — interest due on all the Class A Notes ratably to each Class of the Class A Notes;

(3)	First Allocation of Principal — to the principal distribution account, an amount, if any, equal to the excess of (x) the aggregate principal balance of the Class A Notes over (y) the principal balance of the receivables less the yield supplement overcollateralization amount specified for such payment date on the schedule beginning on page S-63 of this prospectus supplement;

(4)	Class B Note Interest — interest due on the Class B Notes to the holders of the Class B Notes;

(5)	Second Allocation of Principal — to the principal distribution account, an amount, if any, equal to the excess of (x) the aggregate principal balance of the notes over (y) the principal balance of the receivables less the yield supplement overcollateralization amount specified for such payment date on the schedule beginning on page S-63 of this prospectus supplement. This amount will be reduced by any amount deposited in the principal distribution account in accordance with clause (3) above;

(6)	Class C Certificate Interest — interest due on the Class C Certificates to the holders of the Class C Certificates;

(7)	Class D Certificate Interest — interest due on the Class D Certificates to the holders of the Class D Certificates;

(8)	Reserve Account Deposit — to the reserve account, the amount, if any, necessary to reinstate the balance of the reserve account up to its required amount;

(9)	Regular Principal Allocation — to the principal distribution account, an amount equal to the greater of (1) the sum of the principal balance of the Class A-1 Notes and the Class A-2 Notes and (2) the excess of (x) the sum of the aggregate principal balances of the notes and the certificates over (y) the principal balance of the receivables less the specified overcollateralization amount and less the yield supplement overcollateralization amount specified for such payment date on the schedule beginning on page S-63 of this prospectus supplement. This amount will be reduced by any amounts previously deposited to the principal distribution account in accordance with clauses (3) and (5) above; and

(10)	any amounts remaining after the above distributions shall be paid to the seller.

Distributions from the Principal Distribution Account

From deposits made to the principal distribution account, the trust will pay principal on the notes and certificates in the following order of priority:

(1)	to the Class A-1 Notes until they are paid in full;

(2)	to the Class A-2 Notes until they are paid in full;

(3)	to the Class A-3 Notes until they are paid in full;

(4)	to the Class A-4 Notes until they are paid in full;

(5)	to the Class A-5 Notes until they are paid in full;

(6)	to the Class B Notes until they are paid in full;

(7)	to the Class C Certificates until they are paid in full;

(8)	to the Class D Certificates until they are paid in full; and

(9)	to the seller, any funds remaining.

For a more detailed description of the priority of distributions and the allocation of funds on each payment date, you should refer to “Description of the Receivables Transfer and Servicing Agreements — Distributions — Priority of Payments” in this prospectus supplement.

Change in Priority of Distribution upon Certain Events of Default and Insolvency Events

The order of priority for distributions will change upon the occurrence of the events set forth below.

•	Following the occurrence of

1.	a default in the payment of principal which has resulted in an acceleration of the notes,

2.	a default for five days or more in the payment of interest on any note of the Controlling Class which has resulted in an acceleration of the notes, or

3.	an insolvency or a dissolution with respect to the trust which has resulted in an acceleration of the notes.

the trust will make no distributions of principal or interest on the Class B Notes until payment in full of principal and interest on the Class A Notes and no distributions of principal or interest on the certificates until payment in full of principal and interest on the Class B Notes.

•	Following the occurrence of any other event of default which has resulted in an acceleration of the notes, no change will be made in the priority of payment of interest on the Class A Notes and the Class B Notes on each payment date until a liquidation, if any, of the property of the trust. However, the trust will pay the Class A Notes and the Class B Notes in full before paying any principal or interest on the Class C Certificates or the Class D Certificates.

For a more detailed description of events of default and rights of investors in such circumstance, you should refer to “Description of Notes — The Indenture — Events of Default” and “— Rights upon Event of Default” in the prospectus and “Description of the Notes — The Indenture — Rights Upon Event of Default” in this prospectus supplement. For a more detailed description of the priority of distributions and allocation of funds following an event of default, you should refer to “Descriptions of the Transfer and Servicing Agreements — Distributions — Priority of Payments” in this prospectus supplement.

Credit Enhancement

The credit enhancement provides protection for the Class A Notes and the Class B Notes against losses and delays in payment. Losses on the receivables or other shortfalls of cash flow will be covered by payments on other receivables to the extent of any overcollateralization, by withdrawals from the reserve account and by allocation of available cash flow to the more senior Classes of securities prior to more subordinate Classes.

The credit enhancement for the notes will be as follows:

Class A Notes	Subordination of the Class B Notes, the Class C Certificates and the Class D Certificates; the reserve account; and overcollateralization; and

Class B Notes	Subordination of the Class C Certificates and the Class D Certificates; the reserve account; and overcollateralization.

Subordination of Principal and Interest

As long as the Class A Notes remain outstanding, (1) payments of interest on the Class B Notes will be subordinated to payments of interest on the Class A Notes and, in certain circumstances, allocations to principal and (2) payments of principal on the Class B Notes will be subordinated to payments of interest and principal on the Class A Notes.

As long as the Class A Notes or Class B Notes remain outstanding, (1) payments of interest on the certificates will be subordinated to payments of interest on the Class A Notes and the Class B Notes and, in certain circumstances, allocations to principal and (2) payments of principal on the certificates will be subordinated to payments of interest and principal on the Class A Notes and the Class B Notes.

For a more detailed discussion of the subordination of the notes and certificates and the priority of distributions, including changes after certain events of default, you should refer to “Description of the Certificates — Priority of Notes”, “Description of the Receivables Transfer and Servicing Agreements — Distributions — Priority of Payments” and “Description of the Notes — The Indenture” in this prospectus supplement.

Reserve Account

On the closing date, the seller will deposit $20,000,077.26 to the reserve account for the trust.

On each payment date, if collections on the receivables are insufficient to pay the first seven items listed in “Priority of Distributions” above, the indenture trustee will withdraw funds from the reserve account to pay such amounts.

On and after the final scheduled distribution date for any Class of securities, if any principal amount of such Class remains outstanding, the indenture trustee will withdraw funds from the reserve account to repay such Class of securities in full.

The balance required to be on deposit in the reserve account will be the lesser of (a) $20,000,077.26 and (b) the outstanding principal balance of the notes and certificates.

On each payment date, the trust will deposit into the reserve account, to the extent necessary to reinstate the required balance of the reserve account, any collections on the receivables remaining after the first seven items listed in “Priority of Distributions” above are satisfied.

On each payment date, the trust will distribute funds on deposit in the reserve account in excess of the required balance in accordance with the priority of payments.

For a more detailed description of the deposits to and withdrawals from the reserve account, you should refer to “Description of the Receivables Transfer and Servicing Agreements — Reserve Account” in this prospectus supplement.

Overcollateralization

The overcollateralization amount represents the amount by which the principal balance of the receivables exceeds the principal balance of the notes and certificates. Initially, the receivables balance will exceed the principal balance of the notes and certificates by 2.67% of the receivables balance. The application of funds according to item nine of “Priority of Distributions” above is expected to result in the payment of more principal on the securities in most months than the amount of principal paid on the receivables in the related period. As the principal balance of the notes is paid down to a target overcollateralization level further below the receivables balance, additional credit enhancement is created.

The target level for the overcollateralization amount is structured as a dynamic formula to absorb anticipated losses on the receivables and to compensate for the low interest rates of some of the receivables. The target level for the overcollateralization amount on each payment date will be the sum of:

(X)	the excess of:

(1)	the lesser of:

(a)	the greatest of:

(A)	$20,000,077.26,

(B)	1.00% of the outstanding principal balance of the receivables,

               and

(C)	the aggregate principal balance of the receivables that are delinquent 91 days or more and have not yet been liquidated,

               and

(b)	the outstanding principal balance of the notes and certificates,

     over

(2)	the balance required to be on deposit in the reserve account,

and

(Y)	the yield supplement overcollateralization amount specified for the applicable payment date on the schedule beginning on page S-63 of this prospectus supplement.

For a more detailed description of the application of funds and the calculation of the overcollateralization amount, you should refer to “Description of the Receivables Transfer and Servicing Agreements — Distributions — Priority of Payments” in this prospectus supplement.

RISK FACTORS

       You should consider the following risk factors in deciding whether to purchase any of the offered notes.

The Absence of a Secondary Market Could Limit Your Ability to Resell Your Notes	The absence of a secondary market for the notes could limit your ability to resell them. This means that if in the future you want to sell any of your notes before they mature, you may be unable to find a buyer or, if you find a buyer, the selling price may be less than it would have been if a market existed for the notes. There currently is no secondary market for the notes. The underwriters for the offered notes expect to make a market in such notes but will not be obligated to do so. There is no assurance that a secondary market for the notes will develop. If a secondary market for the notes does develop, it might end at any time or it might not be sufficiently liquid to enable you to resell any of your notes.

Prepayments on Receivables Will Cause Prepayments of Your Notes Resulting in Reinvestment Risk to You	You may receive payment of principal on your notes earlier than you expect for the reasons set forth below. You may not be able to reinvest any principal paid to you earlier than you expected at a rate of return that is equal to or greater than the rate of return on your notes.

Prepayments on the receivables by the related obligors and purchases of the receivables by the seller and the servicer will shorten the life of the securities to an extent that cannot be fully predicted. The receivables included in the trust may be prepaid, in full or in part, voluntarily or as a result of defaults, theft of or damage to the related vehicles or other reasons. Ford Credit will be required to repurchase a receivable from the seller, and the seller will be required to repurchase a receivable from the trust, if Ford Credit breached its representations and warranties with respect to the receivable in the purchase agreement with the seller. Ford Credit, in its capacity as servicer, also will be required to purchase a receivable from the trust if it breaches its servicing obligations with respect to the receivable and the receivable is materially and adversely affected by the breach. The servicer also will be entitled to purchase all remaining receivables from the trust once the aggregate principal balance of the receivables is 10% or less of the aggregate principal balance of the receivables as of the date on which the receivables were initially transferred to the trust.

The rate of prepayments on the receivables may be influenced by a variety of economic, social and other factors in addition to those described in the preceding paragraph.

Ford Credit does not generally maintain records of the historical prepayment experience of its portfolio of receivables. No prediction can be made as to the actual prepayment rates which will be experienced on the receivables. You will bear all reinvestment risk resulting from prepayments on the receivables and the corresponding acceleration of payments on the notes.

The final payment of each Class of notes is expected to occur prior to its final payment date because of the prepayment and purchase considerations set forth above. If sufficient funds are not available to pay any Class of notes in full on its final payment date, an event of default will occur and final payment of such Class of notes may or may not occur later than such date.

For more information regarding the timing of repayments of the notes, see “Maturity and Prepayment Considerations” in this prospectus supplement and in the prospectus.

You May Suffer Losses Due to Limited Assets of the Trust	The only source of funds for payments on the notes and certificates will be the assets of the trust. You may suffer a loss on your notes if the assets of the trust are insufficient to pay fully the principal amount of the notes. The notes are obligations solely of the trust and will not be insured or guaranteed by Ford Credit, including in its capacity as servicer or originator of the receivables, the indenture trustee, the owner trustee or any other person or entity. Consequently, you must rely for payment of your notes upon payments on the receivables, and, to the extent available, funds on deposit in the reserve account.

The indenture authorizes the indenture trustee to sell the receivables following an acceleration of the maturity dates of the notes, subject to the conditions set forth in the indenture. However, the amount received by the indenture trustee upon selling the receivables may be less than the aggregate principal amount of the outstanding notes. In such circumstance, the principal amount of the notes may not be paid in full.

You May Suffer Losses Due to Receivables with Low APRs	The receivables include receivables which have APRs that are less than the interest rates on the notes or certificates. Interest paid on the higher coupon receivables compensates for the lower coupon receivables to the extent such interest is paid by the trust as principal on the notes or certificates and additional overcollateralization is created. Excessive prepayments on the higher coupon receivables may adversely impact your notes by reducing such interest payments available.

The target level of overcollateralization takes into account the mix of receivables by APR and potential changes in that mix,

but there is no assurance that the target overcollateralization will be achieved or will be sufficient to pay all notes in full.

Class B Notes are Subject to Greater Credit Risk Because the Class B Notes are Subordinate to the Class A Notes	The Class B Notes bear greater risk than the Class A Notes because payments of interest and principal on the Class B Notes are subordinated, to the extent described below, to payments of interest and principal on the Class A Notes.

Interest payments on the Class B Notes on each payment date will be subordinated to servicing fees due to the servicer, interest payments on the Class A Notes and an allocation of principal payments to the Class A Notes to the extent the sum of the principal balances of the Class A Notes exceeds the receivables balance less the applicable Yield Supplement Overcollateralization Amount.

For a more detailed description of such principal payment circumstances, see “Description of the Receivables Transfer and Servicing Agreements — Distributions — Priority of Payments” in this prospectus supplement. The payment sequence changes, however, following certain events of default.

Principal payments on the Class B Notes will be fully subordinated to principal payments on the Class A Notes. No principal will be paid on the Class B Notes until the Class A Notes have been paid in full.

Prepayments, Potential Losses and Change in Order of Priority of Principal Payments May Result From an Event of Default under the Indenture or Certain Events of Insolvency	An Event of Default under the indenture may result in payments on the notes being accelerated. As a result —

• you may suffer losses on your notes if the assets of the trust are insufficient to pay the amounts owed on the notes;

• payments on your notes may be delayed until more senior Classes of notes are repaid; and

• your notes may be repaid earlier than as scheduled, which may require you to reinvest your principal at a lower rate of return.

Non-payment of interest on the Class A Notes or principal on the notes or insolvency or dissolution of the trust may delay interest payments on the Class B Notes. The trust will not make any distributions of principal or interest on the Class B Notes until payment in full of principal and interest on the Class A Notes following —

• an Event of Default under the indenture relating to the payment of principal on any note or the payment of interest on the Class A Notes which has resulted in acceleration of the notes; or

• an Event of Default under the indenture relating to an Insolvency Event or a dissolution with respect to the trust which has resulted in an acceleration of the notes.

This may result in a delay or default in paying interest on the Class B Notes.

Indenture Trustee may sell receivables on an Event of Default. If the maturity dates of the notes are accelerated following an Event of Default under the indenture, the indenture trustee, under certain circumstances, may sell the receivables and prepay the notes, and after the notes are paid in full, prepay the certificates. Upon a sale of the receivables following an Event of Default, no amounts will be distributed to the Class B noteholders until interest and principal due on the Class A Notes has been paid in full.

So long as the Class A Notes are the Controlling Class, the holders of the Class B Notes will not have any right to vote on waivers of an Event of Default or to direct the indenture trustee to accelerate the notes following an Event of Default and will have the right to vote on the sale of the receivables following an Event of Default and acceleration in only limited circumstances.

See “Description of the Notes — The Indenture — Rights Upon Events of Default” in this prospectus supplement and in the prospectus.

You May Suffer Losses Because You Have Limited Control Over Actions of the Trust and Conflicts Between Classes of Notes May Occur	Because the trust has pledged the property of the trust to the indenture trustee to secure payment on the notes, the indenture trustee may, and at the direction of the specified percentage of the Controlling Class (which will be the Class A Notes for so long as any Class A Notes are outstanding) will, take one or more of the other actions specified in the indenture relating to the property of the trust, including a sale of the receivables. Furthermore, the holders of a majority of the Class A Notes, or the indenture trustee acting on behalf of the holders of Class A Notes, under certain circumstances, has the right to waive Events of Servicing Termination or to terminate the servicer as the servicer of the receivables without consideration of the effect such waiver or termination would have on the holders of Class B Notes or certificates. The holders of Class B Notes will have only limited rights to direct remedies under the indenture and will not have the ability to waive Events of Servicing Termination or to remove the servicer until the Class A Notes have been paid in full.

See “Description of the Receivables Transfer and Servicing Agreements — Events of Servicing Termination” in the prospectus and “— Rights Upon Event of Servicing

Termination” and “— Waiver of Past Events of Servicing Termination” in this prospectus supplement and in the prospectus.

Geographic Concentration May Result in More Risk to You	As of November 1, 2000, Ford Credit’s records indicate that the billing addresses of the obligors of the receivables were recorded as being in the following states:

Percentage of
Aggregate
Principal
Balance

Texas	11.97%

California	11.12%

Florida	8.76%

Illinois	5.04%

No other state, by billing addresses, constituted more than 5% of the balance of the receivables as of November 1, 2000. Economic conditions or other factors affecting these states in particular could adversely affect the delinquency, credit loss or repossession experience of the trust.

THE TRUST

Limited Purpose and Limited Assets

       Ford Credit Auto Owner Trust 2000-G is a business trust formed under the laws of the State of Delaware by a trust agreement dated as of November 1, 2000 among Ford Credit Auto Receivables Two L.P., the Owner Trustee and the Delaware Trustee. The trust will not engage in any activity other than:

•	acquiring, holding and managing the assets of the trust, including the receivables, and the proceeds of those assets;

•	issuing the notes and the certificates;

•	making payments on the notes and the certificates; and

•	engaging in other activities that are necessary, suitable or convenient to accomplish any of the other purposes listed above or are in any way connected with those activities.

       The trust will be capitalized by the issuance of the notes and the certificates. The Class C Certificates and the Class D Certificates initially will be retained by the seller and thereafter may be sold to third party investors. The proceeds from the issuance of the notes, together with the certificates, will be used (1) to purchase the receivables from the seller under a sale and servicing agreement to be dated as of November 1, 2000 among the trust, the seller and the servicer, and (2) to fund the initial deposit to the Reserve Account.

       If the protection provided to the holders of record of the notes by the subordination of the certificates and to the noteholders and the certificateholders by the Reserve Account is insufficient, the trust would have to look principally to the obligors on the receivables and the proceeds from the repossession and sale of the financed vehicles which secure defaulted receivables. In that event, various factors, such as the trust not having perfected security interests in the financed vehicles securing the receivables in all states, may affect the servicer’s ability to repossess and sell the collateral securing the receivables, and thus may reduce the proceeds which the trust can distribute to the noteholders and the certificateholders. See “Description of the Receivables Transfer and Servicing Agreements — Distributions” and “— Reserve Account” in this prospectus supplement and “Some Important Legal Issues Relating to the Receivables” in the attached prospectus.

Capitalization of the Trust

       The following table illustrates the capitalization of the trust as of the Closing Date, as if the issuance and sale of the notes and the issuance of the certificates had taken place on such date:

Class A-1 Notes	$270,000,000

Class A-2 Notes	450,000,000

Class A-3 Notes	1,455,000,000

Class A-4 Notes	1,118,000,000

Class A-5 Notes	314,091,000

Class B Notes	133,595,000

Class C Certificates	76,341,000

Class D Certificates	76,341,000

Total	$3,893,368,000

The Owner Trustee and the Delaware Trustee

       The Bank of New York is the owner trustee under the trust agreement. The Bank of New York is a New York banking corporation and its principal offices are located at One Wall Street, New York, New York. The Bank of New York (Delaware) is the Delaware Trustee under the trust agreement. The Bank of New York (Delaware) is a Delaware banking corporation and its principal offices are located at White Clay Center, Route 273, Newark, Delaware. The seller and its affiliates may maintain normal commercial banking relations with the owner trustee, the Delaware Trustee, their parents and their affiliates.

THE RECEIVABLES POOL

       The trust will own a pool of receivables consisting of motor vehicle retail installment sale contracts secured by security interests in the motor vehicles financed by those contracts. The Receivables Pool will consist of the receivables which the seller transfers to the trust on the Closing Date. The receivables will include payments on the receivables which are made on or after the Cutoff Date.

       Criteria Applicable to Selection of Receivables. Ford Credit purchased 87.52% of the receivables (by principal balance) from dealers in the ordinary course of its business in accordance with Ford Credit’s underwriting standards. PRIMUS purchased 12.48% of the receivables (by principal balance) from dealers in the ordinary course of its business in accordance with PRIMUS’s underwriting standards which are substantially identical to Ford Credit’s underwriting standards. Prior to PRIMUS becoming a part of Ford Credit, PRIMUS sold all receivables it purchased to Ford Credit immediately after the purchase by PRIMUS of those receivables.

       The receivables were selected from Ford Credit’s and PRIMUS’s portfolio for inclusion in the Receivables Pool by several criteria, some of which are set forth in the prospectus under “The Receivables Pools.” These criteria include the requirement that each receivable:

•	provides for level monthly payments which provide interest at an APR of not less than 1.90% and not greater than 20.00%;

•	will fully amortize the amount financed over an original term no greater than 60 months;

•	is not more than 30 days past due as of the Cutoff Date and has never been extended;

•	was originated on or after November 1, 1998.

       The receivables were selected at random from Ford Credit’s and PRIMUS’s portfolio of retail installment sale contracts for new and used vehicles, in each case meeting the criteria described above and in the prospectus. No selection procedures believed to be adverse to the noteholders or the certificateholders were utilized in selecting the receivables. No receivable has a scheduled maturity later than August 28, 2005.

       With respect to the expected prepayment experience of the Receivables Pool, Ford Credit —

•	believes that the actual rate of prepayments will result in a substantially shorter weighted average life than the scheduled weighted average life; and

•	estimates that the actual weighted average life of its portfolio of U.S. retail installment contracts for new and used vehicles ranges between 60% and 70% of their scheduled weighted average life.

See “Maturity and Prepayment Considerations” in this prospectus supplement and in the prospectus.

       The geographical distribution and distribution by APR of the Receivables Pool as of the Cutoff Date are set forth in the following tables.

Geographic Distribution of the Receivables Pool as of the Cutoff Date

Percentage of
Aggregate Principal
State(1)	Balance(2)

Alabama(3)	0.00%

Alaska	0.19%

Arizona	1.62%

Arkansas	1.35%

California	11.12%

Colorado	1.57%

Connecticut	1.29%

Delaware	0.16%

District of Columbia	0.10%

Florida	8.76%

Georgia	4.45%

Hawaii	0.24%

Idaho	0.25%

Illinois	5.04%

Indiana	1.74%

Iowa	0.88%

Kansas	1.18%

Kentucky	0.99%

Louisiana	1.75%

Maine	0.39%

Maryland	2.37%

Massachusetts	2.53%

Michigan	3.74%

Minnesota	1.54%

Mississippi	1.12%

Missouri	3.15%

Montana	0.16%

Nebraska	0.45%

Nevada	0.76%

New Hampshire	0.60%

New Jersey	2.34%

New Mexico	0.61%

New York	3.53%

North Carolina	4.31%

North Dakota	0.13%

Ohio	2.81%

Oklahoma	1.52%

Oregon	1.16%

Pennsylvania(3)	0.00%

Rhode Island	0.28%

South Carolina	1.62%

South Dakota	0.16%

Tennessee	2.48%

Texas	11.97%

Utah	0.42%

Vermont	0.28%

Virginia	2.91%

Washington	1.89%

West Virginia	0.46%

Wisconsin	1.45%

Wyoming	0.15%

(1)	Based on the billing addresses of the obligors on the receivables as of the Cutoff Date.

(2)	May not add to 100% due to rounding.

(3)	Alabama and Pennsylvania excluded for administrative reasons.

Distribution by APR of the Receivables Pool

as of the Cutoff Date

			Percentage of
			Aggregate
	Number of	Aggregate	Principal
APR Range	Receivables	Principal Balance	Balance(1)

1.90 to 1.99%	3,180	$42,987,890.03	1.07%

2.00 to 2.49	4	39,670.06	0.00%

2.50 to 2.99	19,487	297,296,281.36	7.43%

3.00 to 3.49	3	58,154.36	0.00%

3.50 to 3.99	18,127	264,296,107.24	6.61%

4.00 to 4.49	2	42,994.43	0.00%

4.50 to 4.99	34,272	549,367,886.36	13.73%

5.00 to 5.49	9	159,202.28	0.00%

5.50 to 5.99	26,966	474,068,701.17	11.85%

6.00 to 6.49	73	921,567.80	0.02%

6.50 to 6.99	16,517	284,850,467.84	7.12%

7.00 to 7.49	1,942	26,114,649.35	0.65%

7.50 to 7.99	16,300	276,027,125.01	6.90%

8.00 to 8.49	5,045	67,540,188.22	1.69%

8.50 to 8.99	10,843	150,317,813.94	3.76%

9.00 to 9.49	6,046	83,847,190.76	2.10%

9.50 to 9.99	18,203	272,990,663.73	6.82%

10.00 to 10.49	5,132	69,864,142.79	1.75%

10.50 to 10.99	9,867	137,563,091.27	3.44%

11.00 to 11.49	4,188	56,242,145.77	1.41%

11.50 to 11.99	10,343	149,412,363.52	3.74%

12.00 to 12.49	3,841	49,269,139.13	1.23%

12.50 to 12.99	9,524	127,606,420.15	3.19%

13.00 to 13.49	3,366	42,171,040.74	1.05%

13.50 to 13.99	7,187	91,210,701.26	2.28%

14.00 to 14.49	3,250	40,090,765.47	1.00%

14.50 to 14.99	6,359	78,844,649.97	1.97%

15.00 to 15.49	3,130	37,558,307.23	0.94%

15.50 to 15.99	4,804	57,108,630.69	1.43%

16.00 to 16.49	2,052	23,288,198.36	0.58%

16.50 to 16.99	4,329	50,736,327.06	1.27%

17.00 to 17.49	2,333	28,208,553.66	0.71%

17.50 to 17.99	3,371	38,317,792.17	0.96%

18.00 to 18.49	4,126	50,289,733.53	1.26%

18.50 to 18.99	2,869	31,477,794.55	0.79%

19.00 to 19.49	1,550	15,829,210.19	0.40%

19.50 to 19.99	2,732	29,022,761.87	0.73%

20.00	513	4,977,128.00	0.12%

Totals	271,885	$4,000,015,451.32	100.00%

(1)	May not add to 100.00% due to rounding.

       The receivables have the characteristics indicated below.

Percentage
by Aggregate
Characteristic	Principal Balance

Purchased by Ford Credit	87.52%

Purchased by PRIMUS	12.48%

Simple Interest Receivables	99.99%

Actuarial Receivables	0.01%

Vehicles financed at new vehicle rates by principal balance	70.00%

Percentage
by Aggregate
Number of
Receivables

Number of vehicles financed at new vehicle rates	63.10%

       See “The Receivables Pools” in the prospectus for a further description of the characteristics of Actuarial Receivables and Simple Interest Receivables.

Weighted Average Life of the Notes

       Prepayments on automotive receivables can be measured relative to a prepayment standard or model. The model used in this prospectus supplement, the Absolute Prepayment Model, represents an assumed rate of prepayment each month relative to the original number of receivables in a pool of receivables. ABS further assumes that all the receivables are the same size and amortize at the same rate and that each receivable in each month of its life will either be paid as scheduled or be prepaid in full. For example, in a pool of receivables originally containing 10,000 receivables, a 1% ABS rate means that 100 receivables prepay each month. ABS does not purport to be a historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any pool of assets, including the receivables.

       The rate of payment of principal of each Class of notes will depend on the rate of payment (including prepayments) of the principal balance of the receivables. For this reason, final payment of any Class of notes could occur significantly earlier than the respective Final Scheduled Distribution Dates. The noteholders will exclusively bear any reinvestment risk associated with early payment of the notes.

       The table captioned “Percent of Initial Note Principal Amount at Various ABS Percentages” has been prepared on the basis of the characteristics of the receivables. The ABS Table assumes that —

•	the receivables prepay in full at the specified constant percentage of ABS monthly, with no defaults, losses or repurchases;

•	each scheduled monthly payment on the receivables is made on the last day of each month and each month has 30 days;

•	payments on the notes and distributions on the certificates are made on each Distribution Date (and each such date is assumed to be the fifteenth day of each applicable month);

•	the balance in the Reserve Account on each Distribution Date is equal to the Specified Reserve Balance; and

•	the servicer exercises its option to purchase the receivables on the earliest Distribution Date on which it is permitted to do so, as described in this prospectus supplement.

       The pools have an assumed cutoff date of November 1, 2000. The ABS Table indicates the projected weighted average life of each Class of notes and sets forth the percent of the initial principal amount of each Class of notes that is projected to be outstanding after each of the Distribution Dates shown at various constant ABS percentages.

       The ABS Table also assumes that the receivables have been aggregated into hypothetical pools with all of the receivables within each such pool having the following characteristics and that the level scheduled monthly payment for each of the pools (which is based on its aggregate principal balance, APR, original term to maturity and remaining term to maturity as of the Cutoff Date) will be such that each pool will be fully amortized by the end of its remaining term to maturity.

			Original Term	Remaining Term
	Aggregate		to Maturity	to Maturity
Pool	Principal Balance	APR	(In Months)	(In Months)

1	$81,796,022.04	4.057%	35	32

2	40,655,848.97	12.219%	33	30

3	114,095,154.90	3.946%	35	29

4	34,458,101.14	12.005%	33	27

5	99,167,366.12	4.114%	35	22

6	27,979,805.88	11.033%	34	21

7	69,380,964.93	4.723%	48	45

8	83,736,122.94	12.562%	47	44

9	100,173,062.47	4.929%	48	41

10	74,817,262.60	12.283%	47	41

11	230,270,329.59	4.027%	48	34

12	66,789,052.81	11.433%	48	34

13	319,029,139.45	5.262%	60	57

14	656,468,644.15	12.066%	60	57

15	376,768,046.36	5.736%	60	54

16	559,867,418.35	12.029%	60	54

17	592,488,759.86	5.354%	60	46

18	472,074,348.76	11.139%	59	46

	$4,000,015,451.32

       The actual characteristics and performance of the receivables will differ from the assumptions used in constructing the ABS Table. The assumptions used are hypothetical and have been provided only to give a general sense of how the principal cash flows might behave under varying prepayment scenarios. For example, it is very unlikely that the receivables will prepay at a constant level of ABS until maturity or that all of the receivables will prepay at the same level of ABS. Moreover, the diverse terms of receivables within each of the hypothetical pools could produce slower or faster principal distributions than indicated in the ABS Table at the various constant percentages of ABS specified, even if the original and remaining terms to maturity of the receivables are as assumed. Any difference between such assumptions and the actual characteristics and performance of the receivables, or actual prepayment experience, will affect the percentages of initial amounts outstanding over time and the weighted average lives of each Class of notes.

Percent of Initial Note Principal Amount

at Various ABS Percentages

	Class A-1 Notes				Class A-2 Notes

Distribution Date	0.5%	1.0%	1.5%	1.8%	0.5%	1.0%	1.5%	1.8%

Closing Date	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

December 15, 2000	61.47	53.22	44.16	38.25	100.00	100.00	100.00	100.00

January 15, 2001	24.70	8.54	0.00	0.00	100.00	100.00	94.46	87.52

February 15, 2001	0.00	0.00	0.00	0.00	92.83	78.58	62.92	52.73

March 15, 2001	0.00	0.00	0.00	0.00	70.86	52.26	31.84	18.54

April 15, 2001	0.00	0.00	0.00	0.00	49.00	26.26	1.28	0.00

May 15, 2001	0.00	0.00	0.00	0.00	27.21	0.53	0.00	0.00

June 15, 2001	0.00	0.00	0.00	0.00	5.49	0.00	0.00	0.00

July 15, 2001	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

August 15, 2001	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

September 15, 2001	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

October 15, 2001	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

November 15, 2001	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

December 15, 2001	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

January 15, 2002	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

February 15, 2002	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

March 15, 2002	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

April 15, 2002	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

May 15, 2002	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

June 15, 2002	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

July 15, 2002	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

August 15, 2002	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

September 15, 2002	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

October 15, 2002	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

November 15, 2002	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

December 15, 2002	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

January 15, 2003	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

February 15, 2003	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

March 15, 2003	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

April 15, 2003	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

May 15, 2003	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

June 15, 2003	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

July 15, 2003	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

August 15, 2003	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

September 15, 2003	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

October 15, 2003	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

November 15, 2003	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

December 15, 2003	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

January 15, 2004	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

February 15, 2004	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

March 15, 2004	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

April 15, 2004	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

May 15, 2004	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

June 15, 2004	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

July 15, 2004	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

August 15, 2004	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Weighted Average Life (years)(1)	0.14	0.12	0.10	0.10	0.44	0.36	0.31	0.28

(1)	The weighted average life of a note is determined by (a) multiplying the amount of each principal payment on a note by the number of years from the date of the issuance of the note to the related Distribution Date, (b) adding the results and (c) dividing the sum by the related initial principal amount of the note.

       The ABS Table has been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the receivables which will differ from the actual characteristics and performance thereof) and should be read in conjunction therewith.

Percent of Initial Note Principal Amount at Various ABS Percentages

	Class A-3 Notes				Class A-4 Notes

Distribution Date	0.5%	1.0%	1.5%	1.8%	0.5%	1.0%	1.5%	1.8%

Closing Date	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

December 15, 2000	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

January 15, 2001	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

February 15, 2001	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

March 15, 2001	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

April 15, 2001	100.00	100.00	100.00	95.37	100.00	100.00	100.00	100.00

May 15, 2001	100.00	100.00	91.10	85.20	100.00	100.00	100.00	100.00

June 15, 2001	100.00	92.29	81.97	75.25	100.00	100.00	100.00	100.00

July 15, 2001	95.00	84.51	72.99	65.50	100.00	100.00	100.00	100.00

August 15, 2001	88.72	77.29	64.74	56.59	100.00	100.00	100.00	100.00

September 15, 2001	82.77	70.38	56.79	47.95	100.00	100.00	100.00	100.00

October 15, 2001	76.82	63.54	48.98	39.51	100.00	100.00	100.00	100.00

November 15, 2001	70.89	56.79	41.32	31.28	100.00	100.00	100.00	100.00

December 15, 2001	64.97	50.11	33.82	23.24	100.00	100.00	100.00	100.00

January 15, 2002	59.06	43.51	26.47	15.41	100.00	100.00	100.00	100.00

February 15, 2002	53.17	36.99	19.28	7.72	100.00	100.00	100.00	100.00

March 15, 2002	47.28	30.56	12.23	0.22	100.00	100.00	100.00	100.00

April 15, 2002	41.42	24.21	5.28	0.00	100.00	100.00	100.00	90.80

May 15, 2002	35.56	17.94	0.00	0.00	100.00	100.00	98.05	81.60

June 15, 2002	29.72	11.73	0.00	0.00	100.00	100.00	89.43	72.68

July 15, 2002	23.90	5.56	0.00	0.00	100.00	100.00	81.03	64.04

August 15, 2002	18.09	0.00	0.00	0.00	100.00	99.33	72.85	55.69

September 15, 2002	12.34	0.00	0.00	0.00	100.00	91.64	64.97	47.69

October 15, 2002	6.87	0.00	0.00	0.00	100.00	84.37	57.54	40.17

November 15, 2002	1.42	0.00	0.00	0.00	100.00	77.21	50.33	32.93

December 15, 2002	0.00	0.00	0.00	0.00	94.76	70.16	43.32	25.95

January 15, 2003	0.00	0.00	0.00	0.00	87.69	63.21	36.52	19.26

February 15, 2003	0.00	0.00	0.00	0.00	80.64	56.38	29.94	12.85

March 15, 2003	0.00	0.00	0.00	0.00	73.72	49.75	23.64	6.78

April 15, 2003	0.00	0.00	0.00	0.00	66.82	43.23	17.56	0.99

May 15, 2003	0.00	0.00	0.00	0.00	60.25	37.08	11.89	0.00

June 15, 2003	0.00	0.00	0.00	0.00	53.82	31.14	6.49	0.00

July 15, 2003	0.00	0.00	0.00	0.00	47.40	25.30	1.31	0.00

August 15, 2003	0.00	0.00	0.00	0.00	41.21	19.73	0.00	0.00

September 15, 2003	0.00	0.00	0.00	0.00	35.04	14.28	0.00	0.00

October 15, 2003	0.00	0.00	0.00	0.00	29.58	9.43	0.00	0.00

November 15, 2003	0.00	0.00	0.00	0.00	24.13	4.68	0.00	0.00

December 15, 2003	0.00	0.00	0.00	0.00	18.70	0.03	0.00	0.00

January 15, 2004	0.00	0.00	0.00	0.00	13.28	0.00	0.00	0.00

February 15, 2004	0.00	0.00	0.00	0.00	7.88	0.00	0.00	0.00

March 15, 2004	0.00	0.00	0.00	0.00	2.50	0.00	0.00	0.00

April 15, 2004	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

May 15, 2004	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

June 15, 2004	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

July 15, 2004	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

August 15, 2004	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Weighted Average Life (yrs)	1.32	1.12	0.95	0.85	2.68	2.38	2.05	1.86

(1)	The weighted average life of a note is determined by (a) multiplying the amount of each principal payment on a note by the number of years from the date of the issuance of the note to the related Distribution Date, (b) adding the results and (c) dividing the sum by the related initial principal amount of the note.

       The ABS Table has been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the receivables which will differ from the actual characteristics and performance thereof) and should be read in conjunction therewith.

Percent of Initial Note Principal Amount at Various ABS Percentages

	Class A-5 Notes				Class B Notes

Distribution Date	0.5%	1.0%	1.5%	1.8%	0.5%	1.0%	1.5%	1.8%

Closing Date	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

December 15, 2000	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

January 15, 2001	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

February 15, 2001	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

March 15, 2001	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

April 15, 2001	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

May 15, 2001	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

June 15, 2001	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

July 15, 2001	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

August 15, 2001	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

September 15, 2001	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

October 15, 2001	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

November 15, 2001	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

December 15, 2001	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

January 15, 2002	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

February 15, 2002	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

March 15, 2002	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

April 15, 2002	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

May 15, 2002	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

June 15, 2002	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

July 15, 2002	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

August 15, 2002	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

September 15, 2002	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

October 15, 2002	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

November 15, 2002	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

December 15, 2002	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

January 15, 2003	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

February 15, 2003	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

March 15, 2003	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

April 15, 2003	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00

May 15, 2003	100.00	100.00	100.00	84.44	100.00	100.00	100.00	100.00

June 15, 2003	100.00	100.00	100.00	66.56	100.00	100.00	100.00	100.00

July 15, 2003	100.00	100.00	100.00	49.65	100.00	100.00	100.00	100.00

August 15, 2003	100.00	100.00	87.37	34.05	100.00	100.00	100.00	100.00

September 15, 2003	100.00	100.00	70.82	0.00	100.00	100.00	100.00	0.00

October 15, 2003	100.00	100.00	56.03	0.00	100.00	100.00	100.00	0.00

November 15, 2003	100.00	100.00	41.89	0.00	100.00	100.00	100.00	0.00

December 15, 2003	100.00	100.00	0.00	0.00	100.00	100.00	0.00	0.00

January 15, 2004	100.00	83.90	0.00	0.00	100.00	100.00	0.00	0.00

February 15, 2004	100.00	68.04	0.00	0.00	100.00	100.00	0.00	0.00

March 15, 2004	100.00	52.54	0.00	0.00	100.00	100.00	0.00	0.00

April 15, 2004	89.81	37.41	0.00	0.00	100.00	100.00	0.00	0.00

May 15, 2004	72.01	0.00	0.00	0.00	100.00	0.00	0.00	0.00

June 15, 2004	54.27	0.00	0.00	0.00	100.00	0.00	0.00	0.00

July 15, 2004	36.60	0.00	0.00	0.00	100.00	0.00	0.00	0.00

August 15, 2004	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Weighted Average Life (yrs)	3.61	3.35	2.95	2.68	3.73	3.48	3.07	2.82

(1)	The weighted average life of a note is determined by (a) multiplying the amount of each principal payment on a note by the number of years from the date of the issuance of the note to the related Distribution Date, (b) adding the results and (c) dividing the sum by the related initial principal amount of the note.

       The ABS Table has been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the receivables which will differ from the actual characteristics and performance thereof) and should be read in conjunction therewith.

Delinquencies, Repossessions and Net Losses of Ford Credit’s and PRIMUS’s Portfolios

       Set forth below is certain information concerning the combined experience of Ford Credit and PRIMUS with their portfolios of U.S. retail installment sale contracts for new and used automobiles and light trucks (including previously sold contracts which Ford Credit continues to service). There is no assurance that the delinquency, repossession or loss experience of the receivables will be comparable to Ford Credit’s and PRIMUS’s experience shown in the following tables.

       On June 15, 1999, Ford Credit announced that it intended to restructure its servicing operations and move them into seven regional service centers in the U.S. Currently, five of the service centers are fully operational. The remaining two service centers are expected to be fully operational by April 2001.

       Ford Credit experienced higher delinquencies and net losses on its portfolio of U.S. retail installment sale contracts during the third quarter of 2000 compared with the third quarter of 1999. Ford Credit believes the increase was due primarily to the transition of collection activities to the regional service centers discussed above.

Delinquency Experience(1)

	Nine Months Ended
	September 30,		Year Ended December 31,

	2000	1999	1999	1998	1997	1996	1995

Average Number of Contracts Outstanding During the Period	5,752,861	4,945,058	5,053,474	4,359,281	4,000,754	3,917,263	3,655,309
Average Daily Delinquencies as a Percent of Average Contracts Outstanding

31-60 Days(2)	2.45%	2.39%	2.38%	2.53%	2.80%	2.49%	2.17%

61-90 Days(2)	0.35%	0.29%	0.32%	0.32%	0.32%	0.28%	0.23%

Over 90 Days(3)	0.17%	0.13%	0.14%	0.14%	0.14%	0.09%	0.05%

(1)	The information in the table includes U.S. retail installment sale contracts for new and used automobiles and light trucks and includes previously sold contracts which Ford Credit continues to service.

(2)	Delinquencies represent the daily average number of contracts delinquent.

(3)	Delinquencies represent the average monthly end-of-period number of contracts delinquent.

Credit Loss and Repossession Experience(1)

	Nine Months Ended
	September 30,		Year Ended December 31,

	2000	1999	1999	1998	1997	1996	1995

Average Portfolio Outstanding During the Period (Millions) Gross	$78,986	$65,021	$66,928	$54,106	$46,020	$43,760	$38,028

Net	$69,783	$57,707	$59,242	$47,075	$39,288	$36,862	$32,134

Repossessions as a Percent of Average Number of Contracts Outstanding	2.20%	2.25%	2.25%	2.65%	3.08%	3.07%	2.37%

Net Losses as a Percent of Gross Liquidations(2)	1.89%	1.82%	1.91%	2.27%	2.61%	2.31%	1.45%

Net Losses as a Percent of Average Gross Portfolio Outstanding(2)	0.92%	0.92%	0.95%	1.16%	1.44%	1.31%	0.83%

Net Losses as a Percent of Average Net Portfolio Outstanding(2)	1.04%	1.04%	1.07%	1.34%	1.69%	1.56%	0.98%

(1)	All gross amounts and percentages are based on the gross amount scheduled to be paid on each contract including unearned finance and other charges. All net amounts and percentages are based on the net amount scheduled to be paid on each contract excluding unearned finance and other charges. The information in the table includes U.S. retail installment sale contracts for new and used automobiles and light trucks and includes previously sold contracts which Ford Credit continues to service.

(2)	“Net Losses” are equal to the aggregate balance of all contracts which are determined to be uncollectible in the period less any recoveries on contracts charged-off in the period or any prior periods. Net Losses include expenses associated with outside collection agencies but exclude other expenses associated with collection, repossession, and disposition of the vehicle. These other expenses are not material to the data presented.

HOW YOU CAN COMPUTE YOUR PORTION OF THE AMOUNT
OUTSTANDING ON THE NOTES

       The servicer will provide to you in each report which it delivers to you a factor which you can use to compute your portion of the principal amount outstanding on the notes. We have described these factors separately for the notes below.

       How the Servicer Computes the Factor For Your Class of Notes. The servicer will compute a separate factor for each Class of notes. The factor for each Class of notes will be a seven-digit decimal which the servicer will compute prior to each distribution with respect to such Class of notes indicating the remaining outstanding principal amount of such Class of notes, as of the applicable Distribution Date. The servicer will compute the factor after giving effect to payments to be made on such Distribution Date, as a fraction of the initial outstanding principal amount of such Class of notes.

       Your Portion of the Outstanding Amount of the Notes. For each note you own, your portion of that Class of notes is the product of —

•	the original denomination of your note; and

•	the factor relating to your class of notes computed by the servicer in the manner described above.

       The Factors Described Above Will Decline as the Trust Makes Payments on the Notes. Each of the factors described above will initially be 1.0000000. They will then decline to reflect reductions, as applicable, in the outstanding principal amount of the applicable Class of notes.

       These amounts will be reduced over time as a result of scheduled payments, prepayments, purchases of the receivables by the seller or the servicer and liquidations of the receivables.

MATURITY AND PREPAYMENT CONSIDERATIONS

       Information regarding certain maturity and prepayment considerations with respect to the notes is set forth under “Maturity and Prepayment Considerations” in the prospectus. In addition, no principal payments will be made at any time, including upon the occurrence and during the continuation of an Event of Default under the indenture —

•	of the Class A-2 Notes until the Class A-1 Notes have been paid in full;

•	of the Class A-3 Notes until the Class A-2 Notes have been paid in full;

•	of the Class A-4 Notes until the Class A-3 Notes have been paid in full;

•	of the Class A-5 Notes until the Class A-4 Notes have been paid in full; or

•	of the Class B Notes until the Class A-5 Notes have been paid in full.

       No distributions of principal of the certificates will be made until all the notes have been paid in full. See “Description of the Notes — Payments of Principal” in this prospectus supplement.

       As the rate of payment of principal of each Class of notes depends on the rate of payment (including prepayments) of the principal balance of the receivables, final payment of any Class of notes could occur significantly earlier than the respective Final Scheduled Distribution Dates.

       There Is No Assurance That Your Notes Will Be Repaid on the Scheduled Dates. It is expected that final payment of each Class of notes will occur on or prior to the respective Final Scheduled Distribution Dates. Failure to make final payment of any Class of notes on or prior to the respective Final Scheduled Distribution Dates would constitute an Event of Default under the indenture. See “Description of the Notes — The Indenture — Rights upon Event of Default” in this prospectus supplement and in the prospectus. However, no assurance can be given that sufficient funds will be available to pay each Class of notes in full on or prior to the respective Final Scheduled Distribution Dates. If sufficient funds are not available, final payment of any Class of notes could occur later than such dates.

       The Level of Prepayments of the Receivables and Required Repurchases by the Seller Are Unpredictable and May Affect Payments on the Notes. The rate of prepayments of the receivables may be influenced by a variety of economic, social and other factors. In addition, under circumstances relating to breaches of representations, warranties or covenants, the seller and/or the servicer may be obligated to repurchase receivables from the trust. See “The Receivables Pool” in this prospectus supplement and “Description of the Receivables Transfer and Servicing Agreements — Sale and Assignment of Receivables” in the prospectus. A higher than anticipated rate of prepayments will reduce the aggregate principal balance of the receivables more quickly than expected and thereby reduce anticipated aggregate interest payments on the securities. The noteholders will bear any reinvestment risks resulting from a faster or slower incidence of prepayment of receivables as set forth in the priority of distributions in this prospectus supplement. Such reinvestment risks include the risk that interest rates may be lower at the time such holders received payments from the trust than interest rates would otherwise have been had such prepayments not been made or had such prepayments been made at a different time.

       Risks of slower or faster repayments. Noteholders should consider —

•	in the case of notes purchased at a discount, the risk that a slower than anticipated rate of principal payments on the receivables could result in an actual yield that is less than the anticipated yield; and

•	in the case of notes purchased at a premium, the risk that a faster than anticipated rate of principal payments on the receivables could result in an actual yield that is less than the anticipated yield.

DESCRIPTION OF THE NOTES

       The trust will issue the notes under an indenture to be dated as of November 1, 2000, between the trust and The Chase Manhattan Bank, as indenture trustee. We will file a copy of the indenture with the Securities and Exchange Commission after the trust issues the notes. The following summary describes certain terms of the notes and the indenture. The summary is not a complete description of all the provisions of the notes and the indenture. We refer you to those provisions. The following summary supplements the description of the general terms and provisions of the notes of any given series and the related indenture set forth under the headings “Description of the Notes” and “Certain Information Regarding the Securities” in the prospectus.

Payments of Interest

       Each Class of notes will constitute “Fixed Rate Securities,” as that term is defined under “Certain Information Regarding the Securities — Fixed Rate Securities” in the prospectus. Interest on the principal amounts of the notes will accrue at the respective per annum interest rates for the various Classes of notes and will be payable to the noteholders on each Distribution Date. The trust will make payments to the noteholders as of each Record Date.

       Calculation of interest. Interest will accrue during each Interest Period and will be calculated on the various Classes of notes as follows:

•	Actual/360. Interest on the Class A-1 Notes and the Class A-2 Notes will be calculated on the basis of actual days elapsed and a 360-day year.

•	30/360. Interest on the Class A-3 Notes, Class A-4 Notes, Class A-5 Notes and Class B Notes will be calculated on the basis of a 360-day year of twelve 30-day months.

•	Unpaid Interest Accrues. Interest accrued as of any Distribution Date but not paid on such Distribution Date will be due on the next Distribution Date, together with interest on such amount at the applicable interest rate (to the extent lawful).

       Priority of Interest Payments. The trust will generally derive the interest payments it makes on the notes on any Distribution Date from the funds deposited into the Collection Account with respect to the preceding Collection Period. This will include funds, if any, deposited into the Collection Account from the Reserve Account and the Payahead Account, remaining after the payment of —

•	the Servicing Fee; and

•	in the case of the Class B Notes, interest on the Class A Notes and the First Priority Principal Distribution Amount, if any.

       The Trust Will Pay Interest Pro Rata to Class A Noteholders if it Does Not Have Enough Funds Available to Pay All Interest Due. The amount available for interest payments on the Class A Notes could be less than the amount of interest payable on the Class A Notes on any Distribution Date. In that event, the Class A-1 noteholders, the Class A-2 noteholders, the Class A-3 noteholders, the Class A-4 noteholders and the Class A-5 noteholders will receive their ratable share of the aggregate amount available to be distributed in respect of interest on the Class A Notes. Each such Class’ ratable share of the amount available to pay interest will be based on the amount of interest due on such Class relative to the total amount of interest due to the Class A noteholders.

       Interest Paid on the Class B Notes is Subordinate to Interest Paid on the Class A Notes. Interest on the Class B Notes will not be paid on any Distribution Date until interest payments on the Class A Notes and the First Priority Principal Distribution Amount, if any, have been paid in full. If the amount available for interest payments on the Class B Notes is less than the amount of interest payable on the Class B Notes on any Distribution Date, each of the holders of the Class B Notes will receive their ratable share (based upon the total amount of interest due to such Class B noteholders) of the aggregate amount available to be distributed in respect of interest on the Class B Notes. See “Description of the Receivables Transfer and Servicing Agreements — Distributions” and “— Reserve Account” in this prospectus supplement.

       Event of Default. An Event of Default under the indenture will occur if the full amount of interest due on the notes of the Controlling Class is not paid within five days of the related Distribution Date. While any of the Class A Notes remain outstanding, the failure to pay interest due on the Class B Notes within five days of the related Distribution Date will not be an Event of Default. See “Description of the Notes — The Indenture — Rights upon Event of Default” in the prospectus.

Payments of Principal

       The trust will generally make principal payments to the noteholders on each Distribution Date in an amount equal to the Principal Distribution Amount. The “Principal Distribution Amount” with respect to any Distribution Date equals the sum of —

•	the First Priority Principal Distribution Amount;

•	the Second Priority Principal Distribution Amount; and

•	the Regular Principal Distribution Amount.

The trust will pay the Principal Distribution Amount on each Distribution Date to the extent that it has funds available after it pays in full all amounts ranking senior to each component of the Principal Distribution Amount. The trust will make these payments in accordance with the priorities described in “Description of the Receivables Transfer and Servicing Agreements — Distributions” in this prospectus supplement.

       The trust will derive principal payments on the notes from the funds on deposit in the Collection Account with respect to the Collection Period preceding the related Distribution Date. This will include funds, if any, deposited into the Collection Account from the Reserve Account and the Payahead Account.

       On each Determination Date, the indenture trustee will determine the amount in the Collection Account for distribution on the related Distribution Date. Payments to noteholders and certificateholders will be made on each Distribution Date in accordance with that determination.

       Event of Default. An Event of Default will occur under the indenture if the amount of principal due on any note on its Final Scheduled Distribution Date has not been paid in full. Payments on the notes may be accelerated upon an Event of Default. Upon an acceleration of the notes, the priority in which the trust makes distributions to the noteholders and certificateholders will change. The effect on the noteholders of an Event of Default depends on the type of default, as described beginning on page S-39 of this prospectus supplement.

       Priority of principal repayments. Principal payments on the notes will be made sequentially on each Distribution Date, including upon the occurrence and during the continuation of an Event of Default in the following order of priority:

•	to the principal amount of the Class A-1 Notes until such principal amount is paid in full;

•	to the principal amount of the Class A-2 Notes until such principal amount is paid in full;

•	to the principal amount of the Class A-3 Notes until such principal amount is paid in full;

•	to the principal amount of the Class A-4 Notes until such principal amount is paid in full;

•	to the principal amount of the Class A-5 Notes until such principal amount is paid in full; and

•	to the principal amount of the Class B Notes until such principal amount is paid in full.

       Notes Might Not Be Repaid on Their Scheduled Dates of Final Principal Repayments. The principal amounts of any Class of notes to the extent not previously paid will be due on the Final Scheduled Distribution Date relating to that Class of notes. Those dates are listed on the cover of this prospectus supplement. The actual date on which the aggregate outstanding principal amount of any Class of notes is paid may be earlier or later than the Final Scheduled Distribution Dates relating to that Class of notes based on a variety of factors, including those described under “Maturity and Prepayment Considerations” in this prospectus supplement and in the prospectus.

The Indenture

       Rights upon Event of Default. Upon an Event of Default under the indenture, the noteholders will have the rights set forth in the prospectus under “Description of the Notes — The Indenture — Rights Upon Event of Default”, including the right to declare all the notes to be immediately due and payable. The indenture trustee may sell the receivables subject to certain conditions after an Event of Default which has resulted in an acceleration of the notes. The conditions depend upon why the Event of Default occurred. If the Event of Default occurred as a result of a default in the payment of any principal of or a default for five days or more in the payment of any interest on any note, the indenture trustee does not have to obtain any consent of noteholders to sell the receivables.

       In the case of any other Event of Default, the indenture trustee may not sell the receivables unless one of the conditions set forth in the prospectus under “Description of the Notes — The Indenture — Rights upon Event of Default” has been satisfied.

       In the event of a sale of the receivables by the indenture trustee following an Event of Default, the noteholders and certificateholders will receive notice and an opportunity to submit a bid in the sale.

       Under the Trust Indenture Act of 1939, the indenture trustee may be deemed to have a conflict of interest and be required to resign as trustee for either the Class A Notes or the Class B Notes if a default occurs under the indenture. In these circumstances, the indenture will provide for a successor trustee to be appointed for one or both of the Class A Notes and Class B Notes, in order that there be separate trustees for each of the Class A Notes and the Class B Notes. In general, so long as any amounts remain unpaid with respect to the Class A Notes —

•	only the indenture trustee for the Class A noteholders will have the right to exercise remedies under the indenture; and

•	only the Class A noteholders will have the right to direct or consent to any action to be taken, including sale of the receivables.

In any case, the Class B noteholders will be entitled to their respective shares of any proceeds of enforcement, subject to the subordination of the Class B Notes to the Class A Notes as described in this prospectus supplement. When the Class A Notes are repaid in full, all rights to exercise remedies under the indenture will transfer to the trustee for the Class B Notes.

       If the indenture trustee relating to any Class of notes resigns, its resignation will become effective only after a successor indenture trustee for that Class of notes is appointed and the successor accepts the appointment.

Optional Redemption

       All outstanding notes will be redeemed in whole, but not in part, on any Distribution Date on which the servicer exercises its option to purchase the receivables. The servicer may purchase the receivables when the Pool Balance shall have declined to 10% or less of the Initial Pool Balance, as described in the prospectus under “Description of the Receivables Transfer and Servicing Agreements — Termination.” The redemption price for the notes outstanding will be equal to —

•	the unpaid principal amount of such notes plus accrued and unpaid interest at the rate of interest on those notes; plus

•	interest on any past due interest at the rate of interest on those notes (to the extent lawful).

DESCRIPTION OF THE CERTIFICATES

       The trust will issue the certificates in fully registered, certificated form under the trust agreement. We have filed a form of the trust agreement as an exhibit to the registration statement of which this prospectus supplement is a part. A copy of the trust agreement will be filed with the Securities and Exchange Commission after the trust issues the notes and the certificates. We summarize below some of the most important terms of the certificates and the trust agreement. This summary is not a complete description of all the provisions of the trust agreement and the certificates. We refer you to those documents. The following summary is a supplement to the description of the general terms and provisions of the certificates of any given series and the related trust agreement provided under the headings “Description of the

Certificates,” “Certain Information Regarding the Securities” in the prospectus and “Description of the Receivables Transfer and Servicing Agreements” in the prospectus and in this prospectus supplement. We refer you to those sections. We are not offering the certificates by this prospectus supplement.

Distributions of Interest Income

       On each Distribution Date, commencing December 15, 2000, the certificateholders of each Class of certificates will be entitled to distributions in an amount equal to the amount of interest that accrues on the Certificate Balance of their Class of certificates at the applicable rate of interest on the certificates. The certificates will constitute Fixed Rate Securities, as such term is defined under “Certain Information Regarding the Securities — Fixed Rate Securities” in the prospectus.

       Interest will accrue —

•	from and including the Closing Date (in the case of the first Distribution Date) to but excluding the fifteenth day of the following calendar month; or

•	from and including the fifteenth day of the calendar month preceding each Distribution Date to but excluding the fifteenth day of the following calendar month.

       Interest is Calculated 30/360. Interest on the certificates will be calculated on the basis of a 360-day year of twelve 30-day months.

       Unpaid Interest Accrues. Interest distributions due for any Distribution Date but not distributed on such Distribution Date will be due on the next Distribution Date increased by an amount equal to interest on such amount at the rate of interest on the certificates (to the extent lawful).

       Funds Available for Distributions on Certificates. The trust will fund interest distributions on the certificates from the portion of the funds on deposit in the Collection Account with respect to the Collection Period preceding the related Distribution Date, including funds, if any, deposited into the Collection Account from the Reserve Account and the Payahead Account, remaining after the trust pays:

•	the Servicing Fee;

•	the interest due on the Class A Notes;

•	the First Priority Principal Distribution Amount, if any;

•	the interest due on the Class B Notes;

•	the Second Priority Principal Distribution Amount, if any; and

•	in the case of the Class D Certificates, the interest due on the Class C Certificates.

       However, following the occurrence of an Event of Default which has resulted in an acceleration of the notes, the noteholders will be entitled to be paid interest and all principal in full before any distributions may be made on the certificates. See “Description of the Receivables Transfer and Servicing Agreements — Distributions” in this prospectus supplement.

Distributions of Principal Payments

       The Trust Will Distribute Principal on the Certificates Only After Principal on the Notes Is Fully Paid. Certificateholders will be entitled to receive principal payments on each Distribution Date, commencing with the Distribution Date on which all of the notes have been paid in full, in an amount generally equal to the Principal Distribution Amount, after giving effect to any portion of that amount payable to noteholders.

       Priority of Principal Distributions. Distributions of principal of the certificates will be made sequentially from funds on deposit in the Certificate Principal Distribution Account on each Distribution Date commencing on the Distribution Date on which all the notes are paid in full in the following order of priority:

(1)	in payment of the Certificate Balance of the Class C Certificates, until the Certificate Balance of the Class C Certificates has been paid in full; and

(2)	in payment of the Certificate Balance of the Class D Certificates, until the Certificate Balance of the Class D Certificates has been paid in full.

Priority of Notes

       The rights of certificateholders to receive distributions of interest are subordinated to the rights of noteholders to receive payments of interest and, under some conditions, principal. In addition, the certificateholders will have no right to receive distributions of principal until the aggregate principal amount of all the notes has been paid in full.

       Consequently, before the trust makes distributions of interest on the Class C Certificates, funds on deposit in the Collection Account with respect to the Collection Period preceding the related Distribution Date (including funds, if any, deposited into the Collection Account from the Reserve Account and the Payahead Account) will be applied to the payment of —

•	the interest due on the Class A Notes;

•	the First Priority Principal Distribution Amount, if any;

•	the interest due on the Class B Notes; and

•	the Second Priority Principal Distribution Amount, if any.

Those amounts also will be applied to the payment of principal on the notes in full before distributions of principal on the certificates. See “Description of the Receivables Transfer and Servicing Agreements — Distributions” in this prospectus supplement.

       In addition, following the occurrence of an Event of Default which has resulted in an acceleration of the notes, the noteholders will be entitled to be paid interest and all principal in full before any distributions of principal or interest may be made on the certificates.

DESCRIPTION OF THE RECEIVABLES TRANSFER AND SERVICING AGREEMENTS

       We have summarized below some of the important terms of the Receivables Transfer and Servicing Agreements. We have filed forms of the Receivables Transfer and Servicing Agreements as exhibits to the registration statement. We will file copies of the actual Receivables Transfer and Servicing Agreements with the SEC after we issue the notes and the certificates. This summary is not a complete description of all of the provisions of the Receivables Transfer and Servicing Agreements. It is subject to all of the provisions of the Receivables Transfer and Servicing Agreements. You can find more information about the transfer of the receivables from the seller to the trust on the Closing Date under the sale and servicing agreement in the prospectus under “Description of the Receivables Transfer and Servicing Agreements — Sale and Assignment of Receivables”.

Accounts

       Accounts of the Trust. In general, the servicer will be permitted to retain collections on the receivables until the business day preceding any Distribution Date. However, the servicer will be required to remit collections received with respect to the receivables not later than the second Business Day after receipt to the Collection Account (1) if there is an Event of Servicing

Termination, (2) if Ford Credit is no longer the servicer or (3) if one of the other conditions set forth in the sale and servicing agreement is not met. In addition to the accounts referred to under “Description of the Receivables Transfer and Servicing Agreements — Accounts” in the prospectus —

•	the indenture trustee will establish the Principal Distribution Account;

•	the owner trustee will establish the Certificate Interest Distribution Account and the Certificate Principal Distribution Account; and

•	the servicer will establish and will maintain with the indenture trustee the Reserve Account, in the name of the indenture trustee on behalf of the noteholders and the certificateholders.

       Payahead Account. The servicer also will establish and will maintain with the indenture trustee the Payahead Account. Amounts on deposit in the Payahead Account are held for the benefit of obligors who have paid ahead a payment or a payment before its due date until the servicer applies those amounts when the payment is due. For that reason, the Payahead Account will not be included in the property of the trust.

Servicing Compensation and Expenses

       The servicer is entitled to receive the Servicing Fee on each Distribution Date. The Servicing Fee, together with any portion of the Servicing Fee that remains unpaid from prior Distribution Dates, will be payable on each Distribution Date. The Servicing Fee will be paid only to the extent of the funds on deposit in the Collection Account with respect to the Collection Period preceding such Distribution Date, including funds, if any, deposited into the Collection Account from the Reserve Account and the Payahead Account. The servicer also is entitled to receive the Supplemental Servicing Fee. See “Description of the Receivables Transfer and Servicing Agreements — Servicing Compensation and Expenses” in the prospectus.

Rights Upon Event of Servicing Termination

       If an Event of Servicing Termination occurs, the indenture trustee or holders of not less than a majority of the principal amount of the Controlling Class (or, if no notes are outstanding, a majority of the Certificate Balance of the Controlling Certificate Class) may remove the servicer without the consent of any of the other securityholders.

Waiver of Past Events of Servicing Termination

       If an Event of Servicing Termination occurs, a majority of the principal amount of the Controlling Class (or, if no notes are outstanding, a majority of the Certificate Balance of the Controlling Certificate Class), subject to the exceptions provided in the sale and servicing agreement, may waive any Event of Servicing Termination except for a failure to make any required deposits to or payments from any account, without the consent of any of the other securityholders. The certificateholders will not have the right to determine whether any Event of Servicing Termination should be waived until the notes have been paid in full.

Distributions

       Deposits to the Collection Account and Determination of Available Collections. On or before the Distribution Date, the servicer will cause all collections on receivables, Actuarial Advances, Simple Interest Advances and other amounts constituting the Available Funds to be deposited into the Collection Account. See “Description of the Receivables Transfer and Servicing Agreements — Sale and Assignment of Receivables,” “— Collections” and “— Advances” in the prospectus. On or before each Distribution Date, the servicer will notify the indenture trustee to withdraw from the Reserve Account and deposit into the Collection Account the Reserve Account Excess Amount.

       In addition, the servicer will notify the indenture trustee to withdraw from the Reserve Account and deposit in the Collection Account an amount equal to the lesser of:

•	the amount, if any, by which (a) the Total Required Payment exceeds (b) the Available Funds for such Distribution Date; and

•	the amount of cash or other immediately available funds in the Reserve Account on such Distribution Date (after giving effect to any withdrawals from the Reserve Account relating to the Reserve Account Excess Amount for that Distribution Date).

       On or before the Final Scheduled Distribution Date with respect to any Class of notes or either Class of certificates, the servicer will notify the indenture trustee to withdraw from the Reserve Account and deposit in the Collection Account an amount equal to the lesser of —

•	the difference, if any, between (1) the sum of the Available Funds plus the amount, if any, withdrawn from the Reserve Account for the amount of the Total Required Payment which exceeds the Available Funds for such Distribution Date over (2) the amount required to pay such Class of notes or such Class of certificates in full in accordance with the priorities described in “— Priority of Payments” below; and

•	the amount of cash or other immediately available funds in the Reserve Account on such Distribution Date (after giving effect to any withdrawals from the Reserve Account relating to the Reserve Account Excess Amount and to the amount by which the Total Required Payment exceeds the Available Funds for such Distribution Date).

       The Available Collections will be determined on the related Determination Date as described under “Description of the Notes — Payments of Principal” in this prospectus supplement and “Description of the Receivables Transfer and Servicing Agreements — Distributions” in the prospectus.

Sources of Funds Available for

Distribution on Any Distribution Date

       Priority of Payments. On each Distribution Date, the servicer will allocate amounts on deposit in the Collection Account as described under “Description of the Receivables Transfer and Servicing Agreements — Distributions” in the prospectus and will instruct the indenture trustee to make the following deposits and distributions, to the extent of funds then on deposit in the Collection Account with respect to the Collection Period preceding such Distribution Date (including funds, if any, deposited into the Collection Account from the Reserve Account and the Payahead Account), in the following order of priority:

(1)	to the servicer, the Servicing Fee and all unpaid Servicing Fees from prior Collection Periods;

(2)	to the Class A noteholders —

(a)	the aggregate amount of interest accrued for the related Interest Period on each of the Class A Notes at their respective interest rates on the principal outstanding as of the previous Distribution Date after giving effect to all payments of principal to the Class A noteholders on the preceding Distribution Date; and

(b)	any shortfall in the amount of interest payable to the Class A noteholders on prior Distribution Dates over the amounts actually paid to the Class A noteholders on those prior Distribution Dates, plus interest on any such shortfall to the extent permitted by law.

(3)	to the Principal Distribution Account, the First Priority Principal Distribution Amount, if any;

(4)	to the Class B noteholders —

(a)	the aggregate amount of interest accrued for the related Interest Period on each of the Class B Notes at the interest rate on such notes on the principal outstanding as of the previous Distribution Date after giving effect to all payments of principal to the Class B noteholders on the preceding Distribution Date; and

(b)	any shortfall in the amount of interest payable to the Class B noteholders on prior Distribution Dates over the amounts actually paid to the Class B noteholders on those prior Distribution Dates, plus interest on any such shortfall to the extent permitted by law;

(5)	to the Principal Distribution Account, the Second Priority Principal Distribution Amount, if any;

(6)	to the Certificate Interest Distribution Account —

(a)	the aggregate amount of interest accrued for the related Interest Period on the Class C Certificates at the interest rate on such certificates on the Certificate Balance as of the previous Distribution Date after giving effect to all payments of principal to the Class C certificateholders on the preceding Distribution Date; and

(b)	any shortfall in the amount of interest payable to the Class C certificateholders on prior Distribution Dates over the amounts actually paid to the Class C certificateholders on those prior Distribution Dates, plus interest on any such shortfall to the extent permitted by law;

(7)	to the Certificate Interest Distribution Account —

(a)	the aggregate amount of interest accrued for the related Interest Period on the Class D Certificates at the interest rate on such certificates on the Certificate Balance as of the previous Distribution Date after giving effect to all payments of principal to the Class D certificateholders on the preceding Distribution Date; and

(b)	any shortfall in the amount of interest payable to the Class D certificateholders on prior Distribution Dates over the amounts actually paid to the Class D certificateholders on those prior Distribution Dates, plus interest on any such shortfall to the extent permitted by law;

(8)	to the Reserve Account, the amount required to reinstate the amount in the Reserve Account up to the Specified Reserve Balance;

(9)	to the Principal Distribution Account, the Regular Principal Distribution Amount; and

(10)	to the seller, any funds remaining on deposit in the Collection Account with respect to the Collection Period preceding such Distribution Date.

How the Trust Distributes Funds on Deposit in the Collection Account When No Event of Default Resulting in Acceleration Has Occurred

[FLOW CHART DESCRIBING PRIORITY OF PAYMENTS]

     Priority of Payments May Change Upon an Event of Default Under the Indenture. Upon the occurrence and continuation of any Event of Default described in the prospectus under “Description of the Notes — The Indenture — Events of Default”, the indenture trustee or the holders of a majority of the Controlling Class may accelerate the maturity of the notes.

Acceleration of the notes will result in a change in the priority of payments, which will depend upon the type of default, as described below.

•	Defaults in Payment of Interest and Principal Resulting in Acceleration and an Insolvency Event With Respect to the Trust

          Following the occurrence and during the continuation of an Event of Default relating to:

—	a default in the payment of principal on any note which has resulted in acceleration of the notes;

—	a default for five days or more in the payment of interest on any note of the Controlling Class which has resulted in acceleration of the notes; or

—	an Insolvency Event or dissolution with respect to the trust which has resulted in an acceleration of the notes,

       the priority of payments changes and the Class A noteholders must be paid in full before any distributions of interest or principal may be made on the Class B Notes and the certificates.

•	Other Defaults Resulting in Acceleration. Following the occurrence of any other Event of Default which has resulted in an acceleration of the notes, the trust will continue to pay interest on the Class A Notes and the Class B Notes on each Distribution Date in the manner set forth in “— Priority of Payments,” above until a liquidation, if any, of the receivables.

•	Certificates Subordinated Upon Any Event of Default Resulting in Acceleration. Following the occurrence of any Event of Default which has resulted in an acceleration of the notes, the priority of distributions changes and the noteholders will be entitled to be paid in full before any distributions of principal or interest may be made on the certificates. See “Description of the Receivables Transfer and Servicing Agreements — Distributions” and “— Reserve Account” in this prospectus supplement.

       Interest and Principal Paid in Order of Seniority Upon a Sale of Collateral Following an Event of Default. Following an Event of Default, the indenture trustee may elect to liquidate the receivables and the other property of the trust, subject to the requirements set forth in the prospectus and this prospectus supplement under “Description of the Notes — The Indenture — Rights Upon Event of Default.” Irrespective of the type of Event of Default, upon such a liquidation of receivables (1) no amounts will be distributed to the Class B noteholders until all interest and principal due on the Class A Notes has been paid in full and (2) no amounts will be distributed to the certificateholders until all interest and principal due on the Class B Notes has been paid in full.

       Principal Distribution Amounts. On and after the Distribution Date on which the principal amount of the notes has been paid in full, amounts in respect of the First Priority Principal Distribution Amount, if any, the Second Priority Principal Distribution Amount, if any, and the Regular Principal Distribution Amount, if any (in each case, after giving effect to any portion thereof payable to noteholders) as described in clauses (3), (5) and (9) in “Priority of Payments” above, respectively, will be deposited into the Certificate Principal Distribution Account.

       Servicer will Provide Information to Indenture Trustee. On each Determination Date, the servicer will provide the indenture trustee with the information specified in the sale and servicing agreement with respect to the Collection Period preceding such Determination Date, including:

•	the amount of aggregate collections on the receivables;

•	the aggregate amount of Liquidated Receivables;

•	the aggregate Advances to be made by the servicer; and

•	the aggregate Purchase Amount of receivables to be repurchased by the seller or to be purchased by the servicer.

       Overview of How the Trust Distributes Principal. In general, the trust will make principal distributions on the notes and certificates under the following circumstances:

—	as the Pool Balance decreases as a result of principal payments on the receivables, purchases of receivables by the seller or the servicer, receipt of Liquidation Proceeds allocable to principal and Realized Losses, to the extent that the Pool Balance is less than the aggregate outstanding principal balance on the notes and the certificates plus the intended amount of overcollateralization; and

—	on the respective Final Scheduled Distribution Dates of the notes and certificates to the extent that the principal amounts on the applicable notes or certificates were not previously repaid.

       We discuss each of these situations in more detail below.

       The Trust Will Make Principal Payments Which Maintain Overcollateralization as the Pool Balance Decreases. The trust will make principal distributions on Distribution Dates which are not Final Scheduled Distribution Dates which maintain a desired level of overcollateralization. The trust will generally pay principal on the most senior Class of notes or certificates outstanding at any time that the aggregate outstanding principal balance of the notes and the certificates exceeds the Pool Balance minus both the Specified Overcollateralization Amount and the Yield Supplement Overcollateralization Amount. Under most circumstances, the amount of that payment will be equal to the Regular Principal Distribution Amount. However, where substantial prepayments, late payments on Simple Interest Receivables or Realized Losses occur in a single Collection Period, to the extent that the aggregate outstanding principal balance of the notes exceeds the remaining Pool Balance, a Second Priority Principal Distribution Amount or a First Priority Principal Distribution Amount may also be payable.

       Required Principal Distributions Made as a Result of Notes Reaching Their Final Scheduled Distribution Dates May Delay Interest Payments on More Subordinate Classes of Notes. The principal amounts on the notes are generally expected to be repaid prior to the applicable Final Scheduled Distribution Date. However, if the principal amount on any class of notes has not been fully repaid prior to its Final Scheduled Distribution Date, any remaining principal amounts on that Class of notes will be immediately due on that date, and will be payable before any payments of principal or interest are made to more junior classes of securities. Interest on more junior classes of notes or certificates may therefore be delayed as a result.

       A substantial amount payable on a Final Scheduled Distribution Date would generally occur as a result of slower-than-expected payments on the receivables, including —

•	a larger-than-expected number of late payments on the Simple Interest Receivables; or

•	slower-than-expected prepayments on the receivables.

       Higher-Priority Principal Payments Made as a Result of Losses or Prepayments May Delay Interest Payments on Class B Notes. The trust will pay principal on the most senior Classes of notes prior to the payment of interest on more subordinate notes or certificates in cases where the Pool Balance has decreased to a level which is less than the aggregate outstanding principal balance of the notes less the Yield Supplement Overcollateralization Amount.

•	To the extent that the Pool Balance less the Yield Supplement Overcollateralization Amount has decreased to a level which is less than the aggregate outstanding principal balance on the notes, a Second Priority Principal Distribution Amount will be payable prior to the payment of interest on the certificates.

•	To the extent that the Pool Balance less the Yield Supplement Overcollateralization Amount has decreased to a level which is less than the aggregate outstanding principal balance on the Class A Notes, a First Priority Principal Distribution Amount will be payable prior to the payment of interest on the Class B Notes and on the certificates.

Because of the prioritization of the above amounts, the occurrence of any of the following events may result in insufficient funds for the trust to make payments of interest on more subordinate Classes of notes on a timely basis:

•	substantial losses suffered by the trust as a result of defaults which are not covered by sufficient Liquidation Proceeds allocable to principal or by sufficient credit enhancement; or

•	delayed collections on the receivables resulting from either —

—	a larger-than-expected number of late payments on the Simple Interest Receivables; or

—	slower-than-expected prepayments on the receivables.

       Priority in Which the Trust Distributes Amounts in the Principal Distribution Account. On each Distribution Date, the trust will pay out all amounts on deposit in the Principal Distribution Account in the following order of priority:

(1)	to the Class A-1 noteholders in reduction of principal until the principal amount of the Class A-1 Notes has been paid in full;

(2)	to the Class A-2 noteholders in reduction of principal until the principal amount of the Class A-2 Notes has been paid in full;

(3)	to the Class A-3 noteholders in reduction of principal until the principal amount of the Class A-3 Notes has been paid in full;

(4)	to the Class A-4 noteholders in reduction of principal until the principal amount of the Class A-4 Notes has been paid in full;

(5)	to the Class A-5 noteholders in reduction of principal until the principal amount of the Class A-5 Notes has been paid in full;

(6)	to the Class B noteholders in reduction of principal until the principal amount of the Class B Notes has been paid in full;

(7)	to the Certificate Principal Distribution Account, in reduction of the Certificate Balance of the Class C Certificates, until the Certificate Balance of the Class C Certificates has been reduced to zero;

(8)	to the Certificate Principal Distribution Account, in reduction of the Certificate Balance of the Class D Certificates, until the Certificate Balance of the Class D Certificates has been reduced to zero; and

(9)	to the seller, any funds remaining on deposit in the Principal Distribution Account.

       On each Distribution Date, all amounts on deposit in the Certificate Interest Distribution Account will be paid in the following order of priority:

(1)	to the Class C Certificateholders, all interest accrued on the Class C Certificates, including unpaid interest and interest on that interest;

(2)	to the Class D Certificateholders, all interest accrued on the Class D Certificates, including unpaid interest and interest on that interest; and

(3)	to the seller, any funds remaining on deposit in the Certificate Interest Distribution Account.

       On each Distribution Date, all amounts on deposit in the Certificate Principal Distribution Account will be paid in the following order of priority:

(1)	to the Class C Certificateholders, in reduction of the Certificate Balance of the Class C Certificates, until the Certificate Balance of the Class C Certificates has been reduced to zero;

(2)	to the Class D Certificateholders, in reduction of the Certificate Balance of the Class D Certificates, until the Certificate Balance of the Class D Certificates has been reduced to zero; and

(3)	to the seller, any funds remaining on deposit in the Certificate Principal Distribution Account.

Reserve Account

       The seller will establish the Reserve Account. It will be held in the name of the indenture trustee for the benefit of the noteholders and certificateholders. To the extent that amounts on deposit in the Reserve Account are depleted, the noteholders and certificateholders will have no recourse to the assets of the seller or servicer as a source of payment.

       Deposits to the Reserve Account. The Reserve Account will be funded by a deposit by the seller on the Closing Date in the amount of $20,000,077.26. The amount on deposit in the Reserve Account may increase from time to time up to the Specified Reserve Balance by deposits of funds withdrawn from the Collection Account after payment of the Total Required Payment.

       Withdrawals From the Reserve Account. The amount on deposit in the Reserve Account may decrease —

•	on each Distribution Date by withdrawal of the Reserve Account Excess Amount, if any, with respect to such Distribution Date;

•	on each Distribution Date by withdrawal of any shortfall between the Total Required Payment and Available Funds on such Distribution Date; and

•	on the Final Scheduled Distribution Date of any Class of notes or either Class of certificates, by withdrawal of the amount, if any, by which the sum of the Available Funds plus the amount, if any, withdrawn from the Reserve Account in respect of the excess of the Total Required Payment over the Available Funds for such Distribution Date is insufficient to pay such Class of notes or such Class of certificates in full in accordance with the priorities described in “Description of the Receivables Transfer and Servicing Agreements — Distributions” in this prospectus supplement.

       In addition, the indenture trustee will withdraw amounts from the Reserve Account on any Distribution Date to the extent that such amounts together with the Available Funds for such Distribution Date would be sufficient to pay the sum of the Servicing Fee and all outstanding notes and certificates in full.

       Investment. Amounts on deposit in the Reserve Account will be invested by the indenture trustee at the direction of the seller in Permitted Investments and investment earnings (net of losses and investment expenses) therefrom will be deposited into the Reserve Account. Permitted Investments are generally limited to obligations or securities that mature on or before the next Distribution Date. However, to the extent each Rating Agency rating the notes confirms that such actions will not adversely affect its ratings of the notes, funds in the Reserve Account may be invested in Permitted Investments that will not mature prior to the next Distribution Date and such Permitted Investments will not be sold to meet any shortfalls.

       Funds in the Reserve Account Will be Limited. Amounts on deposit in the Reserve Account from time to time are available to —

•	enhance the likelihood that the amounts due on the notes and certificates will be paid; and

•	decrease the likelihood that you will experience losses on your notes.

       However, the amounts on deposit in the Reserve Account are limited to the Specified Reserve Balance. If the amount required to be withdrawn from the Reserve Account to cover shortfalls in funds on deposit in the Collection Account exceeds the amount on deposit in the Reserve Account, a temporary shortfall in the amounts distributed to the noteholders could result. In addition, depletion of the Reserve Account ultimately could result in losses on your notes.

       After making distributions which are ranked senior in priority, the trust will deposit amounts to the Reserve Account in order to maintain the Specified Reserve Balance.

       After the payment in full, or the provision for such payment of all accrued and unpaid interest on the notes and certificates and the outstanding principal amount of the notes and certificates, any funds remaining on deposit in the Reserve Account, subject to certain limitations, will be paid to the seller.

FEDERAL INCOME TAX MATTERS

       The following is a general summary of certain federal income tax consequences of the purchase, ownership and disposition of the notes. Unless otherwise indicated, this summary deals only with the consequences to holders of notes that are U.S. persons, as defined below, who acquired their notes at their original issue price in the original issuance of those notes and who hold these notes as capital assets.

       The summary does not purport to deal with federal income tax consequences applicable to all categories of holders, some of which may be subject to special rules. For example, it does not discuss the tax treatment of noteholders that are:

•	insurance companies;

•	regulated investment companies;

•	dealers in securities or currencies;

•	tax exempt entities;

•	persons holding notes as apart of a hedging, integrated conversion, or constructive sale transaction or a straddle; or

•	persons whose functional currency is not the U.S. Dollar.

       Moreover, there are no cases or Internal Revenue Service rulings on similar transactions involving both debt instruments and equity interests issued by a trust with terms similar to those of the notes and the certificates. As a result, the IRS may disagree with all or a part of the discussion below. Prospective investors are urged to consult their own tax advisors in determining the federal, state, local, foreign and any other tax consequences to them of the purchase, ownership and disposition of the notes.

       The following summary is based upon current provisions of the Code, the Treasury regulations under the Code and judicial or ruling authority, all of which are subject to change, which change may be retroactive. Special Tax Counsel will provide to the trust an opinion regarding certain federal income tax matters discussed below. An opinion of Special Tax Counsel, however, is not binding on the IRS or the courts. We have not sought, nor will we seek, a ruling on any of the issues discussed below.

       For purposes of this discussion, the term U.S. person means a beneficial owner of a note who is:

•	a citizen or resident of the United States;

•	a corporation or partnership created or organized in the United States or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that is subject to the supervision of a court within the United States and the control of a United States person as described in section 7701(a)(30) of the Code or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

       For purposes of this discussion, the term non-U.S. person means a beneficial owner of a note who is not a U.S. person, as defined in the Code.

Scope of the Tax Opinions

       Upon issuance of the notes and certificates, Special Tax Counsel will deliver its opinion that, under current law and subject to the discussion below, the trust will not be classified as an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes. Special Tax Counsel will advise the trust that the Class A Notes will be classified as debt for federal income tax purposes. While there is no authority directly addressing analogous situations and the issue is not free from doubt, Special Tax Counsel will advise the trust that the Class B Notes should be classified as debt for federal income tax purposes. Class B Noteholders are advised that the opinion of Special Tax Counsel is not binding on the IRS. In the event that the Class B Notes were treated as equity interests in the trust, the consequences described under the heading “— Tax Consequences to Holders of the Notes — Possible Alternative Treatments of the Notes” would apply to the Class B noteholders. In particular, in such a case, income to certain tax-exempt entities would be “unrelated business taxable income.” Class B noteholders are strongly urged to review the disclosure under the headings “— Tax Consequences to Holders of the Notes — Possible Alternative Treatments of the Notes” below, and to consult their tax advisers regarding the treatment, for federal income tax purposes, of the Class B Notes.

       In addition, Special Tax Counsel has prepared or reviewed the statements as they relate to federal income tax matters under the headings “Summary of Terms of the Securities — Tax Status” and “Federal Income Tax Matters” in this prospectus supplement and under the headings “Summary — Tax Status” and “Tax Matters” in the prospectus and is of the opinion that such statements are correct in all material respects. Such statements are intended as an explanatory discussion of the possible effects of the classification of the trust as a partnership for federal income tax purposes on investors generally and of related tax matters affecting investors generally, but do not purport to furnish information in the level of detail or with the attention to the investor’s specific tax circumstances that would be provided by an investor’s own tax adviser. Accordingly, each investor is advised to consult its own tax advisers with regard to the tax consequences to it of investing in the notes.

Tax Characterization of the Trust

       Special Tax Counsel will deliver its opinion that the trust will not be classified as an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes. This opinion will be based on the assumption that the terms of the trust agreement and related documents will be complied with, and on counsel’s conclusions that —

•	the trust is not an entity that is per se classified as an association taxable as a corporation; and

•	either the nature of the income of the trust will exempt it from the provisions of the Code requiring some publicly traded partnerships to be taxed as corporations or the trust will otherwise qualify for an exemption from the rules governing publicly traded partnerships.

       However, as discussed above, this opinion will not be binding on the IRS. Special Tax Counsel cannot give any assurances that this characterization will prevail. If the trust were taxable as a corporation for federal income tax purposes, the trust would be subject to corporate income tax on its taxable income. The trust’s taxable income would include all of its income on the receivables, possibly reduced by its interest expense on the notes. Any such corporate income tax could materially reduce the amount of cash available to make payments on the notes and distributions on the certificates. The certificateholders and, possibly, the Class B noteholders could be liable for any such tax that is unpaid by the trust.

Tax Consequences to Holders of the Notes

       Treatment of the Notes as Indebtedness. The noteholders will be deemed to agree, by their purchase of the notes, to treat the notes as debt for federal income tax purposes. The discussion below assumes that this characterization of the Class A Notes and the Class B Notes is correct.

       Original Issue Discount. Unless a note is a Short-Term Note, it will be treated as issued with original issue discount if the excess of the note’s “stated redemption price at maturity” over the issue price equals or exceeds a de minimis amount equal to   1/4 of 1 percent of the note’s stated redemption price at maturity multiplied by the number of complete years (based on the anticipated weighted average life of a note) to its maturity.

       In general, OID, if any, will equal the difference between the stated redemption price at maturity of a note and its issue price. A holder of a note must include such OID in gross income as ordinary interest income as it accrues under a method taking into account an economic accrual of the discount. In general, a holder of a note with OID must include the OID in its income before the holder receives the cash representing that income. The amount of OID on a note will be considered to be zero if it is less than a de minimis amount determined as described above.

       However, the amount of any de minimis OID must be included in income as principal payments are received on a note, in the proportion that each such payment bears to the original principal amount of the note. The issue price of a note will generally be the initial offering price at which a substantial amount of the notes are sold. The trust intends to treat the issue price as including, in addition, the amount paid by the noteholders for accrued interest, if any, that relates to a period prior to the Closing Date. Under the Treasury regulations governing OID, the stated redemption price at maturity is the sum of all payments on the note other than any “qualified stated interest” payments. Qualified stated interest is defined as any one of a series of payments equal to the product of the outstanding principal amount of the note and a single fixed rate or certain variable rates of interest that is unconditionally payable at least annually.

       The holder of a note issued with OID must include in gross income, for all days during its taxable year on which it holds such note, the sum of the “daily portions” of such OID. Such daily portions are computed by allocating to each day during a taxable year a pro rata portion of the OID that accrued during the relevant accrual period(s). In the case of an obligation which is prepayable by the borrower, such as the notes, OID is computed by taking into account the Prepayment Assumption. The Prepayment Assumption that will be used in determining the rate of accrual of OID, premium and market discount, if any, is 1.5% ABS. The amount of OID that will accrue during an accrual period (generally the period between interest payments or compounding dates) is the excess, if any, of the sum of

•	the present value of all payments remaining to be made on the note as of the close of the accrual period; and

•	the payments during the accrual period of amounts included in the stated redemption price of the note; over

•	the “adjusted issue price” of the note at the beginning of the accrual period.

       An “accrual period” is the period over which OID accrues, and may be of any length, provided that each accrual period is no longer than one year and each scheduled payment of interest or principal occurs on either the last day or the first day of an accrual period. The trust intends to report OID on the basis of an accrual period that corresponds to the interval between Distribution Dates. The adjusted issue price of a note is the sum of its issue price plus prior accruals of OID, reduced by the total payments made with respect to such note in all prior periods, other than qualified stated interest payments. The present value of the remaining payments is determined on the basis of the following three factors:

•	the original yield to maturity of the note (determined on the basis of compounding at the end of each accrual period and properly adjusted for the length of the accrual period);

•	events which have occurred before the end of the accrual period; and

•	the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption.

       The effect of this method is to increase the portions of OID required to be included in income by a noteholder to take into account prepayments on the receivables at a rate that exceeds the Prepayment Assumption, and to decrease (but not below zero for any period) the portions of OID required to be included in income by a noteholder to take into account prepayments with respect to the receivables at a rate that is slower than the Prepayment Assumption. Although OID will be reported to noteholders based on the Prepayment Assumption, no representation is made to noteholders that the receivables will be prepaid at that rate or at any other rate.

       A holder of a note that acquires the note for an amount that exceeds its stated redemption price will not include any OID in gross income. A subsequent holder of a note which acquires the note for an amount that is less than its stated redemption price will be required to include OID in gross income, but such a holder who purchases such note for an amount that exceeds its adjusted issue price will be entitled (as will an initial holder who pays more than a note’s issue price) to reduce the amount of OID included in income in each period by the amount of OID multiplied by a fraction, the numerator of which is the excess of

•	the purchaser’s adjusted basis in the note immediately after purchase thereof; over

•	the adjusted issue price of the note,

  and the denominator of which is the excess of

•	all amounts remaining to be paid on the note after the purchase date, other than qualified stated interest; over

•	the adjusted issue price of the note.

       Total Accrual Election. As an alternative to separately accruing stated interest, OID, de minimis OID, market discount, de minimis market discount, unstated interest, premium, and acquisition premium, a holder of a note (other than a Short-Term Note, as described below) may elect to include all income that accrues on the note using the constant yield method. If a noteholder makes this election, income on a note will be calculated as though —

•	the issue price of the note were equal to the noteholder’s adjusted basis in the note immediately after its acquisition by the noteholder;

•	the note were issued on the noteholder’s acquisition date; and

•	none of the interest payments on the note were “qualified stated interest.”

       A noteholder may make such an election for a note that has premium or market discount, respectively, only if the noteholder makes, or has previously made, an election to amortize bond premium or to include market discount in income currently. See “— Market Discount” and “— Amortizable Bond Premium” below.

       Market Discount. The notes, whether or not issued with OID, will be subject to the “market discount rules” of Section 1276 of the Code. In general, these rules provide that if a Note Owner acquires a note at a market discount (that is, a discount from its stated redemption price at maturity or, if the notes were issued with OID, its original issue price plus any accrued OID that exceeds a de minimis amount specified in the Code) and thereafter —

•	recognizes gain upon a disposition; or

•	receives payments of principal,

then, the lesser of such gain or principal payment or the accrued market discount will be taxed as ordinary interest income.

       Generally, the accrued market discount will be the total market discount on the note multiplied by a fraction, the numerator of which is

•	the number of days the Note Owner held the note

    and the denominator of which is

•	the number of days from the date the Note Owner acquired the note until its maturity date.

       The Note Owner may elect, however, to determine accrued market discount under the constant yield method.

       Limitations imposed by the Code which are intended to match deductions with the taxation of income may defer deductions for interest on indebtedness incurred or continued, or short-sale expenses incurred, to purchase or carry a note with accrued market discount. A Note Owner may elect to include market discount in gross income as it accrues and, if the Note Owner makes such an election, is exempt from this rule. Any such election will apply to all debt instruments acquired by the taxpayer on or after the first day of the first taxable year to which such election applies. The adjusted basis of a note subject to such election will be increased to reflect market discount included in gross income, thereby reducing any gain or increasing any loss on a sale or taxable disposition.

       Amortizable Bond Premium. In general, if a Note Owner purchases a note at a premium (that is, an amount in excess of the amount payable upon the maturity thereof), such Note Owner will be considered to have purchased such note with “amortizable bond premium” equal to the amount of such excess. Such Note Owner may elect to amortize such bond premium as an offset to interest income and not as a separate deduction item as it accrues under a constant yield method over the remaining term of the note. Such Note Owner’s tax basis in the note will be reduced by the amount of the amortized bond premium. Any such election shall apply to all debt instruments (other than instruments the interest on which is excludible from gross income) held by the Note Owner at the beginning of the first taxable year for which the election applies or thereafter acquired and is irrevocable without the consent of the IRS. Bond premium on a note held by a Note Owner who does not elect to amortize the premium will remain a part of such Note Owner’s tax basis in such note and will decrease the gain or increase the loss otherwise recognized on the disposition of the note.

       Short-Term Notes. Under the Code, special rules apply to Short-Term Notes. Such notes are treated as issued with “acquisition discount” which is calculated and included in income under principles similar to those governing OID except that acquisition discount is equal to the excess of all payments of principal and interest on the Short-Term Notes over their issue price. In general, an individual or other cash basis holder of a short-term obligation is not required to accrue acquisition discount for federal income tax purposes unless it elects to do so. Accrual basis noteholders and certain other noteholders, including banks, regulated investment companies, dealers in securities and cash basis noteholders who so elect, are required to accrue acquisition discount on Short-Term Notes on either a straight-line basis or under a constant yield method (based on daily compounding), at the election of the noteholder. In the case of a noteholder not required and not electing to include acquisition discount in income currently, any gain realized on the sale or retirement of the Short-Term Notes will be ordinary income to the extent of the acquisition discount accrued on a straight-line basis (unless an election is made to accrue the acquisition discount under the constant yield method) through the date of sale or retirement. Noteholders who are not required and do not elect to accrue acquisition discount on Short-Term Notes will be required to defer deductions for interest on borrowings allocable to short-term obligations in an amount not exceeding the deferred income until the deferred income is realized.

       Sale or Other Disposition. If a noteholder sells a note, the holder will recognize gain or loss in an amount equal to the difference between:

•	the amount realized on the sale, and

•	the holder’s adjusted tax basis in the note.

       The adjusted tax basis of a note to a particular noteholder generally will equal the holder’s cost for the note, increased by any market discount, acquisition discount, OID and gain previously included by such noteholder in income with respect to the note and decreased by any bond premium previously amortized and principal payments previously received by such noteholder with respect to such note.

       Any such gain or loss and any gain or loss realized upon prepayment of a note (other than unamortized OID, whether or not accrued) will be capital gain or loss if the noteholder held the note as a capital asset, except for gain representing accrued interest, accrued market discount or OID that has not previously accrued, in each case to the extent not previously included in income. A noteholder may generally only use capital losses incurred on sale or disposition of a note to offset the noteholder’s capital gains.

       Non-U.S. Persons. In general, a non-U.S. person will not be subject to United States federal income tax on interest (including OID) on a beneficial interest in a note unless —

•	the non-U.S. person actually or constructively owns 10 percent or more of the total combined voting power of all Classes of stock of the seller (or affiliate of the seller) entitled to vote (or of a profits or capital interest of the trust);

•	the non-U.S. person is a controlled foreign corporation that is related to the seller (or the trust) through stock ownership,

•	the non-U.S. person is a bank receiving interest described in Code Section 881(c)(3)(A);

•	such interest is contingent interest described in Code Section 871(h)(4);

•	the non-U.S. person (who is a noteholder) bears certain relationships to any certificateholder.

       To qualify for the exemption from taxation, the non-U.S. person must comply with applicable certification requirements.

       Any capital gain realized on the sale, redemption, retirement or other taxable disposition of a note by a non-U.S. person will be exempt from United States federal income tax and withholding tax, provided that —

•	such gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. person; and

•	in the case of an individual non-U.S. person, the non-U.S. person is not present in the United States for 183 days or more in the taxable year.

       Backup Withholding. Each holder of a note (other than an exempt holder such as a corporation, tax-exempt organization, qualified pension and profit-sharing trust, individual retirement account or nonresident alien who provides certification as to status as a nonresident) will be required to provide, under penalties of perjury, a certificate containing the holder’s name, address, correct taxpayer identification number and a statement that the holder is not subject to backup withholding. Should a nonexempt noteholder fail to provide the required certification, the trust will be required to withhold 31 percent of the amount otherwise payable to the holder, and remit the withheld amount to the IRS as a credit against the holder’s federal income tax liability.

       Possible Alternative Treatments of the Notes. If the IRS successfully asserted that one or more of the notes did not represent debt for federal income tax purposes, the notes might be treated as equity interests in the trust. If so treated, the trust might be treated as a publicly traded partnership that would not be taxable as a corporation because it would meet certain qualifying income tests. Nonetheless, treatment of the notes as equity interests in such a publicly traded partnership could have adverse tax consequences to certain holders. For example, income to certain tax-exempt entities (including pension funds) would be “unrelated business taxable income,” income to noteholders that are non-U.S. persons generally would be subject to U.S. federal tax and U.S. federal tax return filing and withholding requirements, individual holders might be subject to certain limitations on their ability to deduct their share of trust expenses, and taxpayers such as regulated investment companies and real estate investment trusts could be adversely affected.

Certain U.S. Federal Income Tax Documentation Requirements

       A beneficial owner of notes holding securities through Clearstream (formerly known as Cedelbank) or Euroclear (or through DTC if the holder has an address outside the U.S.) will be subject to the 30% U.S. withholding tax that generally applies to payments of interest (including original issue discount) on registered debt issued by U.S. Persons, unless (i) each clearing system, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business in the chain of intermediaries between such beneficial owner and the U.S. entity required to withhold tax complies with applicable certification requirements and (ii) such beneficial owner takes one of the following steps to obtain an exemption or reduced tax rate.

       Treasury regulations provide that as of January 1, 1999, in order to qualify for reduced rates of withholding, non-U.S. Persons are obliged to file a new unified Form W-8 that has replaced the former versions of Form 1001 (Ownership, Exemption or Reduced Rate Certificate), Form W-8 (Certificate of Foreign Status), and Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States). Therefore, pursuant to those regulations, all beneficial owners of notes who have a valid former version of Form W-8, Form 1001, or Form 4224, as the case may be, on file with the appropriate party (as described above) must file a new unified Form W-8 with such party before the earlier of (i) the expiration of the Form W-8, Form 1001, or Form 4224 currently on file, (ii) a change in circumstances that makes any of the information on the currently filed former version of Form W-8, Form 1001, or Form 4224 incorrect, or (iii) December 31, 2000. Beneficial owners who are non-U.S. persons who do not currently have a valid former version of Form W-8, Form 1001, or Form 4224, as the case may be, on file, must file the new unified Form W-8 in order to obtain an exemption or reduced tax rate on any of the bases addressed by the former versions of Form W-8, Form 1001, or Form 4224.

       Exemption for non-U.S. Persons (Former Form W-8). Beneficial owners of notes that are non-U.S. persons can obtain a complete exemption from the withholding tax if they currently have a signed and valid former version of the Form W-8 on file with the appropriate party (as described above). If the information shown on Form W-8 changes, a new unified Form W-8 must be filed within 30 days of such change.

       Exemption for non-U.S. Persons with effectively connected income (Former Form 4224). A non-U.S. person, including a non-U.S. corporation or bank with a U.S. branch, for which the interest income is effectively connected with its conduct of a trade or business in the United States, can obtain an exemption from the withholding tax if it has a valid former version of Form 4224 on file with the appropriate party (as discussed above).

       Exemption or reduced rate for non-U.S. Persons resident in treaty countries (Former Form 1001). Non-U.S. persons that are beneficial owners of notes residing in a country that has a tax treaty with the United States can obtain an exemption or reduced tax rate (depending on the treaty terms) if they have a valid current version of the Form 1001 on file with the correct party (as discussed above). If the treaty provides only for a reduced rate, withholding tax will be imposed at that rate unless the filer alternatively has a valid current version of Form W-8 on file with the appropriate party (as described above).

       Exemption for U.S. Persons (Former Form W-9). U.S. persons can obtain a complete exemption from the withholding tax by filing Form W-9 (Payer’s Request for Taxpayer Identification Number and Certification).

       Exemption for all non-U.S. Persons with no valid current version of Form W-8, Form 1001, or Form 4224 on file (Form W-8). Beneficial owners who are non-U.S. persons who do not currently have a valid former version of Form W-8, Form 1001, or Form 4224, as the case may be, on file, must file the new unified Form W-8 in order to obtain an exemption or reduced tax rate on any of the bases addressed by the former versions of Form W-8, Form 1001, or Form 4224.

       U.S. Federal Income Tax Reporting Procedure. The beneficial owner of a note files by submitting the new unified Form W-8 to the person through whom it holds (the clearing agency, in the case of persons holding directly on the books of the clearing agency). The new unified Form W-8 is effective for three calendar years.

       This summary does not deal with all aspects of U.S. federal income tax withholding that may be relevant to non-U.S. persons who are holders of the notes. Investors are advised to consult their own tax advisers for specific tax advice concerning their holding and disposing of the notes.

STATE TAX MATTERS

       Because of the variation in each state’s and locality’s tax laws, it is impossible to predict the tax classification of the trust or the tax consequences to the trust or to holders of notes in all of the state and local taxing jurisdictions in which they may be subject to tax. Noteholders are urged to consult their own tax advisors with respect to state and local taxation of the trust and state and local tax consequences of the purchase, ownership and disposition of notes.

Michigan Tax Consequences

       The State of Michigan imposes a state individual income tax and a Single Business Tax which is based partially upon the net income of corporations, partnerships and other entities doing business in the State of Michigan. This discussion is based upon present provisions of Michigan statutes and the regulations promulgated thereunder, and applicable judicial or ruling authority, all of which are subject to change, which change may be retroactive. No ruling on any of the issues discussed below will be sought from the Michigan Department of Treasury.

Michigan Tax Consequences With Respect to the Notes

       Michigan Tax Counsel will deliver his opinion that, assuming the notes will be treated as debt for federal income tax purposes, the notes will be treated as debt for Michigan income tax and Single Business Tax purposes. Accordingly, noteholders not otherwise subject to taxation in Michigan should not become subject to taxation in Michigan solely because of a holder’s ownership of notes. However, a noteholder already subject to Michigan’s income tax or Single Business Tax could be required to pay additional Michigan tax as a result of the holder’s ownership or disposition of notes. However, in the event that the Class B Notes were treated as equity interests in the trust, adverse tax consequences may occur for certain holders. For example, a Class B Noteholder that is a nonresident of Michigan may be subject to Michigan income tax on income received from the Class B Notes.

       Michigan Tax Counsel will deliver an opinion that if the arrangement created by the trust agreement is disregarded (not taxable as a corporation) for federal income tax purposes, the same treatment should also apply for Michigan tax purposes. In such case, the partnership should have no Michigan Single Business Tax liability (which could otherwise result in reduced funds available for distribution).

       THE FEDERAL AND STATE TAX DISCUSSIONS SET FORTH ABOVE ARE INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A NOTEHOLDER’S PARTICULAR TAX SITUATION. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OFFERED NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

ERISA CONSIDERATIONS

       The notes may, in general, be purchased by or on behalf of Benefit Plan Investors. Although no assurance can be given in this regard, the notes should be treated as “debt” and not as “Equity Interests” for purposes of the Plan Assets Regulation because the notes —

•	are expected to be treated as indebtedness under local law and will, in the opinion of Special Tax Counsel, be treated as debt, rather than equity, for federal tax purposes (see “Federal Income Tax Matters” in this prospectus supplement); and

•	should not be deemed to have any “substantial equity features.”

       Accordingly, the notes may also, in general, be purchased by or on behalf of Benefit Plan Investors. See “ERISA Considerations” in the prospectus.

       However, the acquisition and holding of notes of any Class by or on behalf of a Benefit Plan Investor could be considered to give rise to a prohibited transaction under ERISA and Section 4975 of the Code if the trust, the Owner Trustee, the indenture trustee, any certificateholder or any of their respective affiliates, is or becomes a “party in interest” or a “disqualified person” (as defined in ERISA and the Code, respectively) with respect to such Benefit Plan Investor. In such case, certain exemptions from the prohibited transaction rules could be applicable to such acquisition and holding by a Benefit Plan Investor depending on the type and circumstances of the Benefit Plan Investor fiduciary making the decision to acquire a note. For additional information regarding treatment of the notes under ERISA, see “ERISA Considerations” in the prospectus.

Special Considerations Applicable to Insurance Company General Accounts

       Based on the reasoning of the United States Supreme Court in John Hancock Life Ins. Co. v. Harris Trust and Sav. Bank, 114 S. Ct. 517 (1993), an insurance company’s general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a Party-in-Interest with respect to a Plan by virtue of such investment. Any purchaser that is an insurance company using the assets of an insurance company general account should note that the Small Business Job Protection Act of 1996 added new Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Code. Pursuant to Section 401(c), the Department of Labor issued final regulations effective January 5, 2000 (the “General Account Regulations”) with respect to insurance policies issued on or before December 31, 1998 that are supported by an insurer’s general account. As a result of these regulations, assets of an insurance company general account will not be treated as “plan assets” for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code to the extent such assets relate to contracts issued to employee benefit plans on or before December 31, 1998 and the insurer satisfies various conditions. Section 401(c) also provides that, except in the case of avoidance of the General Account Regulation and actions brought by the Secretary of Labor relating to certain breaches of fiduciary duties that also constitute breaches of state or federal criminal law, until the date that is 18 months after the General Account Regulations become final, no liability under the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code may result on the basis of a claim that the assets of the general account of an insurance company constitute the “plan assets” of any such plan. The plan asset status of insurance company separate accounts is unaffected by new Section 401(c) of ERISA, and separate account assets continue to be treated as the plan assets of any such plan invested in a separate account.

UNDERWRITING

       Subject to the terms and conditions set forth in the underwriting agreement, the seller has agreed to cause the trust to sell to Ford Financial Services, Inc. and Ford Financial Services, Inc. has agreed to purchase, the entire principal amount of the Class A-1 Notes and Class A-2 Notes. Ford Financial Services, Inc. will resell the Class A-1 Notes and Class A-2 Notes to investors without registration pursuant to the exemption provided under Section 3(a)(3) of the Securities Act of 1933. Ford Financial Services, Inc. is a wholly owned subsidiary of the servicer and an affiliate of the seller.

       Subject to the terms and conditions set forth in the underwriting agreement, the seller has agreed to cause the trust to sell to each of the underwriters named below, and each of those underwriters has severally agreed to purchase, the initial principal amount of Class A-3 Notes, Class A-4 Notes and Class A-5 Notes set forth opposite its name below:

	Principal	Principal	Principal
	Amount of	Amount of	Amount of
Class A-3 Note / A-4 Note / A-5 Note	Class A-3	Class A-4	Class A-5
Underwriters	Notes	Notes	Notes

Credit Suisse First Boston Corporation	$218,500,000	$121,000,000	$37,045,500

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$218,500,000	$121,000,000	$37,045,500

Banc of America Securities LLC	$217,000,000	$119,000,000	$35,000,000

Chase Securities Inc.	$217,000,000	$119,000,000	$35,000,000

Morgan Stanley & Co. Incorporated	$217,000,000	$119,000,000	$35,000,000

Salomon Smith Barney Inc.	$217,000,000	$119,000,000	$35,000,000

Total	$1,305,000,000	$718,000,000	$214,091,000

       The seller has been advised by the underwriters of the Class A-3 Notes, the Class A-4 Notes and the Class A-5 Notes that they propose initially to offer the Class A-3 Notes, the Class A-4 Notes and the Class A-5 Notes to the public at the prices set forth in this prospectus supplement. After the initial public offering of the Class A-3 Notes, the Class A-4 Notes and the Class A-5 Notes, the public offering prices may change.

       Subject to the terms and conditions set forth in the underwriting agreement, the seller has agreed to cause the trust to sell to each of the underwriters named below, and each of those underwriters has severally agreed to purchase, the initial principal amount of the Class B Notes set forth below opposite its name.

Principal
Amount of
Class B Note Underwriters	Class B Notes

Credit Suisse First Boston Corporation	$41,797,500.00

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$41,797,500.00

Total	$83,595,000.00

       The seller has been advised by the underwriters of the Class B Notes that they propose initially to offer the Class B Notes to the public at the prices set forth in this prospectus supplement. After the initial public offering of the Class B Notes, the public offering prices may change.

       Under the underwriting agreement, the closings of the sale of the Class A-1 Notes and the Class A-2 Notes to Ford Financial Services, Inc., the sale of the Class A-3 Notes, the Class A-4 Notes and the Class A-5 Notes to the underwriters obligated to purchase such notes under the underwriting agreement, and the sale of the Class B Notes to the underwriters obligated to purchase such notes under the underwriting agreement are conditioned on each other and will occur at the same time. Under the underwriting agreement, the underwriters of each class of notes are obligated to take and pay for all the notes to be sold under that agreement if any are taken. The obligations of the underwriters under the underwriting agreement are conditioned on the issuance of all the Class A Notes, the Class B Notes, the Class C Certificates and the Class D Certificates.

       In addition, the seller has agreed to cause the trust to sell directly to an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated $150,000,000 of Class A-3 Notes, $400,000,000 of Class A-4 Notes, $100,000,000 of Class A-5 Notes and $50,000,000 of Class B Notes pursuant to a note purchase agreement. The affiliate has agreed in the note purchase agreement to purchase such notes at their respective public offering prices set forth in this prospectus supplement. The seller has agreed to pay to Merrill Lynch, Pierce, Fenner & Smith Incorporated placement fees equal to the amounts set forth below for the notes purchased by the affiliate.

       The placement fees, underwriting discounts and commissions, the selling concessions that the underwriters of the notes may allow to certain dealers, and the discounts that such dealers may reallow to certain other dealers, expressed as a percentage of the principal amount of each Class of notes and as an aggregate dollar amount, shall be as follows:

	Underwriting
	Discount	Net
	and	Proceeds	Selling
	Placement	to the	Concessions	Reallowance
	Fee	Seller(1)(2)	not to exceed	not to exceed

Class A-3 Notes	0.175%	99.820261%	0.105%	0.0525%

Class A-4 Notes	0.210%	99.775315%	0.125%	0.0625%

Class A-5 Notes	0.250%	99.729727%	0.150%	0.0750%

Class B Notes	0.350%	99.649016%	0.210%	0.1050%

Total for the Offered Notes	$6,146,860.00	$3,014,241,019.01

(1)	Plus accrued interest, if any, from November 21, 2000.

(2)	Before deducting other expenses estimated at $1,350,000.

       Until the distribution of the Offered Notes is completed, rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase the Offered Notes. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of the Offered Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Offered Notes.

       If the underwriters create a short position in the Offered Notes in connection with this offering (i.e., they sell more Offered Notes than are underwritten by them), the underwriters may reduce that short position by purchasing Offered Notes in the open market.

       The underwriters may also impose a penalty bid on certain underwriters and selling group members. This means that if the underwriters purchase Offered Notes in the open market to reduce the underwriters’ short position or to stabilize the price of such Offered Notes, they may reclaim the amount of the selling concession from any underwriter or selling group member who sold those Offered Notes, as the case may be, as part of the offering.

       In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

       Neither the seller nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Offered Notes. In addition, neither the seller nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

       The notes are new issues of securities and there currently is no secondary market for the notes. The underwriters for the Offered Notes expect to make a market in such notes but will not be obligated to do so. There is no assurance that a secondary market for the Offered Notes will develop. If a secondary market for the Offered Notes does develop, it might end at any time or it might not be sufficiently liquid to enable you to resell any of your notes.

       The indenture trustee may, from time to time, invest the funds in the Collection Account and the Reserve Account in investments acquired from or issued by the underwriters.

       In the ordinary course of business, the underwriters and their affiliates have engaged and may engage in investment banking and commercial banking transactions with the servicer and its affiliates.

       The seller and Ford Credit have agreed to indemnify the underwriters and the placement agent against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters or the placement agent may be required to make in respect thereof.

       The purchase by the underwriters of each Class of notes to be purchased by them is conditioned on the purchase by the underwriters of each other Class of notes to be purchased by them and on the issuance of all of the notes and certificates.

       Upon receipt of a request by an investor who has received an electronic prospectus and prospectus supplement from an underwriter or a request by such investor’s representative within the period during which there is an obligation to deliver a prospectus and prospectus supplement, the seller or the underwriter will promptly deliver, or cause to be delivered, without charge, a paper copy of the prospectus and prospectus supplement.

LEGAL OPINIONS

       Certain legal and state tax matters relating to the notes will be passed upon for the seller and the servicer by Hurley D. Smith, Esq., Secretary and Corporate Counsel of the servicer. Certain legal matters relating to the notes will be passed upon for the underwriters and certain federal income tax and other matters will be passed upon for the seller by Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Smith is a full-time employee of Ford Credit and owns and holds options to purchase shares of Common Stock of Ford Motor Company. Skadden, Arps, Slate, Meagher & Flom LLP have from time to time represented Ford Motor Company, Ford Credit and their affiliates in connection with other transactions.

GLOSSARY OF TERMS FOR THE PROSPECTUS SUPPLEMENT

       “ABS” means the Absolute Prepayment Model which we use to measure prepayments on receivables.

       “ABS Table” means the table captioned “Percent of Initial Note Principal Amount at Various ABS Percentages” beginning on page S-23 of this prospectus supplement.

       “Actuarial Advance” means an advance on an Actuarial Receivable made by the Servicer, in its sole discretion, for a deficiency in a scheduled payment as of the last day of a Collection Period.

       “Available Collections” for a Distribution Date will be the sum of the following amounts with respect to the Collection Period preceding that Distribution Date (subject to the exclusions set forth below such amounts):

•	all scheduled payments and all prepayments in full collected with respect to Actuarial Receivables (including amounts withdrawn from the Payahead Account but excluding amounts deposited into the Payahead Account) and all payments collected with respect to Simple Interest Receivables;

•	all Liquidation Proceeds and all recoveries in respect of Liquidated Receivables which were written off in prior Collection Periods;

•	all Actuarial Advances made by the servicer of principal due on the Actuarial Receivables;

•	all Advances made by the servicer of interest due on the receivables;

•	all Advances, if any, of interest made by the servicer in respect of receivables which were prepaid in full;

•	the Purchase Amount of each receivable that was repurchased by the seller or purchased by the servicer under an obligation which arose during the related Collection Period; and

•	partial prepayments of any refunded item included in the principal balance of a receivable, such as extended warranty protection plan costs, or physical damage, credit life, disability insurance premiums, or any partial prepayment which causes a reduction in the obligor’s periodic payment to an amount below the scheduled payment as of the Cutoff Date.

       The Available Collections on any Distribution Date will exclude the following:

•	amounts received on any receivable to the extent that the servicer has previously made an unreimbursed Advance with respect to such receivable;

•	amounts received on any of the receivables to the extent that the servicer has previously made an unreimbursed Advance on a receivable which is not recoverable from collections on the particular receivable;

•	Liquidation Proceeds with respect to a particular Actuarial Receivable to the extent of any unreimbursed Actuarial Advances made with respect to that Actuarial Receivable;

•	all payments and proceeds (including Liquidation Proceeds) of any receivables the Purchase Amount of which has been included in the Available Funds in a prior Collection Period;

•	Liquidation Proceeds with respect to a Simple Interest Receivable attributable to accrued and unpaid interest thereon (but not including interest for the then current Collection Period) but only to the extent of any unreimbursed Simple Interest Advances; and

•	amounts constituting the Supplemental Servicing Fee.

       “Available Funds” for a Distribution Date shall be the sum of the Available Collections and the Reserve Account Excess Amount.

       “Business Day” is a day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in The City of New York or the State of Delaware are authorized by law, regulation or executive order to be closed.

       “Certificate Balance” means:

•	with respect to the Class C Certificates, initially, $76,341,000 and, thereafter, means the initial Certificate Balance of the Class C Certificates, reduced by all amounts allocable to principal previously distributed to the Class C certificateholders; and

•	with respect to the Class D Certificates, initially, $76,341,000 and, thereafter, means the initial Certificate Balance of the Class D Certificates, reduced by all amounts allocable to principal previously distributed to the Class D certificateholders.

       “Certificate Interest Distribution Account” means the interest payment account which the Owner Trustee will create for the benefit of the certificateholders.

       “Certificate Principal Distribution Account” means the principal payment account which the Owner Trustee will create for the benefit of the certificateholders.

       “Clearstream” means Clearstream Banking Luxembourg S.A., formerly known as Cedelbank.

       “Closing Date” means November 21, 2000.

       “Code” means the Internal Revenue Code of 1986, as amended.

       “Collection Account” means an account, held in the name of the indenture trustee, into which the servicer is required to deposit collections on the receivables.

       “Collection Period” means, with respect to the first Distribution Date, the calendar month ending on November 30, 2000, and with respect to each subsequent Distribution Date, the calendar month preceding the calendar month in which such Distribution Date occurs.

       “Cut-Off Date” means the date as of which the seller will transfer the Receivables to the trust, which is November 1, 2000.

       “Delaware Trustee” means The Bank of New York (Delaware), a Delaware banking corporation as Delaware trustee under the trust agreement.

       “Determination Date” means the Business Day immediately preceding each Distribution Date.

       “Distribution Date” means the date on which the trust will pay interest and principal on the notes and certificates, which will be the fifteenth day of each month or, if any such day is not a Business Day, on the next Business Day. The first Distribution Date will be December 15, 2000.

       “Final Scheduled Distribution Date” for each Class of notes and certificates means the respective dates set forth on the cover page of this prospectus supplement or, if such date is not a Business Day, the next succeeding Business Day.

       “First Priority Principal Distribution Amount” means, with respect to any Distribution Date, an amount not less than zero and not greater than AN (as defined below) equal to:

                  AN – (PB – YSOA)

             Where:

AN	=	the aggregate outstanding principal amount of the Class A Notes as of the preceding Distribution Date, after giving effect to any principal payments made on the Class A Notes on such preceding Distribution Date;
PB	=	the Pool Balance at the end of the Collection Period preceding such Distribution Date; and
YSOA	=	the Yield Supplement Overcollateralization Amount with respect to such Distribution Date.

             Provided, however that:

•	the First Priority Principal Distribution Amount on or after the Class A-1 Final Scheduled Distribution Date shall not be less than the amount that is necessary to reduce the outstanding principal amount of the Class A-1 Notes to zero;

•	the First Priority Principal Distribution Amount on or after the Class A-2 Final Scheduled Distribution Date shall not be less than the amount that is necessary to reduce the outstanding principal amount of the Class A-2 Notes to zero;

•	the First Priority Principal Distribution Amount on or after the Class A-3 Final Scheduled Distribution Date shall not be less than the amount that is necessary to reduce the outstanding principal amount of the Class A-3 Notes to zero;

•	the First Priority Principal Distribution Amount on or after the Class A-4 Final Scheduled Distribution Date shall not be less than the amount that is necessary to reduce the outstanding principal amount of the Class A-4 Notes to zero; and

•	the First Priority Principal Distribution Amount on or after the Class A-5 Final Scheduled Distribution Date shall not be less than the amount that is necessary to reduce the outstanding principal amount of the Class A-5 Notes to zero.

       “indenture trustee” means The Chase Manhattan Bank, a New York bank and trust company, as indenture trustee under the indenture.

       “Initial Pool Balance” is the Pool Balance as of the Cutoff Date, which is $4,000,015,451.32.

       “Initial Receivables” means the receivables which the seller transfers to the trust on the Closing Date.

       “Initial Receivables Pool” means the pool of receivables consisting of the Initial Receivables.

       “Interest Period” means:

•	with respect to the Class A-1 and Class A-2 Notes —

—	in the case of the first Distribution Date, the period from and including the Closing Date to but excluding the first Distribution Date, or

—	in the case of any other Distribution Date, the period from and including the most recent Distribution Date on which interest has been paid to but excluding the following Distribution Date; and

•	with respect to all other Classes of notes and each Class of certificates —

—	in the case of the first Distribution Date, the period from and including the Closing Date to but excluding the fifteenth day of the following calendar month; and

—	in the case any other Distribution Date, the period from and including the fifteenth day of the calendar month preceding such Distribution Date, to but excluding the fifteenth day of the following calendar month.

       “Michigan Tax Counsel” means Hurley D. Smith, Esq., Secretary and Corporate Counsel of the servicer.

       “Note Owner” means a person acquiring a beneficial ownership interest in notes.

       “Offered Notes” means collectively the Class A-3 Notes, the Class A-4 Notes, the Class A-5 Notes and the Class B Notes.

       “OID” means original issue discount.

       “OID Regulations” means the Treasury regulations governing OID.

       “owner trustee” means The Bank of New York, a New York banking corporation, as owner trustee under the trust agreement under which the trust is formed.

       “Payahead Account” is an account which the servicer will establish in the name of the related indenture trustee into which it will deposit Payaheads.

       “Pool Balance” will represent the aggregate principal balance of the receivables at the end of the preceding Collection Period (or in the case of the first Collection Period, the Cutoff Date), after giving effect to all payments (other than Payaheads) received from obligors, Liquidation Proceeds, Advances and Purchase Amounts to be remitted by the servicer or the seller, as the case may be, all for such Collection Period and all Realized Losses during such Collection Period.

       “Prepayment Assumption” means the anticipated rate of prepayments assumed in pricing a debt instrument.

       “PRIMUS” means —

•	until August 1999, PRIMUS Automotive Financial Services, Inc., a wholly owned subsidiary of Ford Credit conducting its business as a corporate entity separate from Ford Credit; and

•	beginning in August 1999, Primus Financial Services, a d/b/a of Ford Credit, conducting its business as a division of Ford Credit.

       “Principal Distribution Account” means, so long as any of the notes are outstanding, the administrative subaccount within the Collection Account created by the indenture trustee for the benefit of the holders of notes and certificates entitled the “Principal Distribution Account” and after the principal of all the notes has been paid in full, the Certificate Principal Distribution Account.

       “Principal Distribution Amount” means the First Priority Principal Distribution Amount, the Second Priority Principal Distribution Amount or the Regular Principal Distribution Amount, as applicable.

       “Realized Losses” means the excess of the principal balance of any Liquidated Receivable over Liquidation Proceeds to the extent allocable to principal.

       “Receivables Pool” means the pool of receivables which the trust owns at any time.

       “Receivables Transfer and Servicing Agreements” means collectively the purchase agreement, the sale and servicing agreement, the trust agreement and the administration agreement.

       “Record Date” with respect to any Distribution Date means, with respect to the notes, the day immediately preceding the Distribution Date or, if the notes are issued as Definitive Notes, the last day of the preceding month.

       “Regular Principal Distribution Amount” means, with respect to any Distribution Date, an amount not less than zero equal to the greater of —

A1 + A2 — (FPDA + SPDA); and

(OS — (PB — [SOA + YSOA])) — (FPDA + SPDA)

Where:
A1	=	the aggregate outstanding principal amount of the Class A-1 Notes as of the preceding Distribution Date (after giving effect to any principal payments made on the Class A-1 Notes on such preceding Distribution Date);
A2	=	the aggregate outstanding principal amount of the Class A-2 Notes as of the preceding Distribution Date (after giving effect to any principal payments made on the Class A-2 Notes on such preceding Distribution Date and the Class A-2 Notes);
OS	=	the sum of the aggregate outstanding principal amount of all the notes and the certificates as of the preceding Distribution Date (after giving effect to any principal payments to be made on the securities on such preceding Distribution Date) or the Closing Date, as the case may be;
PB	=	the greater of (1) the Pool Balance at the end of the Collection Period preceding such Distribution Date and (2) the sum of the Specified Overcollateralization Amount and the Yield Supplement Overcollateralization Amount with respect to such Distribution Date;
SOA	=	the Specified Overcollateralization Amount with respect to such Distribution Date;
YSOA	=	the Yield Supplement Overcollateralization Amount;
FPDA	=	the First Priority Principal Distribution Amount, if any, with respect to such Distribution Date; and
SPDA	=	the Second Priority Principal Distribution Amount, if any, with respect to such Distribution Date.

       provided, however, that the Regular Principal Distribution Amount —

•	shall not exceed the sum of the aggregate outstanding principal amount of all the notes and the aggregate Certificate Balance of all the certificates on such Distribution Date, after giving effect to any principal payments made on the securities on such Distribution Date in respect of the First Priority Principal Distribution Amount, if any, and the Second Priority Principal Distribution Amount, if any;

•	on or after the Final Scheduled Distribution Date relating to the Class C Certificates shall not be less than the amount that is necessary to reduce the Certificate Balance of the Class C Certificates to zero; and

•	on or after the Final Scheduled Distribution Date relating to the Class D Certificates shall not be less than the amount that is necessary to reduce the Certificate Balance of the Class D Certificates to zero.

       “Reserve Account” means the account which the seller will establish in the name of the indenture trustee into which the seller will deposit the Reserve Initial Deposit and into which the indenture trustee will make the other deposits and withdrawals specified in the prospectus and this prospectus supplement.

       “Reserve Account Excess Amount”, with respect to any Distribution Date, means an amount equal to the excess, if any, of —

•	the amount of cash or other immediately available funds in the Reserve Account on that Distribution Date, prior to giving effect to any withdrawals from the Reserve Account relating to that Distribution Date, over

•	the Specified Reserve Balance with respect to that Distribution Date.

       “Reserve Initial Deposit” means the $20,000,077.26 initially deposited into the Reserve Account.

       “Second Priority Principal Distribution Amount” means, with respect to any Distribution Date, an amount not less than zero equal to:

                   (N — (PB — YSOA)) — FPDA

             Where:

N =	the aggregate outstanding principal amount of the notes as of the preceding Distribution Date (after giving effect to any principal payments made on the notes on such preceding Distribution Date);

PB =	the greater of (1) the Pool Balance at the end of the Collection Period preceding such Distribution Date and (2) the Yield Supplement Overcollateralization Amount;

YSOA =	the Yield Supplement Overcollateralization Amount; and

FPDA =	the First Priority Principal Distribution Amount, if any, with respect to such Distribution Date.

provided, however, that —

•	the Second Priority Principal Distribution Amount shall not exceed the sum of the aggregate outstanding principal amount of all the notes and the aggregate Certificate Balance of all the certificates on such Distribution Date (after giving effect to any principal payments to be made on the securities on such Distribution Date in respect of the First Priority Principal Distribution Amount, if any); and

•	the Second Priority Principal Distribution Amount on or after the Final Scheduled Distribution Date relating to the Class B Notes shall not be less than the amount that is necessary to reduce the outstanding principal amount of the Class B Notes to zero.

       “Servicer Fee” means the Servicing Fee together with the Supplemental Servicing Fee.

       “Servicing Fee” means a fee payable to the servicer on each Distribution Date for servicing the receivables which is equal to the product of   1/12 of 1.00% and the Pool Balance as of the first day of the related Collection Period.

       “Short-Term Notes” means notes that have a maturity of one year or less from their date of original issuance.

       “Special Tax Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP.

       “Specified Credit Enhancement Amount” means, with respect to any Distribution Date, the greatest of —

•	$20,000,077.26;

•	1.00% of the Pool Balance at the end of the Collection Period preceding that Distribution Date; or

•	the aggregate principal balance of the receivables that are delinquent 91 days or more and are not Liquidated Receivables at the end of the Collection Period preceding such Distribution Date;

provided, however, that the Specified Credit Enhancement Amount with respect to any Distribution Date shall not exceed the sum of the aggregate outstanding principal amount of all the notes and the aggregate Certificate Balance of all the certificates as of the preceding Distribution Date (after giving effect to any principal payments made on the securities on such preceding Distribution Date).

       “Specified Overcollateralization Amount” means, with respect to any Distribution Date, the excess, if any, of —

•	the Specified Credit Enhancement Amount with respect to such Distribution Date, over

•	the Specified Reserve Balance with respect to such Distribution Date.

       “Specified Reserve Balance” means the lesser of —

•	$20,000,077.26; and

•	the sum of the aggregate outstanding principal amount of all the notes and the certificates as of the preceding Distribution Date, after giving effect to any principal payments made on the securities on such preceding Distribution Date.

       “Supplemental Servicing Fee” means, for each Collection Period, the amount of any late, prepayment, and other administrative fees and expenses collected during that Collection Period, plus any interest earned during the Collection Period on amounts on deposit in the Collection Account and the Payahead Account during the Collection Period.

       “Total Required Payment” means, on any Distribution Date, the sum of —

•	the Servicing Fee and all unpaid Servicing Fees from prior Collection Periods;

•	all interest payable on the Class A Notes, including any accrued interest and interest on accrued interest;

•	the First Priority Principal Distribution Amount, if any;

•	all interest payable on the Class B Notes, including any accrued interest and interest on accrued interest;

•	the Second Priority Principal Distribution Amount, if any; and

•	all interest payable on the certificates, including any accrued interest and interest on accrued interest;

provided, however, that following the occurrence and during the continuation of an Event of Default which has resulted in an acceleration of the notes, on any Distribution Date until the Distribution Date on which the outstanding principal amount of all the notes has been paid in full, the Total Required Payment shall mean the sum of —

•	the Servicing Fee and all unpaid Servicing Fees from prior Collection Periods;

•	all interest payable on the Class A Notes, including any accrued interest thereon;

•	all interest payable on the Class B Notes, including any accrued interest thereon; and

•	the amount necessary to reduce the outstanding principal amount of all the notes to zero.

       “U.S. person” means (i) a citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States tax purposes, regardless of its source or (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

       “Yield Supplement Overcollateralization Amount” means, with respect to any Distribution Date, the amount specified below with respect to such Distribution Date:

Closing Date	$182,987,706.49

December 2000	175,518,031.11

January 2001	168,190,866.64

February 2001	161,008,195.30

March 2001	153,971,908.06

April 2001	147,083,944.45

May 2001	140,346,212.73

June 2001	133,760,604.28

July 2001	127,329,041.73

August 2001	121,053,527.53

September 2001	114,936,040.25

October 2001	108,978,571.01

November 2001	103,183,182.12

December 2001	97,551,948.01

January 2002	92,086,928.80

February 2002	86,789,157.71

March 2002	81,659,233.41

April 2002	76,698,013.17

May 2002	71,906,144.59

June 2002	67,284,064.59

July 2002	62,832,157.15

August 2002	58,551,445.99

September 2002	54,443,209.85

October 2002	50,508,647.64

November 2002	46,749,290.59

December 2002	43,166,372.25

January 2003	39,760,366.87

February 2003	36,529,688.17

March 2003	33,471,980.88

April 2003	30,584,412.60

May 2003	27,863,677.10

June 2003	25,303,919.66

July 2003	22,898,413.63

August 2003	20,643,196.89

September 2003	18,530,874.23

October 2003	16,552,159.15

November 2003	14,704,482.42

December 2003	12,985,404.02

January 2004	11,393,995.30

February 2004	9,928,260.50

March 2004	8,586,283.37

April 2004	7,365,602.10

May 2004	6,262,754.85

June 2004	5,272,640.60

July 2004	4,390,090.23

August 2004	3,610,987.25

September 2004	2,927,718.22

October 2004	2,330,881.07

November 2004	1,814,661.14

December 2004	1,373,266.60

January 2005	1,002,834.46

February 2005	699,030.16

March 2005	458,080.46

April 2005	275,881.34

May 2005	147,411.84

June 2005	64,270.01

July 2005	17,514.97

August 2005	72.74

September 2005	0.00

       The Yield Supplement Overcollateralization Amount has been calculated for each Distribution Date as the sum of the amount for each receivable equal to the excess, if any, of —

•	the scheduled payments due on such receivable for each future Collection Period discounted to present value as of the end of the preceding Collection Period at the APR of such receivable, over

•	the scheduled payments due on the receivable for each future Collection Period discounted to present value as of the end of the preceding Collection Period at 10.00%.

For purposes of such calculation, future scheduled payments on the receivables are assumed to be made on their scheduled due dates without any delays, defaults or prepayments.

Before you purchase any of these securities, be sure you understand the structure and the risks. See especially the risk factors beginning on page 9 of this prospectus and the risk factors set forth in the related prospectus supplement.

The notes and the certificates will represent interests in or obligations of the trust only and will not represent interests in or obligations of Ford Motor Company, Ford Motor Credit Company, the servicer, the seller or any of their affiliates.

This prospectus may be used to offer and sell any of the notes and/or certificates only if accompanied by the prospectus supplement for the related trust.

Ford Credit Auto Trusts

Asset Backed Notes

Asset Backed Certificates

Ford Credit Auto Receivables Two L.P.	Ford Motor Credit Company
Seller	Servicer

The trusts —

•	may periodically issue asset-backed notes and certificates in one or more classes; and

•	will own —

—	receivables in a portfolio of motor vehicle retail installment sale contracts;

—	collections on the receivables;

—	security interests in the vehicles securing those receivables;

—	funds in the accounts of the trust; and

—	any enhancements issued.

The notes —

•	will represent obligations of a trust and will be paid only from the assets of that trust;

•	may have one or more forms of enhancement; and

•	will include one or more classes of notes.

The certificates —

•	will represent beneficial interests in a trust and will be paid only from the assets of that trust;

•	may have one or more forms of enhancement; and

•	will include one or more classes of certificates.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any related prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 11, 2000

Overview of the Information in this Prospectus and the Prospectus Supplement	3

Summary	4

Risk Factors	9

The Trusts	15

The Receivables	15

The Trustee	16

Ford Credit	16

PRIMUS	17

The Receivables Pools	17

Property of the Trusts	17

Origination	17

Underwriting	17

Subvention	18

Servicing and Collections	18

Repossession and Write-offs	18

Criteria for Selecting the Receivables	19

Simple Interest Receivables	19

Actuarial Receivables	20

Final Payment Receivables	20

We Will Provide More Specific Information About the Receivables in the Prospectus Supplement	20

Maturity and Prepayment Considerations	20

Use of Proceeds	21

The Seller and the General Partner	21

Description of the Seller and the General Partner	21

Insolvency of the Seller or the General Partner May Result in Consolidation of Their Assets with the Trust	22

Trust Assets May be Adversely Affected if Sale of Receivables to the Seller Were Treated as a Loan	22

Description of the Notes	23

The Trust May Use Book-Entry Registration Instead of Issuing Definitive Notes	23

Principal and Interest on the Notes	24

The Indenture	25

The Indenture Trustee	30

Description of the Certificates	30

The Trusts Might Not Issue Physical Certificates Representing Certificates	31

Distributions of Principal and Interest	31

List of Certificateholders	32

Certain Information Regarding the Securities	32

Fixed Rate Securities	32

Floating Rate Securities	32

Physical Securities	34

Book-Entry Registration	34

Reports to Securityholders	39

Description of the Receivables Transfer and Servicing Agreements	40

Sale and Assignment of Receivables	41

Accounts	42

Servicing Procedures	43

Collections	43

Actuarial and Simple Interest Advances	44

Servicing Compensation and Expenses	44

Distributions	45

Credit and Cash Flow Enhancement	45

Net Deposits	46

Statements to Trustees and Trusts	46

Evidence as to Compliance	47

Certain Matters Regarding the Servicer	47

Events of Servicing Termination	48

Rights Upon Event of Servicing Termination	48

Waiver of Past Events of Servicing Termination	49

Amendment	49

Insolvency Event or Dissolution	49

Payment of Notes	49

Termination	50

Administration Agreement	50

Some Important Legal Issues Relating to the Receivables	50

Security Interests in Vehicles	50

Repossession	52

Notice of Sale; Cure Rights	52

Deficiency Judgments and Excess Proceeds	52

Consumer Protection Laws	53

Other Limitations	54

Transfers of Vehicles	54

Tax Matters	54

Scope of the Tax Opinions	55

ERISA Considerations	55

Prohibited Transaction Considerations	55

Investment in Notes	56

Investment in Certificates	56

Special Considerations Applicable to Insurance Company General Accounts	57

Plans Not Subject to ERISA or the Tax Code	57

General Investment Considerations	57

Plan of Distribution	58

Legal Opinions	58

Where You Can Find More Information	59

Incorporation of Certain Documents by Reference	59

Glossary of Terms in the Prospectus	60

OVERVIEW OF THE INFORMATION IN THIS PROSPECTUS
AND THE PROSPECTUS SUPPLEMENT

This prospectus provides general information about the notes and certificates to be issued by the trusts, some of which may not apply to a particular trust.

The related prospectus supplement will describe the specific terms of the trust, including:

•	the timing and amount of interest and principal payments;

•	information about the receivables;

•	information about credit enhancement for each offered Class;

•	credit ratings; and

•	the method for selling the securities.

You should rely only on information on the notes and certificates provided in this prospectus and the related prospectus supplement. We have not authorized anyone to provide you with different information.

We have included cross-references to captions in these materials where you can find further related discussions. We have started with several introductory sections which provide the information in abbreviated form, followed by a more complete description. The introductory sections are:

•	Summary — gives an overview of the terms which the securities may have.

•	Risk Factors — describes briefly some of the risks to investors of a purchase of the securities.

Cross references may be contained in the introductory sections which will direct you elsewhere in this prospectus or the related prospectus supplement to more detailed descriptions of a particular topic. You can also find references to key topics in the Table of Contents on the preceding page.

You can find a glossary of the defined terms that appear in this document under the caption “Glossary of Terms for Prospectus” beginning on page 60 in this prospectus.

SUMMARY

       The following summary is a short description of the information contained elsewhere in this prospectus. For that reason, this summary does not contain all of the information that may be important to you. To fully understand the terms of the offering of the securities, you will need to read both this prospectus and the related prospectus supplement, each in its entirety.

The Trusts

A separate trust will be formed to issue each series of securities. Each trust will be a Delaware business trust or a common law trust created by a trust agreement between the seller and the trustee.

The Seller

Ford Credit Auto Receivables Two L.P., a Delaware limited partnership.

The Servicer

Ford Motor Credit Company, a Delaware corporation.

The Trustees

Each prospectus supplement will specify —

•	the trustee(s) of the trust; and

•	the indenture trustee relating to the notes.

The Notes

Each trust will issue one or more Classes of notes. The notes issued by each trust will be governed by an indenture between the trust and an indenture trustee.

Some of the notes issued by each trust may not be offered to the public. Each prospectus supplement will specify the Class or Classes of notes that are being offered.

The minimum denominations will be specified in the related prospectus supplement.

Principal and Interest on the Notes

For each Class of notes, the prospectus supplement will state —

•	the principal amount;

•	either the rate of interest or the method of determining the rate of interest. The rate of interest on the notes may be fixed, variable or adjustable;

•	the final scheduled distribution date; and

•	any other payment terms.

The Certificates

Each trust may issue one or more Classes of certificates. The certificates will be governed by a trust agreement.

Some of the certificates in any trust may not be offered to the public. Each prospectus supplement will specify the Class or Classes of certificates that are being offered by it.

The minimum denominations will be specified in the related prospectus supplement.

Principal and Interest on the Certificates

For each Class of certificates, the prospectus supplement will state —

•	the certificate balance;

•	the rate of interest or the method of determining the rate of interest. The rate of interest on the certificates may be fixed, variable or adjustable;

•	the final scheduled distribution date; and

•	any other payment terms.

Subordination to Notes

Distributions on the certificates will be subordinated to payments on the notes to the extent described in the related prospectus supplement.

Optional Redemption

The servicer has the option to purchase the receivables of each trust on any payment date on which the aggregate principal balance of the receivables declines to 10% or less of the balance of the receivables on the closing date, and, upon the purchase, the notes and the certificates will be prepaid in full.

A Trust May Issue Multiple Classes With Different Characteristics

Each trust may issue more than one Class of notes and certificates. In these cases, the characteristics of the securities issued by the trust may differ from one another. Some of these characteristics are:

•	rate at which interest accrues (if at all);

•	whether the interest rate is fixed, variable or adjustable;

•	timing and/or frequency of interest payments;

•	amount of payments of interest and principal;

•	priority of interest and principal payments relative to the other Classes;

•	whether or not distributions of principal and interest will be delayed or not made at all upon the occurrence of specified events;

•	whether payments of principal and interest may or may not be made from designated portions of the pool of receivables; and

•	allocations of losses on the receivables.

Any differences in characteristics will be specified in the prospectus supplement.

Residual Payment Securities May Be Issued

A trust might issue one or more Classes of notes or certificates entitled to all or some of the remaining payments of principal and interest on the related receivables after the trust has made all other payments it is required to make.

Strip Securities May Be Issued

A trust might issue one or more Classes of notes or certificates providing for distributions of interest which are disproportionately large or small in comparison to the principal distributions, including —

•	distributions of interest with no or only a nominal distribution of principal; or

•	distributions of principal with no or only a nominal distribution of interest.

Physical Securities Might Not Be Issued

The notes are available only in book-entry form. Each investor’s interest in the notes would be represented through an agent, rather than by a physical note held by the investor. A trust will not issue physical notes to investors unless specific events occur which make it necessary or desirable to do so.

The certificates may be issued in physical form or in book-entry form, as described in the prospectus supplement.

For a more detailed description of the events under which physical notes will be issued, see “Certain Information Regarding the Securities — Definitive Securities.”

The Receivables and Other Trust Property

The receivables supporting the securities of each trust will consist of a pool of motor vehicle retail installment sale contracts secured by new and used automobiles and light trucks and other property, including:

•	the rights to receive payments made on the receivables after the cutoff date specified in the related prospectus supplement;

•	security interests in the vehicles financed by the receivables;

•	various accounts and the proceeds thereof; and

•	any proceeds from claims on various related insurance policies.

Various motor vehicle dealers will have originated the receivables and sold them to Ford Credit or to PRIMUS (which immediately assigned them to Ford Credit), and Ford Credit will in turn sell them to the seller. A receivables purchase agreement will govern the sale of the receivables by Ford Credit to the seller and will specify eligibility criteria for the receivables.

The seller will transfer the receivables to the trust on the closing date under a sale and servicing agreement. The prospectus supplement will specify the aggregate principal balance of any receivables initially transferred to the trust.

For a more detailed description of the receivables, including the criteria they must meet, and the other property supporting the securities, see “The Receivables Pools” in this prospectus.

Other Property of the Trust

In addition to the receivables, each trust will own amounts on deposit in various trust accounts, which may include:

•	an account into which collections are deposited;

•	an account to fund post-closing purchases of additional receivables;

•	a reserve account or other account relating to credit enhancement; and

•	any other account identified in the related prospectus supplement.

Purchase of Receivables After the Closing Date

To the extent provided in the related prospectus supplement, a trust may purchase additional receivables during a specified period after the closing date which may include a Funding Period or other period as specified in the related prospectus supplement.

Funding Period

To the extent provided in the related prospectus supplement, a trust may purchase additional receivables through the use of amounts deposited on the closing date in a pre-funding account. If amounts in the pre-funding account are not used to purchase additional receivables during the Funding Period, one or more Classes of notes or certificates may be prepaid as further described in the prospectus supplement. In such an event, the holders of securities that are prepaid due to additional receivables not being purchased may be entitled to a prepayment premium if so specified in the prospectus supplement.

The prospectus supplement will specify the amount of the deposit to the pre-funding account. The prospectus supplement will also describe (1) how often receivables may be purchased and (2) the time period during which additional receivables may be purchased, which can be up to one year.

To the extent provided in the related prospectus supplement, the seller may be required to sell, and the trust may be required to purchase, receivables with an aggregate principal balance approximately equal to the amount on deposit in the pre-funding account. These requirements will be subject to —

•	the availability of additional receivables; and

•	any conditions provided in the related sale and servicing agreement.

Credit and Payment Enhancement

The related prospectus supplement will specify the credit enhancement, if any, for each trust. Credit or payment enhancement may consist of one or more of the following:

•	subordination of one or more Classes of securities;

•	a reserve account;

•	“excess spread,” or interest earned on the receivables in excess of the amount required to be paid on the securities;

•	collateralization greater than the principal amount of securities issued;

•	letters of credit;

•	liquidity facilities;

•	surety bonds;

•	guaranteed investment contracts;

•	guaranteed rate agreements;

•	swaps or other interest rate protection agreements;

•	repurchase obligations;

•	yield supplement arrangements;

•	cash deposits; or

•	other agreements with respect to third party payments or other support.

Limitations or exclusions from coverage could apply to any form of credit enhancement. The prospectus supplement will describe the credit enhancement and related limitations and exclusions applicable for securities issued by the trust.

Reserve Account

If there is a reserve account, the seller will initially deposit in it cash or other investments having a value equal to the amount specified in the prospectus supplement.

Any reserve account will be available to cover shortfalls in the payments on the securities as described in the prospectus supplement. The prospectus supplement may also specify (1) a minimum balance to be maintained in the reserve account and what funds are available for deposit to reinstate that balance, and (2) when and to whom any amount will be distributed if the balance exceeds this minimum amount.

For more information about credit enhancement, see “Description of the Receivables Transfer and Servicing Agreements — Credit and Cash Flow Enhancement” in this prospectus.

Transfer and Servicing of the Receivables

The seller will transfer the related receivables to each trust under the sale and servicing agreement and each trust will assign its rights and benefits under the sale and servicing agreement to the indenture trustee as collateral for the notes. The servicer will agree with the trust to be responsible for servicing, managing, maintaining custody of and making collections on the receivables.

For more information about the sale and servicing of the receivables, see “Description of the Receivables Transfer and Servicing Agreements — Sale and Assignment of Receivables” in this prospectus.

Servicing Fees

Each trust will pay the servicer a fee based on the outstanding balance of the receivables for providing servicing of the receivables. The amount of the fee will be specified in the prospectus supplement. The servicer will also be entitled to retain as supplemental servicing compensation —

•	late fees;

•	prepayment charges;

•	extension fees;

•	other administrative fees or similar charges; and

•	reinvestment earnings on any payments received in respect of the receivables.

Servicer Advances Certain Late Payments

When actual collections received on the receivables are less than the scheduled collections received in a collection period, the servicer is required to advance to the trust that portion of the shortfalls that the servicer, in its sole discretion, expects to be paid in the future by the related obligors (excluding principal of simple interest receivables). On each date on which payments are due on the securities, the servicer is required to advance to the applicable trust —

•	any shortfall in the scheduled payments under any actuarial receivable; and/or

•	any shortfall in interest (but not principal) due under each simple interest receivable.

The servicer will be entitled to reimbursement from future collections by the trust for these advances before any payments are made on notes or certificates.

Repurchase/ Advances May Be Required For Modified Receivables

In the course of its normal servicing procedures, the servicer may defer or modify the payment schedule of a receivable. Some of these arrangements may obligate the servicer to —

•	repurchase the receivable; or

•	advance funds to the trust with respect to the receivable.

For a discussion of the representations and warranties given by the servicer and its related repurchase obligations, see “Description of the Receivables Transfer and Servicing Agreements — Sale and Assignment of Receivables” in this prospectus.

Repurchase May Be Required For Breaches of Representation or Warranty

Ford Credit will make representations and warranties relating to the receivables when it sells them to the seller. The seller will make similar representations and warranties when it sells the receivables to the trust.

•	Ford Credit will be required to repurchase a receivable from the seller or the trust if (1) one of Ford Credit’s representations or warranties is breached with respect to that receivable and (2) the receivable is materially and adversely affected by the breach. The seller has assigned its rights against Ford Credit to the trust.

•	The seller will be required to repurchase a receivable from the trust if (1) one of the seller’s representations or warranties is breached with respect to that receivable and (2) the receivable is materially and adversely affected by the breach.

For a discussion of the representations and warranties given by the seller and its related repurchase obligations, see “Description of the Receivables Transfer and Servicing Agreements — Sale and Assignment of Receivables” in this prospectus.

The Trust’s Security Interest in the Receivables and the Vehicles Securing the Receivables

Ford Credit will assign to the seller its ownership interest in the receivables and its security interest in the financed vehicles securing the receivables, and the seller will in turn assign to the trust a security interest in the receivables and the financed vehicles.

For more information about the trust’s security interest in the vehicles securing the receivables see “Some Important Legal Issues Relating to the Receivables — Security Interests in Vehicles” in this prospectus.

Tax Status

Upon the issuance of securities by a trust —

•	Special Tax Counsel to the trust is required to deliver an opinion that, for federal income tax purposes, the trust will not be characterized as an association (or a publicly traded partnership) taxable as a corporation; and

•	Michigan tax counsel to the trust is required to deliver an opinion that the same characterizations would apply for Michigan income and single business tax purposes as for federal income tax purposes.

ERISA Considerations

Administrators of employee benefit plans should review the matters discussed under “ERISA Considerations” in this prospectus and in the related prospectus supplement.

RISK FACTORS

       You should consider the following risk factors in deciding whether to purchase any of the securities.

Interests of other persons in the receivables could reduce the funds available to make payments on the securities	Financing statements under the Uniform Commercial Code will be filed reflecting the sale of the receivables by Ford Credit to the seller and the subsequent sale by the seller to the trust. Ford Credit’s accounting records and computer systems will also be marked to reflect a sale of the receivables to the trust. However, by obtaining physical possession of a receivable, another person could acquire an interest in that receivable that is superior to the trust’s interest because the servicer will not segregate or mark the receivables as belonging to the trust. If another person acquires an interest in a receivable that is superior to the trust’s interest in the receivable, the collections on that receivable will not be available to make payment on the securities.

Another person could acquire an interest in a vehicle financed by a receivable that is superior to the trust’s interest because the servicer will not amend the certificate of title or ownership to identify the trust as the new secured party. If another person acquires an interest in a vehicle that is superior to the trust’s interest in the vehicle, the proceeds from the sale of the vehicle will not be available to make payments on the securities.

The trust’s security interest in the receivables or the financed vehicles could be impaired for one or more of the following reasons:

• Ford Credit or PRIMUS has failed to perfect its security interest in a receivable;

• Ford Credit or PRIMUS has failed to perfect its security interest in a financed vehicle;

• the trust may not have a security interest in the financed vehicles in all states because the certificates of title to the financed vehicles will not be amended to reflect assignment to the trust;

• holders of some types of liens, such as tax liens or mechanics liens, may have priority over the trust’s security interest;

• the trust may lose its security interest in vehicles confiscated by the government; and

• the trust could lose its priority to a person who obtains physical possession of a receivable without knowledge of the assignment of the receivable to the trust.

Neither the seller nor the servicer will be required to repurchase a receivable if the security interest in a related vehicle or the receivable becomes impaired after the receivable is sold to the trust.

Bankruptcy of Ford Credit could result in delays in payment or losses on the securities	If Ford Credit becomes subject to bankruptcy proceedings, you could experience losses or delays in payments on your securities. Ford Credit will sell the receivables to the seller, and the seller will in turn transfer the receivables to the trust. However, if Ford Credit becomes subject to a bankruptcy proceeding, a court in the bankruptcy proceeding could conclude that Ford Credit effectively still owns the receivables by concluding that the sale to the seller was not a “true sale” or that the seller should be consolidated with Ford Credit for bankruptcy purposes. If a court were to reach this conclusion, you could experience losses or delays in payments on your securities due to, among other things:

• the “automatic stay” which prevents secured creditors from exercising remedies against a debtor in bankruptcy without permission from the court and provisions of the U.S. Bankruptcy Code that permit substitution of collateral in certain circumstances;

• certain tax or government liens on Ford Credit’s property that arose prior to the transfer of the receivables to the trust have a claim on collections that is senior to payments on your securities; and

• the trust not having a perfected security interest in (1) one or more of the vehicles securing the receivables or (2) any cash collections held by Ford Credit at the time that Ford Credit becomes the subject of a bankruptcy proceeding.

The seller will take steps in structuring the transactions to minimize the risk that a court would consolidate the seller with Ford Credit for bankruptcy purposes or conclude that the sale of the receivables to the seller was not a “true sale.”

In a 1993 case, the U.S. Court of Appeals for the Tenth Circuit concluded that accounts transferred by a seller to a buyer should be included in the bankruptcy estate of the seller even if the transfer was a true sale. The reasoning appears to be inconsistent with other cases and of expert commentators to the Uniform Commercial Code, including comments made after the 1993 decision, and we are not aware of any subsequent cases that have been similarly decided. However, if Ford Credit enters a bankruptcy proceeding and the court in the bankruptcy proceeding applies the reasoning of the court in that case, you could experience losses or delays in payments on your securities.

Only the assets of the trust are available to pay your securities	None of the seller, the general partner of the seller, Ford Credit or Ford Motor Company or any of their affiliates is obligated to make any payments relating to (1) the notes or certificates of a trust or (2) the receivables owned by a trust. Therefore, you may seek payment of your securities only from the assets of the trust. If these assets are insufficient, you may suffer losses on your securities. There are, however, two exceptions:

• first, the seller will make representations and warranties regarding the characteristics of the receivables it sells to the trust and may have to repurchase receivables if any of these representations and warranties are breached and the receivable is materially and adversely affected by the breach; and

• second, the servicer may have to purchase a receivable if it breaches certain of its servicing obligations, including extending the payment schedule of the receivable beyond the date specified in the prospectus supplement.

Each trust will have the receivables as assets and, to the extent specified in the related prospectus supplement, various deposit accounts and any credit enhancement.

Amounts on deposit in any reserve account will be limited and subject to depletion. The amount required to be on deposit in any reserve account will be limited in amount. After the amounts in the reserve account are depleted, the trust will depend solely on collections on the receivables to make payments on your securities. The balance in any reserve account will decrease as —

• the outstanding balance of the receivables decreases; and

• amounts are paid out to cover shortfalls in distributions of principal and interest on the securities.

You may suffer losses upon a liquidation of the receivables if the proceeds of the liquidation are less than the amounts due on the outstanding securities. If the receivables of any trust are liquidated, the related securityholders may suffer losses if the trust sells the receivables for less than the total amount due on the securities. If an Event of Default occurs under the related indenture, the indenture trustee may sell the receivables owned by the related trust, subject to the conditions set forth in “Description of the Notes — The Indenture — Rights Upon Events of Default” in this prospectus. The market value of the receivables may be less than the aggregate principal amount of the outstanding notes and certificates. Therefore, upon an event of default with respect to the notes of any trust, there can be no assurance that sufficient funds will be available to repay the related securityholders in full.

Delays in collecting payments could occur if Ford Credit ceases to be the servicer	If Ford Credit were to cease acting as servicer, the processing of payments on the receivables and information relating to collections could be delayed, which could delay payments to securityholders. Ford Credit can be removed as servicer if it defaults on its servicing obligations as described in the prospectus section titled “Description of the Receivables Transfer and Servicing Agreements — Events of Servicing Termination”.

Subordination may cause some classes of securities to bear additional credit risk	The rights of the holders of any Class of notes to receive payments of interest and principal may be subordinated to one or more other Classes of notes. In addition, the rights of the holders of any Class of certificates to receive payments of interest and principal may be subordinated to one or more Classes of notes and to one or more other Classes of certificates.

Holders of subordinated Classes of securities will bear more credit risk than more senior Classes. Subordination may take the following forms:

• interest payments on any date on which interest is due will first be allocated to the more senior Classes;

• principal payments on the subordinated Classes might not begin until principal of the more senior Classes is repaid in full;

• subordinated Classes bear the first risk of losses; and

• if the trustee had to sell receivables, the net proceeds of that sale may be allocated first to pay principal and interest on the more senior Classes.

The timing and priority of payment, seniority, allocations of losses and method of determining payments on the respective Classes of securities of any trust will be described in the related prospectus supplement.

For more information about these credit risks, see “Description of the Notes” and “Description of the Certificates” in this prospectus and, as applicable, in the related prospectus supplement.

You may have to reinvest your principal at a lower rate of return because of prepayments on the securities	If your securities are prepaid, you may not be able to reinvest the principal repaid to you earlier than expected at a rate of return that is equal to or greater than the rate of return on your securities.

Potential prepayment of securities due to prepayment of receivables. All the receivables may be prepaid at any time. “Prepayments” may include:

• prepayments in full;

• partial prepayments (including those related to rebates of extended warranty contract costs and insurance premiums);

• liquidations due to default;

• receipts of proceeds from physical damage, credit life and disability insurance policies; and

• repurchases for other administrative reasons.

A variety of economic, social and other factors will influence the rate of prepayments on the receivables, including the structure of the loan and the fact that the vehicle securing a receivable may not be sold without the consent of the servicer. Faster than expected prepayments on the receivables will require the trust to make payments on the notes and certificates earlier than expected.

You may suffer losses on your securities because the servicer will hold collections and commingle them with its own funds	The servicer will generally be permitted to hold with its own funds (1) collections it receives from obligors on the receivables and (2) the purchase price of receivables required to be repurchased from the trust until the next date distributions are due to be made on the securities. During this time, the servicer may invest collections and repurchase price amounts at its own risk and for its own benefit and need not segregate them from its own funds. If the servicer is unable to pay these amounts to the trust on the distribution date, you might incur a loss on your securities.

On or before the business day preceding a date when payments are due to be made on the securities, the servicer must deposit to the related collection account (1) all the collections it received and (2) the aggregate purchase amount of any receivables to be purchased from the trust.

For more information about the servicer’s obligations regarding payments on the receivables, see “Description of the Receivables Transfer and Servicing Agreements — Collections” in this prospectus.

The Controlling Class controls removal of the servicer upon a default on its servicing obligations	The indenture trustee or majority of the Note Balance of the Controlling Class (or, if no notes are outstanding, the Owner Trustee or a majority of the Certificate Balance of the

Controlling Certificate Class) can remove the servicer if the servicer —

• does not deliver to the applicable trustee the available funds for application to a required payment [after a grace period after notice or discovery];

• defaults on a servicing obligation which materially and adversely affects the trust [after a grace period after notice]; or

• becomes the subject of certain insolvency proceedings.

A majority of the Note Balance of the Controlling Class (or, if no notes are outstanding, the majority of the Certificate Balance of the Controlling Certificate Class) may also waive a default by the servicer. The holders of any subordinate Class of securities do not have any rights to participate in such determinations for so long as any of the more senior Classes are outstanding, and the subordinate Classes of securities may be adversely affected by determinations made by the more senior Classes. See “Description of the Receivables Transfer and Servicing Agreements — Events of Servicing Termination”.

If book-entry registration is used, you may be able to exercise your rights as a securityholder only through the clearing agency	If the prospectus supplement specifies that securityholders of the trust will hold their interests through a clearing agency or one of its participating organizations, the securities will be registered in the name of a nominee of the clearing agency and physical certificates will not be issued to individual securityholders. These securityholders will not be recognized directly by the trustee of the trust or the indenture trustee and must exercise all of their rights and receive any payments through the clearing agency or the participating organization, unless physical certificates are issued. Physical certificates will only be issued in the limited circumstances described in the prospectus section titled “Certain Information Regarding the Securities — Definitive Securities”. The clearing agency in the U.S. is expected to be DTC and in Europe either Clearstream or Euroclear.

THE TRUSTS

       The seller will establish a separate trust as either a Delaware business trust or a common law trust to issue each series of notes and certificates. Each trust will be established for the transactions described in this prospectus and in the related prospectus supplement.

The Receivables

       Certain information concerning Ford Credit’s experience with respect to its portfolio of U.S. retail installment sale contracts for new and used automobiles and light trucks (including previously sold contracts which Ford Credit continues to service) will be set forth in each prospectus supplement. There can be no assurance that the delinquency, repossession and net loss experience on any Receivables Pool will be comparable to prior experience or to such information.

       In addition to the receivables, the trust will also have a right to —

•	in the case of Actuarial Receivables, all payments due thereunder on or after the applicable Cutoff Date;

•	in the case of Simple Interest Receivables, all payments due or received thereunder on or after the applicable Cutoff Date; and

•	monies received prior to the applicable Cutoff Date on any receivable that are due on or after the applicable Cutoff Date and were not used to reduce the principal balance of the receivable.

       On the Closing Date, the seller will sell and transfer the Initial Receivables to the trust in an amount specified in the related prospectus supplement. To the extent provided in the related prospectus supplement, the seller will convey any Subsequent Receivables to the trust during the Funding Period or any other period as specified in the prospectus supplement. During a Funding Period, the trusts may purchase any Subsequent Receivables with amounts on deposit in a pre-funding account. Up to 100% of the net proceeds from the sale of the securities issued by a trust may be deposited into a pre-funding account to later purchase Subsequent Receivables. Any Subsequent Receivables will also be assets of the trust and will be subject to the prior rights of the related indenture trustee and the noteholders, if any, therein. The property of each trust will also include:

•	security interests in the financed vehicles;

•	the rights to proceeds from claims on certain physical damage, credit life, credit disability or other insurance policies, if any, covering the financed vehicles or the obligors;

•	the seller’s rights to certain documents and instruments relating to the receivables;

•	such amounts as from time to time may be held in one or more accounts maintained under the related sale and servicing agreement;

•	certain rights under the related sale and servicing agreement;

•	certain rights under the purchase agreement;

•	certain payments and proceeds with respect to the receivables held by the servicer;

•	certain rebates of premiums and other amounts relating to certain insurance policies and other items financed under the receivables;

•	security interests in any other property securing the receivable whether attaching prior to or subsequent to the purchase of the receivable by Ford Credit; and

•	any and all proceeds of the above items.

       The relevant rights and benefits with respect to the property of the trust will be assigned by the seller and the applicable trustee to the related indenture trustee for the benefit of the noteholders. Any yield supplement account will be maintained with the related indenture trustee or applicable trustee, as the case may be, for the benefit of the holders of the related securities.

       Assets relating to credit enhancement may be part of the property of the trust. If and to the extent specified in the related prospectus supplement, one or more of the following may be a part of the property of the trust:

•	a yield supplement account (including any rights under the related yield supplement agreement);

•	a reserve account; or

•	another form of credit enhancement.

The Trustee

       The trustee for each trust will be specified in the related prospectus supplement. The trustee’s liability in connection with the issuance and sale of the related securities is limited solely to the express obligations of the trustee set forth in the related trust agreement. The trustee may resign at any time, in which event the administrator, or its successor, will be obligated to appoint a successor trustee. The administrator of each trust may also remove the trustee if:

•	the trustee ceases to be eligible to continue as trustee under the related trust agreement; or

•	the trustee becomes insolvent.

       In either of these circumstances, the administrator must appoint a successor trustee. If the trustee resigns or is removed, the resignation or removal and appointment of a successor trustee will not become effective until the successor trustee accepts its appointment.

       The principal offices of each trust and the related trustee will be specified in the applicable prospectus supplement.

FORD CREDIT

       Ford Credit was incorporated in Delaware in 1959 and is a wholly owned indirect subsidiary of Ford Motor Company.

       Ford Credit and its subsidiaries provide wholesale financing and capital loans to Ford dealers and associated non-Ford dealers throughout the world, most of which are privately owned and financed, and purchase retail installment sale contracts and retail leases from them. Ford Credit also makes loans to vehicle leasing companies, the majority of which are affiliated with such dealerships. In addition, Ford Credit provides these financing services in the United States, Europe, Canada and Australia to non-Ford dealers. A substantial majority of all new vehicles financed by Ford Credit are manufactured by Ford Motor Company. In the United States, Ford Credit (exclusive of PRIMUS) purchases automotive retail contracts from about 7,100 Ford dealers and associated non-Ford dealers through approximately 140 automotive financing branches.

       Ford Credit and PRIMUS also provide retail financing for used vehicles built by Ford Motor Company and other manufacturers. In addition to vehicle financing, Ford Credit makes loans to affiliates of Ford Motor Company and finances certain receivables of Ford Motor Company and its subsidiaries. Ford Credit also conducts insurance operations through the American Road Insurance Company and its subsidiaries in the United States and Canada. American Road’s business consists of extended service plan contracts for new and used vehicles manufactured by affiliated and nonaffiliated companies, primarily originating from Ford dealers, physical damage insurance covering vehicles and equipment financed at wholesale by Ford Credit, and the reinsurance of credit life and credit disability insurance for retail purchasers of vehicles and equipment.

       The mailing address of Ford Credit’s executive offices is The American Road, Dearborn, Michigan 48121. The telephone number of such offices is (313) 322-3000.

PRIMUS

       Primus Automotive Financial Services, Inc., a New York corporation, was formed in October 1991 and is the successor corporation to Marine Midland Automotive Financial Corporation, which was purchased by Ford Credit in 1990. Approximately 1,800 Ford Credit employees conduct PRIMUS’ operations in the United States through 29 branch offices and its headquarters located in suburban Nashville, Tennessee.

       Commencing in 1991, and until August 1999, PRIMUS conducted its business as a wholly owned subsidiary of Ford Credit. Until August 1999, PRIMUS assigned receivables it generated, together with the related financing documents, security interests in the related vehicles and any other property securing the receivables, to Ford Credit immediately after being acquired by PRIMUS. Commencing in August 1999, PRIMUS Automotive Financial Services, Inc. ceased its business operations, and Ford Credit began conducting the business using the d/b/a Primus Financial Services.

       PRIMUS offers a full array of automotive financing products, including indirect retail and lease programs, wholesale lines of credit, mortgages, capital loans and revolving lines of credit, all designed for non-Ford dealers and their retail customers. These non-Ford dealers include those selling vehicles manufactured by DaimlerChrysler, General Motors, Honda, Jaguar, Mazda, Nissan, Saturn, Subaru, Suzuki, Toyota and Volkswagen. In addition to offering financing under the PRIMUS name, PRIMUS offers private-label financial services to Subaru of America, Inc., Jaguar Cars, Inc., Mazda North American Operations, American Suzuki Motor Company and Kia Motors America, Inc. PRIMUS also is the source of choice for The Hertz Corporation and Aston Martin. In addition, PRIMUS purchases receivables from other finance sources.

       The retail installment sale contracts purchased by PRIMUS are usually purchased without recourse to the dealer or the seller, subject to exceptions for certain breaches of representations and warranties and delivery to PRIMUS of a valid, enforceable and correctly issued lien on the related vehicle. PRIMUS services the receivables it originates in accordance with substantially the same servicing guidelines and criteria as Ford Credit.

THE RECEIVABLES POOLS

Property of the Trusts

Origination. The receivables in each trust consist of retail installment sale contracts secured by new and used automobiles and light trucks. The receivables have been or will be purchased directly by Ford Credit or by PRIMUS from vehicle dealers in the ordinary course of business. A dealer is paid a purchase price for each receivable generally equal to the total contract balance less the finance charge. A portion of the finance charge usually is paid or credited to the dealer.

       Generally, no more than 100% of the negotiated purchase price of a vehicle, plus related amounts such as taxes, insurance, etc., is financed, which amount generally is less than or equal to the MSRP of a new vehicle or published prices for used vehicles. New vehicles generally can be purchased at a discount from MSRP.

Underwriting. Ford Credit and PRIMUS utilize common underwriting standards and credit evaluation criteria which emphasize the obligor’s ability to pay and creditworthiness, as well as the asset value of the vehicle being produced. Each applicant for a contract completes a credit application with the dealer. Each application is screened for acceptability and a credit investigation is conducted to determine the creditworthiness of the applicant. The credit investigation is conducted through the use of a credit bureau review of each application together with an internal review and verification process. Statistically-based retail credit risk rating guidelines are used to determine the creditworthiness of applicants.

       These guidelines are used as internal measuring devices to indicate the degree of risk associated with offered contracts and are not the sole method used to decide whether to extend credit. The final credit decision also reflects other factors such as the relationship with the dealer and the judgment of the credit analyst. Within each branch, purchase approval authority guidelines are established based upon the amount financed, the percent of the total purchase price advanced and credit scores. The retail rate pricing strategy is based on a principle of offering the dealer or seller a minimum rate that reflects the level of risk associated with the customer’s credit evaluation. The dealer establishes the retail rate with the obligor. Each obligor is required on each related receivable to obtain or agree to obtain physical damage insurance.

       Once an offered contract has been approved, the dealer submits the contract and the credit application to be checked by Ford Credit or PRIMUS for accuracy and regulatory compliance. The dealer is required to perfect the security interest of either Ford Credit or PRIMUS, as applicable, in the vehicles.

Subvention. Subvention programs are marketing tools of automobile manufacturers under which the manufacturer will offer a reduced financing rate to retail customers as an incentive to purchase an automobile. Subvention programs, if any, require the respective automobile manufacturer to pay an amount to compensate Ford Credit or PRIMUS for offering the incentive interest rate financing. The subvention compensation payments will not be property of the trust.

Servicing and Collections. Ford Credit and PRIMUS separately service their respective accounts, but utilize common servicing practices and procedures. Ford Credit services over 4.2 million retail accounts. Ford Credit is in the process of relocating its servicing operations into seven regional service centers in the U.S. PRIMUS services over 0.5 million retail accounts in the United States from its service center in Franklin, Tennessee. Servicing personnel do not know if a receivable that they are servicing has been sold to a third party.

       Obligors are instructed to send their monthly payments to one of several lock-box centers. Most of the receivables are paid without any additional servicing. Collection accounts are rated by behavior evaluation and collection assignments are initiated after specified periods of delinquency. These assignments are placed in high, medium and low categories respectively for collection follow-up.

       A customer collection representative will attempt to contact a delinquent obligor to determine the reason for a delinquency and identify the obligor’s plans to resolve the delinquency. If the obligor cannot make the past due payments, extensions and rewrites are the primary options used to adjust a delinquent account. A rewrite is a refinancing of the obligor’s outstanding balance with a different contract term, while an extension defers remaining payments for one or more months. A fee or additional interest, as appropriate, is usually collected on extensions and rewrites to cover the costs associated with revised terms. Periodic management reports (delinquencies, extensions, rewrites, etc.) and operating audits are the primary methods used to maintain control over the use of collection actions.

Repossession and Write-offs. Reasonable efforts will be made to collect on delinquent accounts and keep obligors’ accounts current. Repossession is considered as a last resort when:

•	the obligor has demonstrated the inability to pay or the intention not to pay;

•	the security interest in the vehicle is impaired; and/or

•	the customer has not complied with specific contract provisions.

       Upon repossession or voluntary surrender of a vehicle, a condition report is prepared. A repossessed vehicle is sold at an auction and the proceeds are applied to the outstanding balance of the receivable. Ford’s Vehicle Remarketing Department manages the disposal of repossessed vehicles and seeks to obtain the highest net price for the vehicle, comprised of gross auction proceeds less auction fees and costs for reconditioning and transportation.

       All collection activities for accounts that have been written off by Ford Credit are consolidated and performed by Ford Credit at its collection operations in Mesa, Arizona. These collection efforts have recovered an average of 20% of the remaining balances (after application of repossession proceeds). The collection activities for accounts written off by PRIMUS have been performed by PRIMUS employees and by outside collection agencies, but are expected to be consolidated and performed by Ford Credit in the near future. Collection activities are continued until an account is paid or settled in full, legally uncollectible due to bankruptcy of the obligor, the death of the obligor without a collectible estate or the expiration of the statute of limitations.

Criteria for Selecting the Receivables. The receivables to be held by each trust will be selected from Ford Credit’s portfolio for inclusion in a Receivables Pool by several criteria, including that each receivable:

•	is secured by a new or used vehicle;

•	was originated in the U.S.;

•	provides for level monthly payments (except for the last payment, which may be minimally different from the level payments or which, in the case of Final Payment Receivables, may be a larger final scheduled payment) that fully amortize the amount financed over its original term to maturity;

•	is an Actuarial Receivable or a Simple Interest Receivable (either of which may be a Final Payment Receivable); and

•	satisfies the other criteria, if any, set forth in the related prospectus supplement.

       No selection procedures which the seller believes to be adverse to the noteholders or the certificateholders of any trust will be used in selecting the related receivables. All terms of the retail installment sale contracts constituting such receivables which are material to investors are described in this prospectus and in the related prospectus supplement.

Simple Interest Receivables. If an obligor on a Simple Interest Receivable pays a fixed monthly installment before its scheduled due date —

•	the portion of the payment allocable to interest for the period since the preceding payment was made will be less than it would have been had the payment been made as scheduled; and

•	the portion of the payment applied to reduce the unpaid principal balance will be correspondingly greater.

       Conversely, if an obligor pays a fixed monthly installment after its scheduled due date —

•	the portion of the payment allocable to interest for the period since the preceding payment was made will be greater than it would have been had the payment been made as scheduled; and

•	the portion of the payment applied to reduce the unpaid principal balance will be correspondingly less.

       In either case, the obligor pays a fixed monthly installment until the final scheduled payment date, at which time the amount of the final installment is increased or decreased as necessary to repay the then outstanding principal balance. If a Simple Interest Receivable is prepaid, the obligor is required to pay interest only to the date of prepayment. The servicer, however, is required to make a non-reimbursable advance to the trust of interest which would have accrued to the next scheduled due date of the receivable.

Actuarial Receivables. Because interest and principal are not computed separately on Actuarial Receivables, obligors under Actuarial Receivables will be entitled to rebates of unearned finance charges if they prepay or if their obligations are accelerated. If an Actuarial Receivable is prepaid in full, with minor variations based upon state law, Actuarial Receivables require that any rebate be calculated on the basis of a constant interest rate.

Final Payment Receivables. If so provided in the related prospectus supplement, only the principal and interest payments due on Final Payment Receivables prior to the final scheduled payment and not the final scheduled payment will be included in a trust; the final scheduled payment will be retained by the seller. However, the seller may also transfer the final scheduled payments with respect to the related Final Payment Receivables to a trust and cause that trust to issue certificates representing interests in such final scheduled payments or indebtedness secured by such final scheduled payments.

We Will Provide More Specific Information About the Receivables in the Prospectus Supplement

       We will provide information about each Receivables Pool in the related prospectus supplement, including, to the extent appropriate:

•	the portion of such Receivables Pool originated by Ford Credit and by PRIMUS;

•	the portion of such Receivables Pool consisting of Actuarial Receivables and of Simple Interest Receivables;

•	the portion of such Receivables Pool secured by new vehicles and by used vehicles;

•	the aggregate principal balance of all of the receivables;

•	the average principal balance of the receivables and the range of principal balances;

•	the number of receivables;

•	the average original amount financed and the range of original amount financed;

•	the weighted average APR and the range of APRs;

•	the weighted average original term and the range of original terms;

•	the weighted average remaining term and the range of remaining terms;

•	the scheduled weighted average life; and

•	the distribution by APR and by the states of origination.

MATURITY AND PREPAYMENT CONSIDERATIONS

       The weighted average life of the notes and the certificates of any trust will generally be influenced by the rate at which the principal balances of the related receivables are paid, which payment may be in the form of scheduled amortization or prepayments. “Prepayments” for these purposes includes the following circumstances:

•	Prepayments in full. All of the receivables are prepayable at any time without penalty to the obligor.

•	Repurchases of the receivables by the seller. The seller may be required to repurchase a receivable from the trust if certain breaches of representations and warranties occur and the receivable is materially and adversely affected by the breach.

•	Repurchases of the receivables by the servicer. The servicer may be obligated to purchase a receivable from the trust if certain breaches of covenants occur or if the servicer extends or modifies the terms of a receivable beyond the date specified in the prospectus supplement.

•	Partial prepayments, including those related to rebates of extended warranty contract costs and insurance premiums.

•	Liquidations of the receivables due to default.

•	Receipts of proceeds from physical damage, credit life and disability insurance policies.

•	Receivables repurchased by the seller or the servicer for administrative reasons.

       In light of the above considerations, there can be no assurance as to the amount of principal payments to be made on the notes or the certificates of a given trust on each Distribution Date, as applicable, since such amount will depend, in part, on the amount of principal collected on the related Receivables Pool during the applicable Collection Period. To the extent provided in the related prospectus supplement, the weighted average life of a Class of notes or certificates may be dependent upon the issuance of another Class of notes or certificates, the proceeds of which would be applied to pay such previously issued notes or certificates. Any reinvestment risks resulting from a faster or slower incidence of prepayment of receivables will be borne entirely by the securityholders of a given trust. The related prospectus supplement may set forth certain additional information with respect to the maturity and prepayment considerations applicable to the particular Receivables Pool and the related securities of the trust.

USE OF PROCEEDS

       The net proceeds from the sale of the securities of a given trust will be applied by the Seller —

•	to the purchase of the receivables from Ford Credit;

•	to make the initial deposit into any pre-funding account;

•	to make the initial deposit into any yield supplement account;

•	to make the initial deposit into any reserve account; and

•	for any other purposes specified in the related prospectus supplement.

       The net proceeds of any securities issued by a trust after its Closing Date will be applied as set forth in the related prospectus supplement.

THE SELLER AND THE GENERAL PARTNER

Description of the Seller and the General Partner

       The seller was organized as a Delaware limited partnership in February 1996. The General Partner of the seller is Ford Credit Auto Receivables Two, Inc., a Delaware corporation and a wholly owned, limited-purpose subsidiary of Ford Credit. The limited partnership interests in the seller are owned by Ford Credit. The seller was organized for limited purposes, which include purchasing receivables from Ford Credit and transferring such receivables to third parties and any activities incidental to and necessary or convenient for the accomplishment of such purposes. The principal executive offices of the seller are located at One American Road, Dearborn, Michigan 48121. The telephone number of such offices is (313) 322-3000. The General Partner is located at One American Road, Dearborn, Michigan 48121.

Insolvency of the Seller or the General Partner May Result in Consolidation of Their Assets with the Trust

       The seller has taken steps in structuring the transactions contemplated in this prospectus and in the related prospectus supplement that are intended to ensure that the voluntary or involuntary application for relief by Ford Credit under any Insolvency Law will not result in consolidation of the assets and liabilities of either of the seller or the General Partner with those of Ford Credit. These steps include the creation of the seller as a separate, limited-purpose limited partnership under a limited partnership agreement containing certain limitations (including restrictions on the nature of the seller’s business and a restriction on the seller’s ability to commence a voluntary case or proceeding under any Insolvency Law without the consent of the General Partner). In addition, the General Partner is a separate, limited-purpose corporation whose Certificate of Incorporation contains certain limitations (including restrictions on the nature of the General Partner’s business and a restriction on the General Partner’s ability to commence a voluntary case or proceeding with respect to itself or the seller under any Insolvency Law without the unanimous affirmative vote of all of its directors). Such Certificate of Incorporation includes a provision that, under certain circumstances relating to the credit ratings of Ford Credit, requires the General Partner to have two directors who qualify under the Certificate of Incorporation as “Independent Directors.” However, there can be no assurance that the activities of the seller or the General Partner would not result in a court concluding that the assets and liabilities of such entity should be consolidated with those of Ford Credit in a proceeding under any Insolvency Law.

       The seller has received the advice of counsel to the effect that, subject to certain facts, assumptions and qualifications, it would not be a proper exercise by a court of its equitable discretion to disregard the separate existence of each of the seller and the General Partner and to require the consolidation of the assets and liabilities of either such entity with the assets and liabilities of Ford Credit in the event of the application of the federal bankruptcy laws to Ford Credit. Among other things, it is assumed by counsel that each of the seller and the General Partner will follow certain procedures in the conduct of its affairs, including maintaining records and books of account separate from those of Ford Credit, refraining from commingling its assets with those of Ford Credit, doing business from an office separate from that of Ford Credit and refraining from holding itself out as having agreed to pay, or being liable for, the debts of Ford Credit. Each of the seller and the General Partner intends to follow and has represented to such counsel that it will follow these and other procedures related to maintaining its separate identity. However, in the event that either the seller or the General Partner did not follow these procedures, there can be no assurance that a court would not conclude that the assets and liabilities of such entity should be consolidated with those of Ford Credit. If a court were to reach such a conclusion, or a filing were made under any Insolvency Law by or against the seller or the General Partner, or if an attempt were made to litigate any of the foregoing issues, delays in distributions on the securities (and possible reductions in the amount of such distributions which may be substantial) could occur.

Trust Assets May be Adversely Affected if Sale of Receivables to the Seller Were Treated as a Loan

       Ford Credit and the seller each intend that each transfer of receivables by Ford Credit to the seller under a purchase agreement constitute a “true sale” of such receivables to the seller. If the transfer constitutes such a “true sale,” the receivables and the proceeds thereof would not be part of Ford Credit’s bankruptcy estate under Section 541 of the U.S. Bankruptcy Code should Ford Credit become the subject of a bankruptcy case subsequent to the transfer of the receivables to the seller. The seller has received the advice of counsel to the effect that, subject to certain facts, assumptions and qualifications, in the event Ford Credit were to become the subject of a voluntary or involuntary case under the United States Bankruptcy Code subsequent to the transfer of receivables to the seller, the transfer of such receivables by Ford Credit to the seller under the related purchase agreement would be characterized as a “true sale” of such receivables from Ford Credit to the seller and such receivables and the proceeds thereof would not form part of Ford Credit’s bankruptcy estate under Section 541 of the U.S. Bankruptcy Code.

       In Octagon Gas Systems, Inc. v. Rimmer, 995 F.2d 948 (10th Cir. 1993), cert. denied 114 S. Ct. 554 (1993), the United States Court of Appeals for the Tenth Circuit suggested that even where a transfer of accounts from a seller to a buyer constitutes a “true sale,” the accounts would nevertheless constitute property of the seller’s bankruptcy estate in a bankruptcy of the seller. If Ford Credit or the seller were to become subject to a bankruptcy proceeding and a court were to follow the Octagon court’s reasoning, securityholders might experience delays in payment or possibly losses on their investment in the securities. As part of the advice of counsel described above, counsel has advised the seller that the reasoning of the Octagon case appears to be inconsistent with other precedent. In addition, the Permanent Editorial Board of the Uniform Commercial Code has issued an official commentary (PEB Commentary No. 14) which characterizes the Octagon court’s interpretation of Article 9 of the Uniform Commercial Code as erroneous. Such commentary states that nothing in Article 9 is intended to prevent the transfer of ownership of accounts or chattel paper. However, such commentary is not legally binding on any court.

DESCRIPTION OF THE NOTES

       One or more Classes of Asset Backed Notes of the related trust will be issued under the terms of an indenture between the trust and the indenture trustee specified in the related prospectus supplement, a form of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the notes and the indenture.

The Trust May Use Book-Entry Registration Instead of Issuing Definitive Notes

       Each Class of notes may initially be represented by one or more notes, in each case registered in the name of DTC’s nominee, unless they are Definitive Notes. The notes will be available for purchase in the denominations specified in the related prospectus supplement and may be available in book-entry form only. Accordingly, such nominee is expected to be the holder of record of the notes issued in book-entry form. If a Class of notes is issued in book-entry form, unless and until Definitive Notes are issued under the limited circumstances described in this prospectus or in the related prospectus supplement, no noteholder of such Class of notes will be entitled to receive a physical certificate representing a note of such Class. If a Class of notes is issued in book-entry form, all references in this prospectus and in the related prospectus supplement to actions by noteholders of such Class of notes refer to actions taken by DTC upon instructions from its participating organizations and all references in this prospectus and in the related prospectus supplement to distributions, notices, reports and statements to noteholders of such Class of notes refer to distributions, notices, reports and statements to DTC or its nominee, as the registered holder of such Class of notes, for distribution to noteholders of such Class of notes in accordance with DTC’s procedures with respect thereto.

Principal and Interest on the Notes

       Each Class of notes will have a stated principal or notional amount and may bear interest at the Note Interest Rate. The timing and priority of payment, seniority, allocations of losses, Note Interest Rate and amount of or method of determining payments of principal and interest on each Class of notes of a given trust will be described in the related prospectus supplement. The right of holders of any Class of notes to receive payments of principal and/or interest may be senior or subordinate to the rights of holders of any other Class or Classes of notes of such trust, as described in the related prospectus supplement. Payments of interest on the notes of such trust may be made prior to payments of principal thereon. The dates for payments of interest and principal on the notes of such trust may be different from the Distribution Dates for the certificates of such trust. To the extent provided in the related prospectus supplement, the trust may include one or more Classes of notes designated as planned amortization Classes, targeted amortization Classes, companion Classes or Variable Pay Term Notes, each as described in the related prospectus supplement.

       Strip Notes and Residual Cash Flow Notes. To the extent provided in the related prospectus supplement, the trust may include one or more Classes of notes that are —

•	Strip Notes entitled to (1) principal payments with disproportionate, nominal or no interest payments or (2) interest payments with disproportionate, nominal or no principal payments; or

•	Residual Cash Flow Notes entitled to all or a portion of any remaining payments of principal and interest on the related receivables after making all other distributions on each Distribution Date.

       Note Interest Rates. Each Class of notes may have a different Note Interest Rate, which may be a fixed, variable or adjustable rate. For certain Classes of Strip Notes, the Note Interest Rate may be zero. The related prospectus supplement will specify the Note Interest Rate for each Class of notes of a given trust or the method for determining such Note Interest Rate.

       Prepayment of Notes. One or more Classes of notes of the trust may be redeemable in whole or in part under the circumstances specified in the related prospectus supplement, including at the end of any Funding Period from any amounts remaining in the pre-funding account or as a result of the servicer’s exercising its option to purchase the related Receivables Pool. In the event of a redemption at the end of any Funding Period, the noteholders may be entitled to receive a redemption premium from the trust, in the amount and to the extent provided in the related prospectus supplement.

       Fixed Principal Payments. To the extent specified in any prospectus supplement, one or more Classes of notes of a given trust may have fixed principal payment schedules; noteholders of such notes would be entitled to receive as payments of principal on any given Distribution Date the applicable amounts set forth on such schedule with respect to such notes, in the manner and to the extent set forth in the related prospectus supplement.

       Targeted Scheduled Distribution Dates. To the extent specified in any prospectus supplement, one or more Classes of notes of a given trust may have targeted scheduled distribution dates on which such notes will be paid in full to the extent the trust is able to issue a Variable Pay Term Note in sufficient principal amount. The proceeds of issuance of such Variable Pay Term Note, which may be issued publicly or privately, will be applied to pay the specified Class of notes, in the manner set forth in the related prospectus supplement and such Variable Pay Term Note will receive principal payments in the amounts and with the priority specified in the related prospectus supplement.

       Priority. If so specified in the related prospectus supplement, payments of interest to all noteholders of a particular Class or to one or more other Classes will have the same priority.

Under certain circumstances, the amount available for such payments could be less than the amount of interest payable on the notes on any of the dates specified for payments in the related prospectus supplement, in which case each noteholder of a particular Class will receive its ratable share (based upon the aggregate amount of interest due to such Class of noteholders) of the aggregate amount available to be distributed in respect of interest on the notes of such trust. See “Description of the Receivables Transfer and Servicing Agreements — Distributions” and “— Credit and Cash Flow Enhancement.”

       If a trust issues two or more Classes of notes, the sequential order and priority of payment in respect of principal and interest, and any schedule or formula or other provisions applicable to the determination thereof, of each such Class will be set forth in the related prospectus supplement. Payments in respect of principal and interest of any Class of notes will be made on a pro rata basis among all the noteholders of such Class.

The Indenture

       Events of Default. With respect to the notes issued by a given trust, “Events of Default” under the related indenture will consist of:

•	a default for five days or more in the payment of any interest on notes of the Controlling Class;

•	a default in the payment of the principal of or any installment of the principal of any note when the same becomes due and payable;

•	a default in the observance or performance of any material covenant or agreement of the trust made in the related indenture other than those dealt with specifically elsewhere in the indenture as an Event of Default and the continuation of any such default for a period of 60 days after notice thereof is given to the trust by the applicable indenture trustee or to the trust and such indenture trustee by the holders of at least 25% of the Note Balance of the Controlling Class;

•	any representation or warranty made by the trust in the related indenture or in any certificate delivered pursuant thereto or in connection therewith having been incorrect in any material respect as of the time made, and such breach not having been cured within 30 days after notice thereof is given to the trust by the applicable indenture trustee or to the trust and such indenture trustee by the holders of at least 25% of the Note Balance of the Controlling Class;

•	certain events of bankruptcy, insolvency, receivership or liquidation of the applicable trust or its property as specified in the indenture; or

•	such other events, if any, set forth in the related prospectus supplement.

       The amount of principal required to be paid to noteholders of such trust under the related indenture, however, generally will be limited to amounts available to be deposited in the applicable note payment account. Therefore, the failure to pay principal on a Class of notes generally will not result in the occurrence of an Event of Default under the indenture until the final scheduled Distribution Date for such Class of notes.

       Rights upon Event of Default. With respect to the notes of a given trust, if an Event of Default should occur and be continuing with respect to the notes of any trust, the related indenture trustee or holders of a majority of the Note Balance of the Controlling Class may declare the principal of such notes to be immediately due and payable. Such declaration may be rescinded by the holders of a majority of the Note Balance of the Controlling Class then outstanding if both of the following occur:

(1) the issuer has paid or deposited with the indenture trustee enough money to pay:

•	all payments of principal of and interest on all notes and all other amounts that would then be due if the Event of Default causing the acceleration of maturity had not occurred; and

•	all sums paid or advanced by the indenture trustee and the reasonable compensation, expenses, disbursements and advances of the indenture trustee and its agents and counsel; and

(2) all Events of Default, other than the nonpayment of the principal of the notes that has become due solely by the acceleration, have been cured or waived.

Any such rescission could be treated, for federal income tax purposes, as a constructive exchange of such notes by the related noteholders for deemed new notes upon which gain or loss would be recognized.

       If an Event of Default has occurred with respect to the notes issued by any trust, the related indenture trustee may institute proceedings to collect amounts due or foreclose on trust property, exercise remedies as a secured party or sell the related receivables, subject to the limitations set forth below. Upon the occurrence of an Event of Default relating to the payment of principal of or a default for five days or more in the payment of interest of any note of such trust, in each case resulting in acceleration of the notes, the indenture trustee may sell the related receivables without obtaining the consent of the securityholders or may elect to have the applicable trust maintain possession of such receivables and apply collections as received. However, the indenture trustee is prohibited from selling the related receivables following any other Event of Default, unless

•	the holders of 100% of the Note Balance of the Controlling Class issued by such trust consent to such sale (excluding notes held by the seller, the servicer or their affiliates),

•	the proceeds of such sale are sufficient to pay in full the principal of and the accrued interest on the outstanding notes of such trust at the date of such sale, or

•	the indenture trustee determines that the assets of the trust pledged to secure the securities would not be sufficient on an ongoing basis to make all payments on the notes of such trust as such payments would have become due if such obligations had not been declared due and payable, and such indenture trustee obtains the consent of the holders of 66 2/3% of the Note Balance of the Controlling Class of such trust.

       In addition, if the Event of Default relates to a default by a trust in observing or performing any material covenant or agreement (other than an Event of Default relating to non-payment of interest or principal, insolvency or any other event which is otherwise specifically dealt with by the indenture), the indenture trustee is prohibited from selling the receivables unless the holders of all outstanding notes and certificates consent to such sale or the proceeds of such sale are sufficient to pay in full the principal of and the accrued interest on the outstanding notes and certificates of such trust.

       Subject to the provisions of the applicable indenture relating to the duties of the related indenture trustee, if an Event of Default under the indenture occurs and is continuing with respect to notes of the trust, such indenture trustee will be under no obligation to exercise any of the rights or powers under such indenture at the request or direction of any of the holders of such notes, if such indenture trustee reasonably believes it will not be adequately indemnified against the costs, expenses and liabilities which might be incurred by it in complying with such request. Subject to the provisions for indemnification and certain limitations contained in the related indenture, the holders of a majority of the Note Balance of the Controlling Class of a given trust will have the right to direct the time, method and place of conducting any proceeding or any remedy available to the applicable indenture trustee, and the holders of a majority of the Note Balance of the Controlling Class may, in certain cases, waive any default with respect thereto, except a default in the payment of principal or interest or a default in respect of a covenant or provision of such indenture that cannot be modified without the waiver or consent of the holders of all of the outstanding notes of the related trust. Any such waiver could be treated, for federal income tax purposes, as a constructive exchange of such notes by the related noteholders for deemed new notes upon which gain or loss would be recognized.

       No holder of a note of any trust will have the right to institute any proceeding with respect to the related indenture, unless —

•	such holder previously has given to the applicable indenture trustee written notice of a continuing Event of Default;

•	the holders of not less than 25% of the Note Balance of the Controlling Class of such trust have made written request to such indenture trustee to institute such proceeding in its own name as indenture trustee;

•	such holder or holders have offered such indenture trustee reasonable indemnity;

•	such indenture trustee has for 60 days after such notice, request and offer of indemnity failed to institute such proceeding; and

•	no direction inconsistent with such written request has been given to such indenture trustee during such 60-day period by the holders of a majority of the Note Balance of the Controlling Class.

       Each indenture trustee and the related noteholders, by accepting the related notes, will covenant that they will not at any time institute against the applicable trust any bankruptcy, reorganization or other proceeding under any federal or state bankruptcy or similar law.

       With respect to any trust, neither the related indenture trustee nor the related trustee in its individual capacity, nor any holder of a certificate representing an ownership interest in the trust nor any of their respective owners, beneficiaries, agents, officers, directors, employees, affiliates, successors or assigns will be personally liable for the payment of the principal of or interest on the related notes or for the agreements of the trust contained in the applicable indenture.

       The trusts will be subject to covenants under the indenture. Each trust will be subject to the covenants discussed below, as provided in the related indenture.

•	Restrictions on merger and consolidation. The related trust may not consolidate with or merge into any other entity, unless:

—	the entity formed by or surviving such consolidation or merger is organized under the laws of the United States, any state or the District of Columbia,

—	such entity expressly assumes the trust’s obligation to make due and punctual payments upon the notes of the related trust and the performance or observance of every agreement and covenant of the trust under the indenture,

—	no event that is (or with notice or lapse of time or both would become) an Event of Default under the indenture shall have occurred and be continuing immediately after such merger or consolidation,

—	the trust, the seller, the servicer, the trustee and the indenture trustee have been advised in writing that the rating of the notes and the certificates of such trust then in effect would not be reduced or withdrawn by the Rating Agencies as a result of such merger or consolidation,

—	the trust has received an opinion of counsel to the effect that such consolidation or merger would have no material adverse tax consequence to the trust or to any related noteholder or certificateholder,

—	any action as is necessary to maintain the lien and security interest created by the related indenture shall have been taken, and

—	the trust has received an opinion of counsel and officer’s certificate each stating that such consolidation or merger satisfies all requirements under the related indenture.

•	Other negative covenants. Each trust will not, among other things —

—	except as expressly permitted by the applicable Basic Documents, sell, transfer, exchange or otherwise dispose of any of the assets of the trust,

—	claim any credit on or make any deduction from the principal and interest payable in respect of the notes of the related trust (other than amounts withheld under the tax code) or assert any claim against any present or former holder of such notes because of the payment of taxes levied or assessed upon the trust or its property,

—	dissolve or liquidate in whole or in part,

—	permit the lien of the related indenture to be subordinated or otherwise impaired,

—	permit the validity or effectiveness of the related indenture to be impaired or permit any person to be released from any covenants or obligations with respect to such notes under such indenture except as may be expressly permitted thereby, or

—	permit any lien, charge, excise, claim, security interest, mortgage or other encumbrance to be created on or extend to or otherwise arise upon or burden the assets of the trust or any part thereof, or any interest therein or the proceeds thereof, except as may be created by the terms of the related indenture and except for liens on financed vehicles by obligors.

       No trust may engage in any activity other than as specified under the section of the related prospectus supplement titled “The Trust.” No trust will incur, assume or guarantee any indebtedness other than indebtedness incurred under the related notes and indenture, the related certificates and as a result of any Advances made to it by the servicer or otherwise in accordance with the Basic Documents.

       List of Noteholders. With respect to the notes of any trust, three or more holders of the notes of any trust or one or more holders of such notes evidencing not less than 25% of the Note Balance of the Controlling Class may, by written request to the related indenture trustee accompanied by a copy of the communication that the applicant proposes to send, obtain access to the list of all noteholders maintained by such indenture trustee for the purpose of communicating with other noteholders with respect to their rights under the related indenture or under such notes. Such indenture trustee may elect not to afford the requesting noteholders access to the list of noteholders if it agrees to mail the desired communication or proxy, on behalf of and at the expense of the requesting noteholders, to all noteholders of such trust.

       Annual Compliance Statement. Each trust will be required to file annually with the related indenture trustee a written statement as to the fulfillment of its obligations under the indenture as required by certain federal securities law.

       Indenture Trustee’s Annual Report. The indenture trustee for each trust will be required to mail each year to all related noteholders a brief report relating to its eligibility and qualification to continue as indenture trustee under the related indenture, any amounts advanced by it under the indenture, the amount, interest rate and maturity date of certain indebtedness owing by the trust to the applicable indenture trustee in its individual capacity, the property and funds physically held by such indenture trustee as such and any action taken by it that materially affects the related notes and that has not been previously reported.

       Satisfaction and Discharge of Indenture. An indenture will be discharged with respect to the collateral securing the related notes upon the delivery to the related indenture trustee for cancellation of all such notes or, with certain limitations, upon deposit with such indenture trustee of funds sufficient for the payment in full of all such notes.

       Modification of Indenture. Any trust, together with the related indenture trustee, may, without the consent of the noteholders of the trust but with prior notice to the Rating Agencies, execute a supplemental indenture for the purpose of:

•	further protecting the indenture trustee’s interest in the property subject to the lien of the related indenture;

•	evidencing any successor to the trust and the assumption of the obligations of the trust by such successor;

•	adding to the covenants of the trust made for the benefit of the noteholders;

•	surrendering any right or power conferred to the trust under the related indenture;

•	conveying or pledging any property to the related indenture trustee;

•	curing any ambiguity, correcting or supplementing any provision of the related indenture or making the terms of the related indenture consistent, so long as such action does not materially adversely affect the noteholders;

•	evidencing a successor indenture trustee or changing any provision necessary to facilitate administration of the trust; and

•	qualifying the related indenture under any federal statute.

       Any trust and the applicable indenture trustee may also enter into supplemental indentures, without obtaining the consent of the noteholders of such trust but with prior notice to the Rating Agencies, for the purpose of, among other things, adding any provisions to or changing in any manner or eliminating any of the provisions of the related indenture or modifying in any manner the rights of such noteholders (except with respect to the matters listed in the next paragraph which require the approval of the noteholders) provided that:

•	such action will not, as evidenced by an opinion of counsel, materially adversely affect the interest of any noteholder;

•	such action will not, as confirmed by the Rating Agencies rating the notes of the related trust, cause the then current rating assigned to any Class of such notes to be withdrawn or reduced; and

•	an opinion of counsel is delivered stating that certain adverse tax consequences will not result from such action.

       Any trust, together with the indenture trustee, may with prior notice to the Rating Agencies and the consent of holders of a majority of the Note Balance of the Controlling Class enter into an indenture or indenture supplement for the purpose of adding provisions to, or changing or modifying the rights of noteholders, provided that (1) such actions will not, as confirmed by the Rating Agencies rating the notes of the related trust, cause the then current rating assigned to any Class of notes to be withdrawn or reduced, and (2) an opinion of counsel is delivered stating that certain adverse tax consequences will not result from such action. Notwithstanding the foregoing, however, without the consent of the holder of each such outstanding note affected thereby (in addition to the satisfaction of each of the conditions set forth in the preceding paragraph), no supplemental indenture will:

•	change the due date of any installment of principal of or interest on any such note or reduce the principal amount thereof, the interest rate thereon or the redemption price with respect thereto, change the application of the proceeds of a sale of the trust property to payment of principal and interest on the notes or change any place of payment where, or the coin or currency in which, any such note or any interest thereon is payable;

•	impair the right to institute suit for the enforcement of certain provisions of the related indenture regarding payment;

•	reduce the percentage of the Note Balance of the Controlling Class or of the notes, the consent of the holders of which is required for any such supplemental indenture or the consent of the holders of which is required for any waiver of compliance with certain provisions of the related indenture or of certain defaults or events of default thereunder and their consequences as provided for in such indenture;

•	modify or alter the provisions of the related indenture regarding the voting of notes held by the applicable trust, any other obligor on such notes, the seller or an affiliate of any of them;

•	reduce the percentage of the Note Balance of the Controlling Class, the consent of the holders of which is required to direct the related indenture trustee to sell or liquidate the receivables after an Event of Default if the proceeds of such sale would be insufficient to pay the principal amount and accrued but unpaid interest on the outstanding notes and certificates of such trust;

•	decrease the percentage of the Note Balance of the Controlling Class or of the notes required to amend the sections of the related indenture which specify the applicable percentage of aggregate principal amount of the notes of such trust necessary to amend such indenture or any of the other Basic Documents;

•	affect the calculation of the amount of interest or principal payable on any note on any distribution date (including the calculation of any of the individual components of such calculation);

•	affect the rights of the noteholders to the benefit of any provisions for the mandatory redemption of the notes provided in the related indenture; or

•	permit the creation of any lien ranking prior to or on a parity with the lien of the related indenture with respect to any of the collateral for such notes or, except as otherwise permitted or contemplated in such indenture, terminate the lien of such indenture on any such collateral or deprive the holder of any such note of the security afforded by the lien of such indenture.

The Indenture Trustee

       The indenture trustee of notes for each trust will be specified in the related prospectus supplement. The indenture trustee for any trust may resign at any time, in which event the trust will be obligated to appoint a successor trustee for such trust. The trust will remove an indenture trustee if such indenture trustee ceases to be eligible to continue as such under the related indenture or if such indenture trustee becomes insolvent. In such circumstances, the trust will be obligated to appoint a successor trustee for the notes of the applicable trust. In addition, a majority of the Note Balance of the Controlling Class may remove the indenture trustee without cause and may appoint a successor indenture trustee. Any resignation or removal of the indenture trustee and appointment of a successor trustee for the notes of the trust does not become effective until acceptance of the appointment by the successor trustee for such trust.

DESCRIPTION OF THE CERTIFICATES

       One or more Classes of certificates of the related trust will be issued under the terms of a trust agreement, a form of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the certificates and the trust agreement.

The Trusts Might Not Issue Physical Certificates Representing Certificates

       Except for the certificates, if any, of a given trust retained by the seller, each Class of certificates may initially be represented by one or more certificates registered in the name of DTC’s nominee, except as set forth below. Except for the certificates, if any, of a given trust retained by the seller, the certificates will be available for purchase in the denominations specified in the related prospectus supplement and may be available in book-entry form only. Accordingly, such nominee is expected to be the holder of record of any Class of certificates issued in book-entry form that is not retained by the seller. If a Class of certificates is issued in book-entry form, unless and until Definitive Certificates are issued under the limited circumstances described in this prospectus or in the related prospectus supplement, no certificateholder of such Class of certificates will be entitled to receive a physical certificate representing a certificate of such Class. If a Class of certificates is issued in book-entry form, all references in this prospectus and in the related prospectus supplement to actions by certificateholders of such Class of certificates refer to actions taken by DTC upon instructions from its participating organizations and all references in this prospectus and in the related prospectus supplement to distributions, notices, reports and statements to certificateholders of such Class of certificates refer to distributions, notices, reports and statements to DTC or its nominee, as the case may be, as the registered holder of such Class of certificates, for distribution to certificateholders of such Class of certificates in accordance with DTC’s procedures with respect thereto. Any certificates of a given trust owned by the seller or its affiliates will be entitled to equal and proportionate benefits under the applicable trust agreement, except that such certificates will be deemed not to be outstanding for the purpose of determining whether the requisite percentage of certificateholders have given any request, demand, authorization, direction, notice, consent or other action under the Basic Documents. See also “Certain Information Regarding the Securities — Book-Entry Registration” and “— Definitive Securities.”

Distributions of Principal and Interest

       Each Class of certificates will have a stated Certificate Balance and may accrue interest on such Certificate Balance at the Certificate Rate. The timing and priority of distributions, seniority, allocations of losses, Certificate Rate and amount of or method of determining distributions with respect to principal and interest of each Class of certificates will be described in the related prospectus supplement. Distributions of interest on such certificates will be made prior to distributions with respect to principal of such certificates on the Distribution Date specified in the prospectus supplement.

       To the extent provided in the related prospectus supplement, the trust may include one or more Classes of certificates that are —

•	Strip Certificates entitled to (1) distributions in respect of principal with disproportionate, nominal or no interest distributions or (2) interest distributions with disproportionate, nominal or no distributions in respect of principal; or

•	Residual Cash Flow Certificates entitled to all or a portion of any remaining payments of principal and interest on the related receivables after the trust has made all other distributions on each Distribution Date.

       Certificate Rates. Each Class of certificates may have a different Certificate Rate, which may be a fixed, variable or adjustable Certificate Rate. The Certificate Rate for certain Classes of Strip Certificates may be zero. The related prospectus supplement will specify the Certificate

Rate for each Class of certificates of a given trust or the method for determining such Certificate Rate. See also “Certain Information Regarding the Securities — Fixed Rate Securities” and “— Floating Rate Securities.”

       Certificates are subordinated to Notes. Distributions in respect of the certificates of a trust are subordinate to payments in respect of the notes of such trust as more fully described in the related prospectus supplement. Distributions in respect of interest on and principal of any Class of certificates will be made on a pro rata basis among all the certificateholders of such Class. One or more Classes of certificates of the trust may be prepaid in whole or in part under the circumstances specified in the related prospectus supplement, including at the end of any Funding Period or as a result of the servicer’s exercising its option to purchase the related Receivables Pool. In the event of a prepayment, the certificateholders may be entitled to receive a prepayment premium from the trust, in the amount and to the extent provided in the related prospectus supplement. See “Description of the Receivables Transfer and Servicing Agreements Termination.”

       Certificates may be subordinated to one or more Classes of other certificates. In the case of a certificates of a trust which includes two or more Classes of certificates, the timing, sequential order, priority of payment or amount of distributions in respect of interest and principal, and any schedule or formula or other provisions applicable to the determination thereof, of each such Class shall be as set forth in the related prospectus supplement.

List of Certificateholders

       With respect to the certificates of any trust, three or more holders of the certificates of such trust or one or more holders of such certificates evidencing not less than 25% of the Certificate Balance of such certificates may, by written request to the related trustee accompanied by a copy of the communication that the applicant proposes to send, obtain access to the list of all certificateholders maintained by the trustee for the purpose of communicating with other certificateholders with respect to their rights under the related trust agreement or under such certificates.

CERTAIN INFORMATION REGARDING THE SECURITIES

Fixed Rate Securities

       Each Class of securities (other than certain Classes of Strip Notes or Strip Certificates) may be Fixed Rate Securities or Floating Rate Securities, as more fully described below and in the applicable prospectus supplement. Each Class of Fixed Rate Securities will bear interest at the applicable per annum Note Interest Rate or Certificate Rate, as the case may be, specified in the applicable prospectus supplement. Interest on each Class of Fixed Rate Securities may be computed on the basis of a 360-day year of twelve 30-day months or on such other day count basis as is specified in the applicable prospectus supplement. See “Description of the Notes — Principal and Interest on the Notes” and “Description of the Certificates — Distributions of Principal and Interest.”

Floating Rate Securities

       Each Class of Floating Rate Securities will bear interest for each applicable Interest Reset Period at a rate determined by reference to the Base Rate), plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any, in each case as specified in the related prospectus supplement.

       The applicable prospectus supplement will designate one of the following Base Rates as applicable to a given Floating Rate Security:

       •   the CD Rate,

       •   the Commercial Paper Rate,

       •   the Federal Funds Rate,

       •   LIBOR,

       •   the Treasury Rate, or

•	such other Base Rate as is set forth in such prospectus supplement.

       As specified in the applicable prospectus supplement, Floating Rate Securities of a given Class may also have either or both of the following (in each case expressed as a rate per annum):

•	a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest period. In addition to any maximum interest rate that may be applicable to any Class of Floating Rate Securities, the interest rate applicable to any Class of Floating Rate Securities will in no event be higher than the maximum rate permitted by applicable law; and

•	a minimum limitation, or floor, on the rate at which interest may accrue during any interest period.

       Each trust with respect to which a Class of Floating Rate Securities will be issued will appoint, and enter into agreements with a Calculation Agent to calculate interest rates on each such Class of Floating Rate Securities issued with respect thereto. The applicable prospectus supplement will set forth the identity of the Calculation Agent for each such Class of Floating Rate Securities of a given trust, which may be either the related trustee or indenture trustee with respect to such trust. All determinations of interest by the Calculation Agent shall, in the absence of manifest error, be conclusive for all purposes and binding on the holders of Floating Rate Securities of a given Class. All percentages resulting from any calculation of the rate of interest on a Floating Rate Security will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward.

       CD Rate Securities. Each CD Rate Security will bear interest for each Interest Reset Period at the interest rate calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any, specified in such prospectus supplement and in the applicable prospectus supplement.

       Commercial Paper Rate Securities. Each Commercial Paper Rate Security will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any, specified in such security and in the applicable prospectus supplement.

       Federal Funds Rate Securities. Each Federal Funds Rate Security will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any, specified in such prospectus supplement and in the applicable prospectus supplement.

       LIBOR Securities. Each LIBOR Security will bear interest for each Interest Reset Period at the interest rate calculated with reference to LIBOR and the Spread or Spread Multiplier, if any, specified in such prospectus supplement and in the applicable prospectus supplement.

       Treasury Rate Securities. Each Treasury Rate Security will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any, specified in such prospectus supplement and in the applicable prospectus supplement.

Physical Securities

       The related prospectus supplement will specify whether the notes or the certificates will be issued in fully registered, physical form to the noteholders or certificateholders or their respective nominees.

       As may be further specified in the related prospectus, distributions of principal of and interest on such physical securities will be made by the indenture trustee or trustee, as applicable, in accordance with the procedures set forth in the related indenture or the related trust agreement, as applicable, directly to holders of physical securities in whose names the physical securities were registered as the close of business on the applicable record date. The final payment on any such physical security will be made only upon presentation and surrender of such physical security at the office or agency specified in the notice of final distribution to the applicable securityholders.

       Physical securities will be transferable and exchangeable at the offices of the related indenture trustee or related trustee, as applicable, or of a note or certificate registrar named in a notice delivered to holders of the physical securities. No service charge will be imposed for any registration of transfer or exchange, but the related indenture trustee or related trustee, as applicable, may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Book-Entry Registration

       The prospectus supplement related to a given trust will specify whether the holders of the notes or certificates of such trust may hold their respective securities as Book-Entry Securities.

       Investors in the global securities may hold them through any of The Depository Trust Company, Clearstream or the Euroclear System. The global securities will be tradeable as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

       Initial Settlement of the Global Securities. All global securities will be held in book-entry form by DTC in the name of Cede & Co. as nominee of DTC. Investors’ interests in the global securities will be represented through financial institutions acting on their behalf as direct and indirect participants in DTC. As a result, Clearstream and Euroclear will hold positions on behalf of their customers or participants through their respective depositaries, which in turn will hold such positions in accounts as DTC participants.

       Investors electing to hold their global securities through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. Investor securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

       Investors electing to hold their global securities through Clearstream or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no “lock-up” or restricted period. Global securities will be credited to the securities custody accounts on the settlement date against payment in same-day funds.

       Unless and until Definitive Securities are issued under the limited circumstances described in this prospectus or in the related prospectus supplement, no securityholder will be entitled to receive a physical certificate representing a Book-Entry Security. All references in this prospectus and in the related prospectus supplement to actions by securityholders shall refer to actions taken by DTC upon instructions from its participants, and all references in this prospectus and in the related prospectus supplement to distributions, notices, reports and statements to securityholders shall refer to distributions, notices, reports and statements to DTC or its nominee as the registered holder of the Book-Entry Securities, as the case may be, for distribution to holders of Book-Entry Securities in accordance with DTC’s procedures with respect thereto.

       In the event that any of DTC, Clearstream or Euroclear should discontinue its services, the related administrator of each trust would seek an alternative depository (if available) or cause the issuance of Definitive Securities to securityholders or their nominees in the manner described under “— Definitive Securities” below.

       Except as required by law, none of the administrator, if any, the applicable trustee or the applicable indenture trustee, if any, will have any liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the securities of any trust held by DTC’s nominee, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

       Secondary Market Trading of the Global Securities. Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

       Trading between DTC participants. Secondary market trading between DTC participants will be settled using the procedures applicable to U.S. corporate debt obligations in same-day funds.

       Trading between Clearstream customers and/or Euroclear participants. Secondary market trading between Clearstream customers or Euroclear participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

       Trading between DTC seller and Clearstream or Euroclear purchaser. When global securities are to be transferred from the account of a DTC participant to the account of a Clearstream customer or a Euroclear participant, the purchaser will send instructions to Clearstream or Euroclear through a Clearstream customer or Euroclear participant at least one business day prior to settlement. Clearstream or Euroclear will instruct the respective depositary, as the case may be, to receive the global securities against payment. Payment will include interest accrued on the global securities from and including the last coupon payment date to and excluding the settlement date. Payment will then be made by the respective depositary to the DTC participant’s account against delivery of the global securities. After settlement has been completed, the global securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream customer’s or Euroclear participant’s account. The securities credit will appear the next day (European time) and the cash debit will be back-valued to, and the interest on the global securities will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (that is, the trade fails), the Clearstream or Euroclear cash debit will be valued instead as of the actual settlement date.

       Clearstream customers and Euroclear participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to pre-position funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream or Euroclear. Under this approach, they may take on credit exposure to Clearstream or Euroclear until the global securities are credited to their accounts one day later.

       As an alternative, if Clearstream or Euroclear has extended a line of credit to them, Clearstream customers or Euroclear participants can elect not to pre-position funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Clearstream customers or Euroclear participants purchasing global securities would incur overdraft charges for one day, assuming they cleared the overdraft when the global securities were credited to their accounts. However, interest on the global securities would accrue from the value date. Therefore, in many cases the investment income on the global securities earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each Clearstream customer’s or Euroclear participant’s particular cost of funds.

       Since the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending global securities to the respective depositary for the benefit of Clearstream customers or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant a cross-market transaction will settle no differently than a trade between two DTC participants.

       Trading between Clearstream or Euroclear seller and DTC purchaser. Due to time zone differences in their favor, Clearstream customers and Euroclear participants may employ their customary procedures for transactions in which global securities are to be transferred by the respective clearing system, through the respective depositary, to a DTC participant. The seller will send instructions to Clearstream or Euroclear through a Clearstream customer or Euroclear participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct the respective depositary, as appropriate, to deliver the bonds to the DTC participant’s account against payment. Payment will include interest accrued on the global securities from and including the last coupon payment date to and excluding the settlement date. The payment will then be reflected in the account of the Clearstream customer or Euroclear participant the following day, and receipt of the cash proceeds in the Clearstream customer’s or Euroclear participant’s account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the Clearstream customer or Euroclear participant have a line of credit with its respective clearing system and elect to be in debit in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (that is, the trade fails), receipt of the cash proceeds in the Clearstream customer’s or Euroclear participant’s account would instead be valued as of the actual settlement date.

       Finally, day traders that use Clearstream or Euroclear and that purchase global securities from DTC participants for delivery to Clearstream customers or Euroclear participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

(a)	borrowing through Clearstream or Euroclear for one day (until the purchase side of the day trade is reflected in their Clearstream or Euroclear accounts) in accordance with the clearing system’s customary procedures;

(b)	borrowing the global securities in the U.S. from a DTC participant no later than one day prior to settlement, which would give the global securities sufficient time to be reflected in their Clearstream or Euroclear account in order to settle the sale side of the trade; or

(c)	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Clearstream customer or Euroclear participant.

       The securityholders who are not participants, either directly or indirectly, but who desire to purchase, sell or otherwise transfer ownership of, or other interest in, securities may do so only through direct and indirect participants. In addition, securityholders will receive all distributions of principal and interest from the indenture trustee or the applicable trustee through the participants who in turn will receive them from DTC. Under a book-entry format, securityholders may experience some delay in their receipt of payments, since such payments will be forwarded by the applicable trustee to DTC’s nominee. DTC will forward such payments to its participants which thereafter will forward them to indirect participants or securityholders. To the extent the related prospectus supplement provides that Book-Entry Securities will be issued, the only “noteholder” or “certificateholder,” as applicable, will be DTC’s nominee. Securityholders will not be recognized by the applicable trustee as “noteholders” or “certificateholders” and securityholders will be permitted to exercise the rights of securityholders only indirectly through DTC and its participants.

       Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers of securities among participants on whose behalf it acts with respect to the securities and is required to receive and transmit distributions of principal and interest on the securities. Participants and indirect participants with which securityholders have accounts with respect to their respective securities similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective securityholders. Accordingly, although securityholders will not possess their respective securities, the rules provide a mechanism by which participants will receive payments and will be able to transfer their interests.

       Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a securityholder to pledge securities to persons or entities that do not participate in the DTC system, or otherwise take actions with respect to such securities, may be limited due to the lack of a physical certificate for such securities.

       DTC will advise the related administrator of each trust that it will take any action permitted to be taken by a securityholder under the related indenture or trust agreement only at the direction of one or more participants to whose accounts with DTC such securities are credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of participants whose holdings include such undivided interests.

       Non-U.S. holders of global securities will be subject to U.S. withholding taxes unless such holders meet certain requirements and deliver appropriate U.S. tax documents to the securities clearing organizations or their participants.

       The Depositories. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entries, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers (who may include any of the underwriters of securities of the trust), banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

       Clearstream is incorporated under the laws of Luxembourg as a professional depository. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream in any of 36 currencies, including United States dollars. Clearstream provides to its Clearstream customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depository, Clearstream is subject in Luxembourg to regulation by and supervision by the Commission for the Supervision of the Financial Sector. Clearstream

customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include any of the underwriters of any trust securities. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer, either directly or indirectly.

       Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and the risk from transfers of securities and cash that are not simultaneous.

       The Euroclear system has subsequently been extended to clear and settle transactions between Euroclear participants and counterparties both in Clearstream and in many domestic securities markets. Transactions may be settled in any of 34 currencies. In addition to safekeeping (custody) and securities clearance and settlement, the Euroclear system includes securities lending and borrowing and money transfer services. The Euroclear system is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation that establishes policy on behalf of Euroclear participants. The Euroclear operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

       All operations are conducted by the Euroclear operator and all Euroclear securities clearance accounts and cash accounts are accounts with the Euroclear operator. They are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear system and applicable Belgian law. These govern all transfers of securities and cash, both within the Euroclear system, and receipts and withdrawals of securities and cash. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

       Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include any of the underwriters of any trust securities. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. The Euroclear operator acts under the Terms and Conditions, the Operating Procedures of the Euroclear system and Belgian law only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

       With respect to any Class of notes and any Class of certificates issued in book-entry form, such notes or certificates will be issued as Definitive Notes and Definitive Certificates, respectively, to noteholders or certificateholders or their respective nominees, rather than to DTC or its nominee, only if (1) the related administrator of the trust determines that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to such securities and such administrator or the seller, as the case may be, is unable to locate a qualified successor and so notifies the applicable trustee in writing, (2) the administrator or the seller, as the case may be, at its option, elects to terminate the book-entry system through DTC or (3) after the occurrence of an Event of Default under the indenture or an Event of Servicing Termination with respect to such securities, holders representing at least a majority of the outstanding principal amount of the notes or the certificates, as the case may be, of such Class advise the applicable trustee through DTC in writing that the continuation of a book-entry system through DTC (or a successor thereto) with respect to such notes or certificates is no longer in the best interest of the holders of such securities.

       Upon the occurrence of any event described in the immediately preceding paragraph, the applicable trustee will be required to notify all applicable securityholders of a given Class through participants of the availability of Definitive Securities. Upon surrender by DTC of the definitive certificates representing the corresponding securities and receipt of instructions for re-registration, the applicable trustee will reissue such securities as Definitive Securities to such securityholders.

       Distributions of principal of, and interest on, such Definitive Securities will thereafter be made by the applicable trustee in accordance with the procedures set forth in the related indenture or the related trust agreement directly to holders of Definitive Securities were registered at the close of business on the applicable record date specified for such securities in the related prospectus supplement. Such distributions will be made by check mailed to the address of such holder as it appears on the register maintained by the applicable trustee. The final payment on any such Definitive Security, however, will be made only upon presentation and surrender of such Definitive Security at the office or agency specified in the notice of final distribution to the applicable securityholders.

       Definitive Securities will be transferable and exchangeable at the offices of the applicable trustee or of a registrar named in a notice delivered to holders of Definitive Securities. No service charge will be imposed for any registration of transfer or exchange, but the applicable trustee may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Reports to Securityholders

       On or prior to each Distribution Date, the servicer or administrator will prepare and provide to the related indenture trustee a statement to be delivered to the related noteholders on such Distribution Date. With respect to securities of each trust, on or prior to each Distribution Date, the servicer or the administrator will prepare and provide to the related trustee a statement to be delivered to the related certificateholders on such Distribution Date. With respect to securities of each trust, each such statement to be delivered to noteholders will include (to the extent applicable) the following information (and any other information so specified in the related prospectus supplement) as to the notes of such trust with respect to such Distribution Date or the period since the previous Distribution Date, as applicable, and each such statement to be delivered to certificateholders will include (to the extent applicable) the following information (and any other information so specified in the related prospectus supplement) as to the certificates of such trust with respect to such Distribution Date or the period since the previous Distribution Date, as applicable:

(1)	the amount of the distribution allocable to principal of each Class of such notes and to the Certificate Balance of each Class of such certificates;

(2)	the amount of the distribution allocable to interest on or with respect to each Class of securities of such trust;

(3)	the amount of the distribution allocable to draws from any reserve account, any yield supplement account or payments in respect of any other credit or cash flow enhancement arrangement;

(4)	the Pool Balance as of the close of business on the last day of the preceding Collection Period;

(5)	any overcollateralization amount or credit enhancement amount;

(6)	the aggregate outstanding principal amount for each Class of such notes and the Certificate Balance for each Class of such certificates and any related factors needed to compute the principal amount outstanding of the notes or certificates, each after giving effect to all payments reported under clause (1) above on such date;

(7)	the amount of the servicing fee paid to the servicer and the amount of any unpaid servicing fee with respect to the related Collection Period or Collection Periods, as the case may be;

(8)	the amount of the aggregate Realized Losses (as defined in the related prospectus supplement), if any, for such Collection Period;

(9)	previously due and unpaid interest payments (plus interest accrued on such unpaid interest), if any, on the notes and the certificates, in each case as applicable to each Class of securities, and the change in such amounts from the preceding statement;

(10)	previously due and unpaid principal payments (plus interest accrued on such unpaid principal), if any, on the notes and the certificates, in each case as applicable to each Class of securities, and the change in such amounts from the preceding statement;

(11)	the aggregate Purchase Amounts for receivables, if any, that were repurchased in such Collection Period;

(12)	the balance of any reserve account on such date, after giving effect to changes therein on such date;

(13)	the balance of any yield supplement account on such date, after giving effect to changes therein on such date;

(14)	the amount of Advances on such date;

(15)	for each such date during any Funding Period, the amount remaining in the pre-funding account;

(16)	for the first such date that is on or immediately following the end of any Funding Period, the amount remaining in the pre-funding account that has not been used to fund the purchase of Subsequent Receivables and is being passed through as payments of principal on the securities of such trust;

(17)	the amount of any cumulative shortfall between payments due in respect of any credit or cash flow enhancement arrangement and payments received in respect of such credit or cash flow enhancement arrangement, and the change in any such shortfall from the preceding statement; and

(18)	any other matters specified in the related prospectus supplement.

       Each amount set forth under clauses (1), (2), (7), (9) and (10) with respect to the notes or the certificates of any trust will be expressed as a dollar amount per $1,000 of the initial principal amount of such notes or the initial Certificate Balance of such certificates, as applicable.

       Within the prescribed period of time for federal income tax reporting purposes after the end of each calendar year during the term of each trust, the applicable trustee will mail to each person who at any time during such calendar year has been a securityholder with respect to the trust and received any payment thereon a statement containing certain information for the purposes of such securityholder’s preparation of federal income tax returns. See “Tax Matters.”

DESCRIPTION OF THE RECEIVABLES TRANSFER AND SERVICING AGREEMENTS

       The following summary describes certain terms of the Receivables Transfer and Servicing Agreements. Forms of the Receivables Transfer and Servicing Agreements have been filed as exhibits to the Registration Statement of which this prospectus forms a part. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Receivables Transfer and Servicing Agreements.

Sale and Assignment of Receivables

       Sale and Assignment by Ford Credit. Before each trust issues the related securities, Ford Credit will sell and assign to the seller under a purchase agreement, without recourse, its entire interest in the Initial Receivables, if any, of the related Receivables Pool, including its security interests in the related financed vehicles in exchange for the net proceeds received by the seller from the sale of the notes and the certificates of the trust and certain classes of securities if so provided in the related prospectus supplement.

       Sale and Assignment by the Seller. When the trust issues the related securities, the seller will sell and assign to the trust under a sale and servicing agreement, without recourse, the seller’s entire interest in the Initial Receivables, including its security interests in the related financed vehicles, in exchange for the notes and certificates issued by the trust. Each such receivable will be identified in a schedule to the related sale and servicing agreement. The applicable trustee of the trust will not independently verify the existence and eligibility of any receivables. The trustee of the trust will, concurrently with such sale and assignment, execute and deliver the related notes and/or certificates to the seller in exchange for the receivables.

       Sale and Assignment of Subsequent Receivables. The related prospectus supplement for the trust will specify whether, and the terms, conditions and manner under which, Subsequent Receivables will be sold by Ford Credit to the seller and by the seller to the applicable trust from time to time during any Funding Period, or other period specified in the related prospectus supplement on each Subsequent Transfer Date.

       Representations and Warranties. In each purchase agreement, Ford Credit will represent and warrant to the seller, and in each sale and servicing agreement the seller will represent and warrant to the applicable trust among other things, that at the date of issuance of the related notes and/or certificates or at the applicable Subsequent Transfer Date —

•	the information provided about the related receivables is correct in all material respects;

•	the obligor on each related receivable had obtained or agreed to obtain physical damage insurance in accordance with Ford Credit’s normal requirements;

•	the related receivables are free and clear of all security interests, liens, charges, and encumbrances (such representation and warranty will be made to the best of its knowledge with respect to mechanic’s liens and the like relating to each financed vehicle) and no setoffs, defenses, or counterclaims against it have been asserted or threatened;

•	each of the related receivables is or will be secured by a first priority perfected security interest in the financed vehicle in favor of Ford Credit or PRIMUS; and

•	each related receivable, at the time it was originated, complied, and at the date of issuance of the related notes and/or certificates or at the applicable Subsequent Transfer Date, if any, complies in all material respects with applicable federal and state laws, including consumer credit, truth in lending, equal credit opportunity, and disclosure laws.

       Seller must repurchase the receivables relating to a breach of representation or warranty. As of the last day of the second (or, if the seller elects, the first) Collection Period following the discovery by or notice to the seller of a breach of any representation or warranty of the seller which materially and adversely affects the interests of the related trust in any receivable, the seller, unless the breach has been cured, will purchase such receivable from the trust. Ford Credit will then be required to purchase such receivable from the seller, at a price equal to the Purchase Amount. The purchase obligation will constitute the sole remedy available to the certificateholders or the trustee and any noteholders or indenture trustee in respect of the related trust for any such uncured breach.

       Servicing of the receivables. Under each sale and servicing agreement, the servicer will service and administer the receivables held by each trust and, as custodian on behalf of the trust, will maintain possession as the trustee’s agent of the retail installment sale contracts and any other documents relating to such receivables. To assure uniform quality in servicing both the receivables and the servicer’s own portfolio of receivables, as well as to facilitate servicing and save administrative costs, the installment sale contracts and other documents relating thereto will not be physically segregated from other similar documents that are in the servicer’s possession or otherwise stamped or marked to reflect the transfer to the trust so long as Ford Credit is servicing the related receivables. However, Uniform Commercial Code financing statements reflecting the sale and assignment of such receivables by Ford Credit to the seller and by the seller to the trust, will be filed, and the servicer’s accounting records and computer systems will be marked to reflect such sale and assignment. Because such receivables will remain in the servicer’s possession and will not be stamped or otherwise marked to reflect the assignment to the trust if a subsequent purchaser were to obtain physical possession of such receivables without knowledge of the assignment, the trust’s interest in the receivables could be defeated. See “Some Important Legal Issues Relating to the Receivables — Security Interests in Vehicles.”

Accounts

       The servicer will establish and maintain with the related indenture trustee one or more collection accounts in the name of the indenture trustee on behalf of the related noteholders and certificateholders into which all payments made on or with respect to the related receivables will be deposited. The servicer may establish and maintain with such indenture trustee a note payment account (which may be a subaccount of the collection account), in the name of such indenture trustee on behalf of such noteholders, into which amounts released from the collection account and any pre-funding account, reserve account or other credit enhancement for payment to such noteholders will be deposited and from which all distributions to such noteholders will be made. The servicer may establish and maintain with the related trustee one or more certificate distribution accounts, in the name of the trustee on behalf of such certificateholders, into which amounts released from the collection account and any pre-funding account, yield supplement account, reserve account or other credit or cash flow enhancement for distribution to such certificateholders will be deposited and from which all distributions to such certificateholders will be made.

       If so provided in the related prospectus supplement, the servicer will establish for each trust an additional payahead account in the name of the related indenture trustee into which, to the extent required by the sale and servicing agreement, Payaheads will be deposited until such time as the payment falls due. Until such time as payments are transferred from the payahead account to the collection account, they will not constitute collected interest or collected principal with respect to the related receivables and will not be available for distribution to the applicable noteholders or certificateholders. The payahead account initially will be maintained with the applicable indenture trustee. So long as Ford Credit is the servicer and provided that (1) there exists no Event of Servicing Termination and (2) each other condition to holding Payaheads as may be required by the applicable sale and servicing agreement is satisfied, Payaheads may be retained by the servicer until the applicable Distribution Date.

       Any other accounts to be established with respect to securities of the trust, including any pre-funding account, yield supplement account or reserve account, will be described in the related prospectus supplement.

       For any securities of the trust, funds in the trust accounts will be invested as provided in the related sale and servicing agreement in Permitted Investments. Permitted Investments are

generally limited to obligations or securities that mature on or before the date of the next distribution for such series. However, to the extent permitted by the Rating Agencies, funds in any reserve account may be invested in securities that will not mature prior to the date of the next distribution on the notes or certificates and which will not be sold to meet any shortfalls. Thus, the amount of cash available in any reserve account at any time may be less than the balance of the reserve account. If the amount required to be withdrawn from any reserve account to cover shortfalls in collections on the related receivables (as provided in the related prospectus supplement) exceeds the amount of cash in the reserve account, a temporary shortfall in the amounts distributed to the related noteholders or certificateholders could result, which could, in turn, increase the average life of the notes or the certificates of such trust. Net investment earnings on funds deposited in the trust accounts shall be deposited in the applicable collection account or distributed as provided in the related prospectus supplement.

       The trust accounts will be maintained as Eligible Deposit Accounts.

Servicing Procedures

       Ford Credit will act as servicer and make reasonable efforts to collect all payments due with respect to the receivables held by each trust and will use the same collection procedures that it follows with respect to automotive retail installment sale contracts that it continues to own, in a manner consistent with the related sale and servicing agreement.

       Consistent with its normal procedures, the servicer may, in its discretion, arrange with the obligor on a receivable to defer or modify the payment schedule. Some of such arrangements may require the servicer to purchase the receivable while others may result in the servicer making Advances with respect to the receivable. The servicer may be obligated to purchase or make Advances with respect to any receivable if, among other things, it extends the date for final payment by the obligor of such receivable beyond six months past the last day of the Collection Period preceding the latest date that a receivable matures, as set forth in the related prospectus supplement, changes the APR or the total amount or number of scheduled payments of such receivable or fails to maintain a perfected security interest in the related financed vehicle. If the servicer determines that eventual payment in full of a receivable is unlikely, the servicer will follow its normal practices and procedures to realize upon the receivable, including the repossession and disposition of the financed vehicle securing the receivable at a public or private sale, or the taking of any other action permitted by applicable law.

       Ford Credit may from time to time take additional security securing payment of any receivable held by a trust.

Collections

       With respect to securities of each trust, so long as Ford Credit is the servicer and provided that (1) there exists no Event of Servicing Termination and (2) each other condition to making monthly deposits as may be required by the related sale and servicing agreement is satisfied, the servicer may retain all payments on the related receivables received from obligors and all proceeds of the related receivables collected during a Collection Period until the business day preceding the applicable Distribution Date. However, if such conditions are not met, the servicer will be required to deposit such amounts into the related collection account not later than the second business day after receipt. The servicer or the seller, as the case may be, will remit the aggregate Purchase Amount of any receivables to be purchased from the trust to the related collection account on or prior to the business day preceding the applicable Distribution Date. Pending deposit into the collection account, collections may be employed by the servicer at its own risk and for its own benefit and will not be segregated from its own funds. To the extent set forth in the related prospectus supplement, the servicer may, in order to satisfy the requirements described above, obtain a letter of credit or other security for the benefit of the related trust to secure timely remittances of collections of the related receivables and payment of the aggregate Purchase Amount with respect to receivables purchased by the servicer.

       Collections on a receivable made during a Collection Period which are not late fees, prepayment charges, or certain other similar fees or charges shall be applied first to any outstanding Advances made by the servicer with respect to such receivable and then to the scheduled payment. To the extent that collections on an Actuarial Receivable during a Collection Period exceed the outstanding Actuarial Advances and the scheduled payment on such Actuarial Receivable, the collections shall be applied to prepay the Actuarial Receivable in full. If the collections are insufficient to prepay the Actuarial Receivable in full, they generally shall be treated as Payaheads until such later Collection Period as such Payaheads may be transferred to the collection account and applied either to the scheduled payment or to prepay the Actuarial Receivable in full.

Actuarial and Simple Interest Advances

       To the extent the collections on an Actuarial Receivable for a Collection Period are less than the scheduled payment, the amount of Payaheads made on such Actuarial Receivable not previously applied, if any, with respect to such Actuarial Receivable shall be applied by the servicer to the extent of the shortfall. To the extent of any remaining shortfall, the servicer may make an Actuarial Advance. The servicer will be obligated to make an Actuarial Advance in respect of an Actuarial Receivable only to the extent that the servicer, in its sole discretion, expects to recoup the Actuarial Advance from the related obligor, the Purchase Amount or Liquidation Proceeds. The servicer will deposit Actuarial Advances in the related collection account on or prior to the business day preceding the applicable Distribution Date. The servicer will be entitled to recoup its Actuarial Advances from subsequent payments by or on behalf of the obligor, collections of Liquidation Proceeds and payment of any related Purchase Amount; or, upon the determination that reimbursement from the preceding sources is unlikely, will be entitled to recoup its Actuarial Advances from collections from other receivables in the related Receivables Pool.

       On or before each applicable Distribution Date, the servicer shall deposit into the related collection account an amount equal to the Simple Interest Advance. If the Simple Interest Advance is a negative number, an amount equal to such amount shall be paid to the servicer in reimbursement of outstanding Simple Interest Advances. In addition, in the event that a Simple Interest Receivable becomes a Liquidated Receivable, the amount of accrued and unpaid interest thereon (but not including interest for the then current Collection Period) shall be withdrawn from the collection account and paid to the servicer in reimbursement of outstanding Simple Interest Advances. No advances of principal will be made with respect to Simple Interest Receivables.

       In the event that an obligor shall prepay a receivable in full, if the related contract did not require such obligor to pay a full month’s interest for the month of prepayment, at the APR, generally the servicer will advance the amount of such interest. The servicer will not be entitled to recoup any such advance. The servicer may instruct the indenture trustee to withdraw such Advances instead from the reserve account provided that the servicer within two business days replaces in the reserve account any funds so used.

Servicing Compensation and Expenses

       The servicer will be entitled to receive a servicing fee for each Collection Period equal to a specified percentage of the Pool Balance as of the first day of such Collection Period. The servicer also will be entitled to receive as a supplemental servicing fee for each Collection Period any late, prepayment, and other administrative fees and expenses collected during such Collection Period. If specified in the related prospectus supplement, the supplemental servicing fee will include net investment earnings on funds deposited in the trust accounts and other accounts with respect to the trust. The servicer will be paid the servicing fee and the supplemental servicing fee for each Collection Period on the applicable Distribution Date.

       The servicing fee and the supplemental servicing fee are intended to compensate the servicer for performing the functions of a third party servicer of the receivables as an agent for their beneficial owner, including collecting and posting all payments, responding to inquiries of obligors on the receivables, investigating delinquencies, sending payment coupons to obligors, reporting federal income tax information to obligors, paying costs of collections, and policing the collateral. The fees will also compensate the servicer for administering the particular receivables pool, including making advances, accounting for collections, furnishing monthly and annual statements to the related trustee and indenture trustee with respect to distributions, and generating federal income tax information for the trust. The fees also will reimburse the servicer for certain taxes, the fees of the related trustee and indenture trustee, accounting fees, outside auditor fees, data processing costs, and other costs incurred in connection with administering the applicable receivables.

Distributions

       With respect to securities of each trust, beginning on the Distribution Date specified in the related prospectus supplement, distributions of principal and interest (or, where applicable, of principal or interest only) on each Class of such securities entitled thereto will be made by the applicable trustee to the noteholders and the certificateholders of such trust. The timing, calculation, allocation, order, source, priorities of and requirements for all payments to each Class of noteholders and all distributions to each Class of certificateholders of such trust will be set forth in the related prospectus supplement.

       With respect to securities of each trust, on each Distribution Date, collections on the related receivables will be transferred from the collection account to the note payment account for distribution to noteholders, if any, and to the certificate distribution account for distribution to certificateholders, to the extent provided in the related prospectus supplement. Credit enhancement, such as a reserve account, will be available to the related trust to cover any shortfalls in the amount available for distribution on such date to the extent specified in the related prospectus supplement. As more fully described in the related prospectus supplement, distributions in respect of principal of a Class of securities of a given trust will be subordinate to distributions in respect of interest on such Class, and distributions in respect of one or more Classes of certificates of such trust may be subordinate to payments in respect of notes of such trust or other Classes of certificates of such trust.

       Allocation of Collections on Receivables. Distributions of principal on the securities of the trust may be based on the amount of principal collected or due and the amount of realized losses incurred in a Collection Period. The servicer shall allocate collections to the interest and principal portion of scheduled payments on the receivables in accordance with its customary servicing procedures. On each Determination Date, the indenture trustee, if any, or, otherwise, the trustee, shall determine the amount in the collection account available to make payments or distributions to securityholders on the related Distribution Date and will make the distributions as described in the related prospectus supplement.

Credit and Cash Flow Enhancement

       Any form of credit enhancement may be limited and may only apply to certain Classes of securities. The presence of a reserve account and other forms of credit enhancement for the benefit of any Class or securities of the trust is intended to (1) enhance the likelihood of receipt by the securityholders of such Class of the full amount of principal and interest due thereon and (2) decrease the likelihood that such securityholders will experience losses. The credit enhancement for a Class of securities may not provide protection against all risks of loss and may not guarantee repayment of the entire principal amount and interest thereon. If losses occur which exceed the amount covered by any credit enhancement or which are not covered by any credit enhancement, securityholders will bear their allocable share of deficiencies, as described in the related prospectus supplement.

       Seller may replace credit enhancement with rating confirmation. If so provided in the related prospectus supplement, the seller may replace the credit enhancement for any Class of securities with another form of credit enhancement without the consent of securityholders, provided the Rating Agencies confirm in writing that substitution will not result in the reduction or withdrawal of the rating of any Class of securities of the related trust.

       Reserve Account. If so provided in the related prospectus supplement, the reserve account will be funded by an initial deposit by the seller on the closing date in the amount set forth in the related prospectus supplement and, if the related trust has a Funding Period or other period specified in the related prospectus supplement, may also be funded on each Subsequent Transfer Date to the extent described in the related prospectus supplement. As further described in the related prospectus supplement, the amount on deposit in the reserve account will be increased on each Distribution Date thereafter up to the specified reserve balance (which may be increased upon the occurrence of certain trigger events, if so provided in the related prospectus supplement) by the deposit therein of the amount of collections on the related receivables remaining on each such Distribution Date after the payment of all other required payments and distributions on such date. The related prospectus supplement will describe the circumstances and manner under which distributions may be made out of the reserve account, either to holders of the securities covered thereby or to the seller.

       Seller may assign rights in reserve account subject to conditions. The seller may at any time, without consent of the securityholders, sell, transfer, convey or assign in any manner its rights to and interests in distributions from the reserve account provided that —

•	the Rating Agencies confirm in writing that such action will not result in a reduction or withdrawal of the rating of any Class of securities;

•	the seller provides to the applicable trustee and any indenture trustee an opinion of counsel from independent counsel that such action will not cause the trust to be classified as an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes; and

•	such transferee or assignee agrees in writing to take positions for federal income tax purposes consistent with the federal income tax positions previously taken by the seller.

Net Deposits

       As an administrative convenience and for so long as certain conditions are satisfied (see “— Collections” above), the servicer will be permitted to make the deposit of collections, aggregate Advances and Purchase Amounts for any trust for or with respect to the related Collection Period, net of distributions to the servicer as reimbursement of Advances or payment of fees to the servicer with respect to such Collection Period. Similarly, the servicer may cause to be made a single, net transfer from the collection account to any related payahead account, or vice versa. The servicer, however, will account to the trustee, any indenture trustee, the noteholders, if any, and the certificateholders with respect to each trust as if all deposits, distributions, and transfers were made individually.

Statements to Trustees and Trusts

       Prior to each Distribution Date with respect to securities of each trust, the servicer will provide to the applicable indenture trustee, if any, and the applicable trustee as of the close of business on the last day of the preceding Collection Period a statement setting forth substantially the same information as is required to be provided in the periodic reports provided to securityholders of such trust described under “Certain Information Regarding the Securities — Reports to Securityholders.”

Evidence as to Compliance

       Each sale and servicing agreement will provide that a firm of independent certified public accountants will furnish to the related trust and indenture trustee or trustee, as applicable, annually a statement as to compliance by the servicer during the preceding twelve months (or, in the case of the first such certificate, from the applicable closing date) with certain standards relating to the servicing of the applicable receivables, the servicer’s accounting records and computer files with respect thereto and certain other matters.

       Each sale and servicing agreement will also provide for delivery to the related trust and indenture trustee or trustee, as applicable, substantially simultaneously with the delivery of such accountants’ statement referred to above, of a certificate signed by an officer of the servicer stating that the servicer has fulfilled its obligations under the sale and servicing agreement throughout the preceding twelve months (or, in the case of the first such certificate, from the closing date) or, if there has been a default in the fulfillment of any such obligation, describing each such default. The servicer has agreed to give each indenture trustee and each trustee notice of certain Events of Servicing Termination under the related sale and servicing agreement.

       Copies of such statements and certificates may be obtained by securityholders by a request in writing addressed to the applicable trustee.

Certain Matters Regarding the Servicer

       Each sale and servicing agreement will provide that Ford Credit may not resign from its obligations and duties as servicer thereunder, except upon a determination that Ford Credit’s performance of such duties is no longer permissible under applicable law. No such resignation will become effective until the related indenture trustee or trustee, as applicable, or a successor servicer has assumed Ford Credit’s servicing obligations and duties under such sale and servicing agreement.

       Each sale and servicing agreement will further provide that neither the servicer nor any of its directors, officers, employees and agents will be under any liability to the related trust or the related noteholders or certificateholders for taking any action or for refraining from taking any action under such sale and servicing agreement or for errors in judgment; except that neither the servicer nor any such person will be protected against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of the servicer’s duties thereunder or by reason of reckless disregard of its obligations and duties thereunder. In addition, each sale and servicing agreement will provide that the servicer is under no obligation to appear in, prosecute or defend any legal action that is not incidental to the servicer’s servicing responsibilities under such sale and servicing agreement and that, in its opinion, may cause it to incur any expense or liability. The servicer may, however, undertake any reasonable action that it may deem necessary or desirable in respect of a particular sale and servicing agreement, the rights and duties of the parties thereto, and the interests of the related securityholders thereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom will be expenses, costs, and liabilities of the servicer, and the servicer will not be entitled to be reimbursed therefor.

       Under the circumstances specified in each sale and servicing agreement, any entity into which the servicer may be merged or consolidated, or any entity resulting from any merger or consolidation to which the servicer is a party, or any entity succeeding to the business of the servicer or, with respect to its obligations as servicer, any corporation 50% or more of the voting stock of which is owned, directly or indirectly, by Ford Motor Company, which corporation or other entity in each of the foregoing cases assumes the obligations of the servicer, will be the successor of the servicer under such sale and servicing agreement. For as long as Ford Credit is the servicer, it may at any time subcontract some or substantially all of its duties as servicer under a particular sale and servicing agreement to any corporation more than 50% of the voting stock of which is owned, directly or indirectly, by Ford Motor Company and the servicer may at any time perform certain specific duties as servicer through other subcontractors.

Events of Servicing Termination

       “Events of Servicing Termination” under each sale and servicing agreement will consist of:

•	any failure by the servicer or the seller, as the case may be, to deliver to the trustee or indenture trustee for distribution to the securityholders of the related trust or for deposit in any of the trust accounts or the certificate distribution account any required payment, which failure continues unremedied for three business days after written notice from the trustee or indenture trustee is received by the servicer or the seller, as the case may be, or after discovery by an officer of the servicer or the seller, as the case may be;

•	any failure by the servicer or the seller, as the case may be, duly to observe or perform in any material respect any other covenant or agreement in such sale and servicing agreement, which failure materially and adversely affects the rights of the noteholders or the certificateholders of the related trust and which continues unremedied for 90 days after the giving of written notice of such failure (A) to the servicer or the seller, as the case may be, by the applicable trustee or (B) to the servicer, the seller and the applicable trustee by holders of notes or certificates of such trust, as applicable, of not less than 25% of the Note Balance of the Controlling Class (or, if no notes are outstanding, 25% of the Certificate Balance of the Controlling Certificate Class;

•	the occurrence of certain Insolvency Events specified in the sale and servicing agreement with respect to the servicer or the seller; and

•	such other events, if any, set forth in the related prospectus supplement.

Rights Upon Event of Servicing Termination

       As long as an Event of Servicing Termination under a sale and servicing agreement remains unremedied, the related indenture trustee or holders of not less than a majority of the Note Balance of the Controlling Class or the Class of notes specified in the prospectus supplement (and after the notes have been paid in full, the trustee or the holders of not less than a majority of the Certificate Balance of the Controlling Certificate Class or the Class of certificates specified in the prospectus supplement) may terminate all the rights and obligations of the servicer under such sale and servicing agreement, whereupon such indenture trustee or trustee or a successor servicer appointed by such indenture trustee or trustee will succeed to all the responsibilities, duties and liabilities of the servicer under such sale and servicing agreement and will be entitled to similar compensation arrangements.

       If, however, a bankruptcy trustee or similar official has been appointed for the servicer, and no Event of Servicing Termination other than such appointment has occurred, such trustee or official may have the power to prevent such indenture trustee, such noteholders, the trustee or such certificateholders from effecting a transfer of servicing. In the event that such indenture trustee is legally unable to act as servicer, it may appoint, or petition a court of competent jurisdiction for the appointment of, a successor with a net worth of at least $100,000,000 and whose regular business includes the servicing of motor vehicle receivables. Such indenture trustee or trustee may make such arrangements for compensation to be paid, which in no event may be greater than the servicing compensation to the servicer under such sale and servicing agreement.

Waiver of Past Events of Servicing Termination

       The holders of not less than a majority of the Note Balance of the Controlling Class or the Class of notes specified in the prospectus supplement (and after the notes have been paid in full, the trustee or the holders of not less than a majority of the Certificate Balance of the Controlling Certificate Class or the Class of certificates specified in the prospectus supplement) may, on behalf of all such noteholders and certificateholders, waive any Event of Servicing Termination under the related sale and servicing agreement and its consequences, except an Event of Servicing Termination consisting of a failure to make any required deposits to or payments from any of the trust accounts or to the certificate distribution account in accordance with such sale and servicing agreement.

Amendment

       The parties to each of the Receivables Transfer and Servicing Agreements may amend such agreements without the consent of the related securityholders, to add any provisions to or change or eliminate any of the provisions of such Receivables Transfer and Servicing Agreements or modify the rights of such noteholders or certificateholders; provided that such action will not, in the opinion of counsel satisfactory to the related indenture trustee and trustee materially and adversely affect the interest of any such noteholder or certificateholder and provided that an opinion of counsel as to certain tax matters is delivered if required. The Receivables Transfer and Servicing Agreements may also be amended by the seller, the servicer and the trust with the consent of (1) the related indenture trustee to the extent its respective rights or obligations are affected, (2) the holders of notes of such trust evidencing not less than a majority in principal amount of each Class of notes, voting separately, and (3) the holders of the certificates of such trust evidencing not less than a majority of the Certificate Balance of such certificates then outstanding, to add any provisions to or change or eliminate any of the provisions of such Receivables Transfer and Servicing Agreements or modify the rights of the noteholders or certificateholders; provided, however, that no such amendment may (1) increase or reduce in any manner the amount of, or accelerate or delay the timing of, collections of payments on the related receivables or distributions that are required to be made for the benefit of such noteholders or certificateholders or change any Note Interest Rate or Certificate Rate or the amount required to be on deposit in the reserve account, if any, or (2) reduce the percentage of the notes or certificates of such trust which are required to consent to any such amendment, without the consent of the holders of all the outstanding notes and certificates of such trust and provided that an opinion of counsel as to certain tax matters is delivered if required.

Insolvency Event or Dissolution

       If provided in the related prospectus supplement, upon the occurrence of certain Insolvency Events of the seller or the General Partner, the related receivables will be liquidated and the trust will be terminated as further described in the related prospectus supplement.

Payment of Notes

       Upon the payment in full of all outstanding notes of a given trust and the satisfaction and discharge of the related indenture, the indenture trustee will continue to carry out its obligations under the sale and servicing agreement as agent for the trustee(s) of the trust.

Termination

       Each trust agreement will provide that the applicable trustee does not have the power to commence a voluntary proceeding in bankruptcy with respect to the related trust without the unanimous prior approval of all certificateholders (excluding the seller, the servicer or their affiliates) of the trust and the delivery to the trustee by each such certificateholder (excluding the seller, the servicer or their affiliates) of a certificate certifying that such certificateholder reasonably believes that the trust is insolvent.

       With respect to each trust, the obligations of the servicer, the seller, the related trustee and the related indenture trustee under the Receivables Transfer and Servicing Agreements will terminate upon the earlier of (1) the maturity or other liquidation of the last related receivable and the disposition of any amounts received upon liquidation of any such remaining receivables, (2) the payment to noteholders and certificateholders of the related trust of all amounts required to be paid to them under the Receivables Transfer and Servicing Agreements and (3) the occurrence of either event described below.

       In order to avoid excessive administrative expense, the servicer will be permitted at its option to purchase from each trust as of the end of any applicable Collection Period, if the then outstanding Pool Balance with respect to the receivables held by the trust is 10% or less of the Initial Pool Balance, all remaining related receivables at a price equal to the aggregate of the Purchase Amounts thereof as of the end of such Collection Period.

       If and to the extent provided in the related prospectus supplement with respect to the trust, the applicable trustee will, within ten days following a Distribution Date as of which the Pool Balance is equal to or less than the percentage of the Initial Pool Balance specified in the related prospectus supplement, solicit bids for the purchase of the receivables remaining in the trust in the manner and subject to the terms and conditions set forth in such prospectus supplement. If the applicable trustee receives satisfactory bids as described in such prospectus supplement, then the receivables remaining in the trust will be sold to the highest bidder.

       As more fully described in the related prospectus supplement, any outstanding notes of the related trust will be redeemed concurrently with either of the events specified above and the subsequent distribution to the related certificateholders of all amounts required to be distributed to them under the applicable trust agreement will effect early retirement of the certificates of such trust.

Administration Agreement

       Ford Credit, will be the administrator of each trust and will agree, to the extent provided in an administration agreement, to provide the notices and certain reports and to perform other administrative obligations required by the related indenture. The administrator will be entitled to a periodic administration fee which will be paid by the seller as compensation for the performance of the administrator’s obligations under the applicable administration agreement and as reimbursement for its expenses related thereto.

SOME IMPORTANT LEGAL ISSUES RELATING TO THE RECEIVABLES

Security Interests in Vehicles

       In all states in which the receivables have been originated, retail installment sale contracts such as the receivables evidence the credit sale of automobiles and light trucks by dealers to obligors; the contracts also constitute personal property security agreements and include grants of security interests in the vehicles under the Uniform Commercial Code. Perfection of security interests in the vehicles is generally governed by the motor vehicle registration laws of the state in which the vehicle is located. In most states in which the receivables have been originated, a security interest in a vehicle is perfected by notation of the secured party’s lien on the vehicle’s certificate of title. Each receivable prohibits the sale or transfer of the financed vehicle without the consent of Ford Credit or PRIMUS, as the case may be.

       With respect to each trust, under the related purchase agreement, Ford Credit will assign its security interests in the financed vehicles securing the related receivables to the seller. Under the related sale and servicing agreement, the seller will assign its security interests in the financed vehicles securing the related receivables to the trust. However, because of the administrative burden and expense, the servicer, the seller and the trust will not amend any certificate of title to identify the trust as the new secured party on the certificates of title relating to the financed vehicles. Also, the servicer will continue to hold any certificates of title relating to the financed vehicles in its possession as custodian for the trust under the related sale and servicing agreement. See “Description of the Receivables Transfer and Servicing Agreements — Sale and Assignment of Receivables.”

       In most states, assignments such as those under the purchase agreement and the sale and servicing agreement relating to each trust together with a perfected security interest in the chattel paper are an effective conveyance of a security interest in the vehicles subject to the chattel paper without amendment of any lien noted on a vehicle’s certificate of title, and the assignee succeeds thereby to the assignor’s rights as secured party. In the absence of fraud or forgery by the vehicle owner or the servicer or administrative error by state or local agencies, the notation of Ford Credit’s or PRIMUS’ lien on the certificates of title will be sufficient to protect the trust against the rights of subsequent purchasers of a financed vehicle or subsequent lenders who take a security interest in a financed vehicle. If there are any financed vehicles as to which Ford Credit or PRIMUS failed to obtain a perfected security interest, its security interest would be subordinate to, among others, subsequent purchasers of the financed vehicles and holders of perfected security interests. Such a failure would constitute a breach of Ford Credit’s warranties under the related purchase agreement and of the seller’s warranties under the related sale and servicing agreement and would create an obligation of Ford Credit under such purchase agreement and of the seller under such sale and servicing agreement to purchase the related receivable if such breach shall materially adversely affect the interest of the trust in such receivable and if such failure or breach shall not have been cured by the last day of the second (or, if the seller elects, the first) month following the discovery by or notice to the seller of such breach. By not identifying the trust as the secured party on the certificate of title, that trust’s interest in the chattel paper may not have the benefit of the security interest in the financed vehicle in all states or such security interest could be defeated through fraud or negligence. The seller will assign its rights under each purchase agreement to the related trust. If the trust does not have a perfected security interest in a financed vehicle, its ability to realize on such financed vehicle in the event of a default would be adversely affected.

       Under the laws of most states, the perfected security interest in a vehicle would continue for four months after a vehicle is moved to a state other than the state in which it is initially registered and thereafter until the vehicle owner re-registers the vehicle in the new state. A majority of states generally require surrender of a certificate of title to re-register a vehicle; accordingly, a secured party must surrender possession if it holds the certificate of title to the vehicle, or, in the case of vehicles registered in states providing for the notation of a lien on the certificate of title but not possession by the secured party, the secured party would receive notice of surrender if the security interest is noted on the certificate of title. Thus, the secured party would have the opportunity to re-perfect its security interest in the vehicle in the state of relocation. In states that do not require a certificate of title for registration of a motor vehicle, re-registration could defeat perfection. In the ordinary course of servicing receivables, Ford Credit and PRIMUS take steps to effect re-perfection upon receipt of notice of re-registration or information from the obligor as to relocation. Similarly, when an obligor sells a vehicle, Ford Credit or PRIMUS must surrender possession of the certificate of title or will receive notice as a result of its lien noted thereon and accordingly will have an opportunity to require satisfaction of the related receivable before release of the lien. Under each sale and servicing agreement, the servicer will be obligated to take appropriate steps, at the servicer’s expense, to maintain perfection of security interests in the financed vehicles.

       Under the laws of most states, liens for repairs performed on a motor vehicle and liens for certain unpaid taxes take priority over even a perfected security interest in a financed vehicle. The Internal Revenue Code of 1986, as amended, also grants priority to certain federal tax liens over the lien of a secured party. Federal law and the laws of certain states permit the confiscation of motor vehicles under certain circumstances if used in unlawful activities, which may result in the loss of a secured party’s perfected security interest in the confiscated motor vehicle. With respect to each trust, Ford Credit will represent to the seller and the seller will represent to the trust that each security interest in a financed vehicle is or will be prior to all other present liens (other than tax liens and liens that arise by operation of law) upon and security interests in such financed vehicle. However, liens for repairs or taxes, or the confiscation of a financed vehicle, could arise or occur at any time during the term of a receivable. No notice will be given to the applicable trustee or certificateholders or any indenture trustee or noteholders, if any, in the event such a lien arises or confiscation occurs. Neither the seller nor the servicer will have any obligation to repurchase a receivable as to which any of the aforementioned occurrences result in the trust losing the priority of its security interest or its security interest in such financed vehicle after the closing date with respect to a receivable.

Repossession

       In the event of default by vehicle purchasers, the holder of the retail installment sale contract has all the remedies of a secured party under the Uniform Commercial Code, except where specifically limited by other state laws. The Uniform Commercial Code remedies of a secured party include the right to repossession by self-help means, unless such means would constitute a breach of the peace. Unless a vehicle is voluntarily surrendered, self-help repossession is the method employed by Ford Credit and PRIMUS in the majority of instances in which a default occurs and is accomplished simply by retaking possession of the financed vehicle. In cases where the obligor objects or raises a defense to repossession, or if otherwise required by applicable state law, a court order must be obtained from the appropriate state court, and the vehicle must then be repossessed in accordance with that order.

Notice of Sale; Cure Rights

       In the event of default by the obligor, some jurisdictions require that the obligor be notified of the default and be given a time period within which the obligor may cure the default prior to repossession. Generally, this right to cure may be exercised on a limited number of occasions.

       The Uniform Commercial Code and other state laws require the secured party to provide the obligor with reasonable notice of the date, time, and place of any public sale and/or the date after which any private sale of the collateral may be held. The obligor has the right to redeem the collateral prior to actual sale by paying the secured party the unpaid principal balance of the obligation plus reasonable expenses for repossessing, holding, and preparing the collateral for disposition and arranging for this sale, plus, in some jurisdictions, reasonable attorneys’ fees. In some states, a reinstatement right is permitted by payment of delinquent installments. Repossessed vehicles are generally disposed of by Ford’s Vehicle Marketing Department at auction.

Deficiency Judgments and Excess Proceeds

       The proceeds of resale of the repossessed vehicles generally will be applied to the expenses of resale and repossession and then to the satisfaction of the indebtedness of the obligor on the receivable. While some states impose prohibitions or limitations on deficiency judgments if the net proceeds from resale do not cover the full amount of the indebtedness, a deficiency judgment can be sought in those states that do not prohibit or limit such judgments. However, the deficiency judgment would be a personal judgment against the obligor for the shortfall, and a defaulting obligor can be expected to have very little capital or sources of income available following repossession. Therefore, in many cases, it may not be useful to seek a deficiency judgment or, if one is obtained, it may be settled at a significant discount.

       Occasionally, after resale of a vehicle and payment of all expenses and indebtedness, there is a surplus of funds. In that case, the Uniform Commercial Code requires the lender to remit the surplus to any holder of any lien with respect to the vehicle or if no such lienholder exists or there are remaining funds, the Uniform Commercial Code requires the lender to remit the surplus to the former obligor.

Consumer Protection Laws

       Numerous federal and state consumer protection laws and related regulations impose substantial requirements upon lenders and servicers involved in consumer finance. These laws include the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations B and Z, state adaptations of the National Consumer Credit Protection Act and of the Uniform Consumer Credit Code, and state motor vehicle retail installment sales acts, retail installment sales acts, and other similar laws. Also, state laws impose finance charge ceilings and other restrictions on consumer transactions and require contract disclosures in addition to those required under federal law. The requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. In some cases, this liability could affect an assignee’s ability to enforce consumer finance contracts such as the receivables.

       The so-called holder-in-due-course rule of the Federal Trade Commission, also known as the FTC rule, the provisions of which are generally duplicated by the Uniform Consumer Credit Code, other state statutes, or the common law in certain states, has the effect of subjecting a seller (and certain related lenders and their assignees) in a consumer credit transaction and any assignee of the seller to all claims and defenses which the obligor in the transaction could assert against the seller of the goods. Liability under the FTC rule is limited to the amounts paid by the obligor under the contract, and the holder of the contract may also be unable to collect any balance remaining due thereunder from the obligor.

       Most of the receivables will be subject to the requirements of the FTC rule. Accordingly, each trust, as holder of the related receivables, will be subject to any claims or defenses that the purchaser of the financed vehicle may assert against the seller of the financed vehicle. Such claims are limited to a maximum liability equal to the amounts paid by the obligor on the receivable. Under most state motor vehicle dealer licensing laws, sellers of motor vehicles are required to be licensed to sell motor vehicles at retail sale. Furthermore, Federal Odometer Regulations promulgated under the Motor Vehicle Information and Cost Savings Act require that all sellers of new and used vehicles furnish a written statement signed by the seller certifying the accuracy of the odometer reading. If a seller is not properly licensed or if an Odometer Disclosure Statement was not provided to the purchaser of the related financed vehicle, the obligor may be able to assert a defense against the seller of the vehicle. If an obligor were successful in asserting any such claim or defense, such claim or defense would constitute a breach of Ford Credit’s and the seller’s representations and warranties under the related purchase agreement and the related sale and servicing agreement and would create an obligation of Ford Credit and the seller to repurchase the receivable unless the breach is cured. See “Description of the Receivables Transfer and Servicing Agreements — Sale and Assignment of the Receivables.”

       Courts have imposed general equitable principles on secured parties pursuing repossession of collateral or litigation involving deficiency balances. These equitable principles may have the effect of relieving an obligor from some or all of the legal consequences of a default.

       In several cases, obligors have asserted that the self-help remedies of secured parties under the Uniform Commercial Code and related laws violate the due process protections provided under the 14th Amendment to the Constitution of the United States. Courts have generally upheld the notice provisions of the Uniform Commercial Code and related laws as reasonable or have found that the repossession and resale by the creditor do not involve sufficient state action to afford constitutional protection to consumers.

       Ford Credit and the seller will warrant under each purchase agreement and the applicable sale and servicing agreement that each receivable complies with all requirements of law in all material respects. Accordingly, if an obligor has a claim against the trust for violation of any law and such claim materially and adversely affects the trust’s interest in a receivable, such violation would constitute a breach of warranty under the related purchase agreement and the related sale and servicing agreement and would create an obligation of Ford Credit and the seller to repurchase the receivable unless the breach is cured. See “Description of the Receivables Transfer and Servicing Agreements — Sale and Assignment of the Receivables.”

Other Limitations

       In addition to the laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including federal bankruptcy laws and related state laws, may interfere with or affect the ability of a lender to realize upon collateral or enforce a deficiency judgment. For example, in a Chapter 13 proceeding under the federal bankruptcy law, a court may prevent a lender from repossessing a motor vehicle, and, as part of the rehabilitation plan, reduce the amount of the secured indebtedness to the market value of the motor vehicle at the time of bankruptcy (as determined by the court), leaving the party providing financing as a general unsecured creditor for the remainder of the indebtedness. A bankruptcy court may also reduce the monthly payments due under a contract or change the rate of interest and time of repayment of the indebtedness.

Transfers of Vehicles

       The receivables prohibit the sale or transfer of the vehicle securing a receivable without consent and permit acceleration of the maturity of the receivable upon a sale or transfer without consent except where prohibited by law. The servicer does not intend to consent to any sale or transfer and intends to require prepayment of the receivable. The servicer may enter into a transfer of equity agreement with the secondary purchaser for the purpose of effecting the transfer of the financed vehicle.

TAX MATTERS

       The following is a general summary of certain federal income tax consequences of the purchase, ownership and disposition of the notes and the certificates of a trust. The summary does not purport to deal with federal income tax consequences applicable to all categories of holders, some of which may be subject to special rules. For example, it does not discuss the tax treatment of noteholders or certificateholders that are insurance companies, regulated investment companies or dealers in securities. Moreover, there are no cases or IRS rulings on similar transactions involving both debt instruments and equity interests issued by a trust with terms similar to those of the notes and the certificates. As a result, the IRS may disagree with all or a part of the discussion below. Prospective investors are urged to consult their own tax advisors in determining the federal, state, local, foreign and any other tax consequences to them of the purchase, ownership and disposition of the notes and the certificates of any trust.

       The following summary is based upon current provisions of the tax code, the Treasury regulations promulgated thereunder and judicial or ruling authority, all of which are subject to change, which change may be retroactive. Each trust will be provided with an opinion of Special Tax Counsel to each trust specified in the related prospectus supplement regarding certain federal income tax matters discussed below. An opinion of Special Tax Counsel, however, is not binding on the IRS or the courts. No ruling on any of the issues discussed below will be sought from the IRS. For purposes of the following summary, references to the trust, the notes, the certificates and related terms, parties and documents shall be deemed to refer to each trust and the notes, certificates and related terms, parties and documents applicable to the trust.

Scope of the Tax Opinions

       It is expected that Special Tax Counsel will, upon issuance of notes and/or certificates of the trust, deliver its opinion that the applicable trust will not be Classified as an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes.

       In addition, Special Tax Counsel will render its opinion that it has prepared or reviewed the statements in this prospectus and in the related prospectus supplement under the heading “Summary — Tax Status” as they relate to federal income tax matters and under the heading “Tax Matters,” and is of the opinion that such statements are correct in all material respects. Such statements are intended as an explanatory discussion of the possible effects of the Classification of the trust as a partnership for federal income tax purposes on investors generally and of related tax matters affecting investors generally, but do not purport to furnish information in the level of detail or with the attention to the investor’s specific tax circumstances that would be provided by an investor’s own tax adviser. Accordingly, each investor is advised to consult its own tax advisers with regard to the tax consequences to it of investing in the notes and/or certificates.

ERISA CONSIDERATIONS

       ERISA and the tax code impose certain requirements on Plans and on persons who are fiduciaries of Plans. In accordance with ERISA’s general fiduciary standards, before investing in securities, a Plan fiduciary should determine, among other factors, whether the investment:

•	is permitted under the governing Plan;

•	is appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio; and

•	is prudent considering the factors discussed in this prospectus.

       ERISA and the tax code prohibit some transactions involving assets of a Plan and persons who are “parties in interest” under ERISA or “disqualified persons” under the tax code. Prohibited transactions may generate excise taxes and other liabilities.

       A fiduciary of any Plan should carefully review with its legal and other advisors whether the purchase or holding of any securities of a trust could give rise to a transaction prohibited or otherwise impermissible under ERISA or the tax code, and should refer to “ERISA Considerations” in the related prospectus supplement regarding any restrictions on the purchase and/or holding of the securities offered thereby.

Prohibited Transaction Considerations

       Whether or not an investment in the notes or the certificates will give rise to a transaction prohibited or otherwise impermissible under ERISA or the tax code will depend on the structure of the trust.

       Certain transactions involving a trust might be deemed to constitute prohibited transactions under ERISA and the tax code if assets of the trust were deemed to be assets of a Plan investing in securities issued by the trust. Under the Plan Assets Regulation issued by the DOL, the assets of the trust would be treated as plan assets of a Plan for purposes of ERISA and the tax code if the Plan acquires an “equity interest” in the trust and none of the exceptions contained in the Plan Assets Regulation is applicable. An equity interest is defined under the Plan Assets Regulation as an interest other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Under the Plan Assets Regulation, if a Plan invests in an “equity interest” of an entity that is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, the Plan’s assets are deemed to include both the equity interest itself and an undivided interest in each of the entity’s underlying assets, unless it is established that the entity is an “operating company” or that equity participation by “benefit plan investors” is not “significant.”

       Equity participation in an entity by Benefit Plan Investors is “significant” on any date if the 25% Limitation is met.

       The certificates will most likely be deemed Equity Interests for purposes of ERISA. It should be noted, however, as discussed below, that the purchase of notes by a Plan may also give rise to potential prohibited transactions, and all prospective investors should review the discussion in this prospectus with their legal advisors.

Investment in Notes

       The seller believes that the notes of a trust should be treated as indebtedness without substantial equity features for purposes of the Plan Assets Regulation. (If provided in the prospectus supplement that notes of any Class are not to be treated as indebtedness for ERISA purposes, the discussion in “— The Certificates” below will apply to any such Class of notes.) However, without regard to whether the notes of the trust are treated as an Equity Interest for such purposes, the acquisition or holding of such notes by or on behalf of a Plan could be considered to give rise to a prohibited transaction if the applicable trust, trustee, indenture trustee, any holder of the certificates of such trust or any of their respective affiliates, is or becomes a Party in Interest or a Disqualified Person with respect to such Plan. In such case, certain exemptions from the prohibited transaction rules could be applicable depending on the type and circumstances of the Plan fiduciary making the decision to acquire a note. Included among these exemptions are PTCE 90-1, PTCE 95-60, PTCE 91-38, PTCE 96-23, and PTCE 84-14. It should be noted, however, that even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts that might be construed as prohibited transactions.

Investment in Certificates

       The certificates will most likely be treated as Equity Interests under the Plan Assets Regulation. Accordingly, if equity participation in the certificates by Benefit Plan Investors is “significant” within the meaning of the Plan Asset Regulation, the assets of the trust could be deemed to be the assets of Plans investing in the certificates. In such event, such assets, transactions involving such assets and the persons with authority or control over and otherwise providing services with respect to such assets would be subject to the fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and of the tax code and there is no assurance that any statutory or administrative exemption from the application of such rules would be available.

       In addition, investors other than Plan investors should be aware that a prohibited transaction could be deemed to occur if any holder of the certificates or any of their respective affiliates, is or becomes a Party in Interest or a Disqualified Person with respect to any Plan that purchases and holds the related notes without being covered by one or more of the exemptions described above in “The Notes.”

Special Considerations Applicable to Insurance Company General Accounts

       The Small Business Job Protection Act of 1996 added new Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the tax code. Under Section 401(c), the Department of Labor is required to issue general account regulations with respect to insurance policies issued on or before December 31, 1998 that are supported by an insurer’s general account. The general account regulations are to provide guidance on which assets held by the insurer constitute “plan assets” for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the tax code. Section 401(c) also provides that, except in the case of avoidance of the general account regulations and actions brought by the Secretary of Labor relating to certain breaches of fiduciary duties that also constitute breaches of state or federal criminal law, until the date that is 18 months after the general account regulations become final, no liability under the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the tax code may result on the basis of a claim that the assets of the general account of an insurance company constitute the assets of any Plan. The plan asset status of insurance company separate accounts is unaffected by new Section 401(c) of ERISA, and separate account assets continue to be treated as the plan assets of any Plan invested in a separate account. Plan investors considering the purchase of securities on behalf of an insurance company general account should consult their legal advisors regarding the effect of the general account regulations on such purchase.

       As of the date hereof, the DOL has issued proposed regulations under Section 401(c). It should be noted that if the general account regulations are adopted substantially in the form in which proposed, the general account regulations may not exempt the assets of insurance company general accounts from treatment as “plan assets” after December 31, 1998. The general account regulations should not, however, adversely affect the applicability of PTCE 95-60.

Plans Not Subject to ERISA or the Tax Code

       Certain employee benefit plans, such as governmental plans and certain church plans (each of which is defined in ERISA) are not subject to the prohibited transaction provisions of ERISA and Section 4975 of the tax code. Accordingly, assets of such plans may, subject to the provisions of any other applicable federal and state law, be invested in securities of any trust without regard to the factors described in this prospectus and under “ERISA Considerations” in the related prospectus supplement. It should be noted, however, that any such plan that is qualified and exempt from taxation under Sections 401(a) and 501(a) of the tax code is subject to the prohibited transaction rules set forth in Section 503 of the tax code.

General Investment Considerations

       Prospective investors who are Plan investors should consult with their legal advisors concerning the impact of ERISA and the tax code and the potential consequences of making an investment in any securities of the trust with respect to such investors’ specific circumstances. Moreover, each Plan fiduciary should take into account, among other considerations, whether the fiduciary has the authority to make the investment; the composition of the Plan’s portfolio with respect to diversification by type of asset; the Plan’s funding objectives; the tax effects of the investment; and whether under the general fiduciary standards of investment prudence and diversification an investment in any securities of the trust is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio.

PLAN OF DISTRIBUTION

       The seller will agree to cause the related trust to sell to the underwriters named in the related prospectus supplement the notes and certificates of the trust that the seller agrees to sell in an underwriting agreement. Each of the underwriters will severally agree to purchase the principal amount of each Class of notes and certificates of the related trust set forth in the related prospectus supplement and the underwriting agreement.

       Each prospectus supplement (or supplemental prospectus supplement, as described below) will either —

•	set forth the price at which each Class of notes and certificates, as the case may be, being offered thereby will be offered to the public and any concessions that may be offered to certain dealers participating in the offering of such notes and certificates; or

•	specify that the related notes and certificates, as the case may be, are to be resold by the underwriters in negotiated transactions at varying prices to be determined at the time of such sale.

       After the initial public offering of any such notes and certificates, such public offering prices and such concessions may be changed. Each prospectus supplement, together with a supplemental prospectus supplement, may also be used by Ford Credit or another affiliate for the sale of a specified Class of notes or certificates originally purchased from the seller by Ford Credit.

       The seller and Ford Credit will indemnify the underwriters of securities purchased from the seller against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments the several underwriters may be required to make in respect thereof. Ford Credit will indemnify the underwriters of securities purchased from Ford Credit against certain civil liabilities under the Securities Act, or contribute to payments the several underwriters may be required to make in respect thereof.

       Each trust may, from time to time, invest the funds in its trust accounts in Permitted Investments acquired from such underwriters or from the seller.

       Under each underwriting agreement with respect to a given trust, the closing of the sale of any Class of securities subject to such underwriting agreement will be conditioned on the closing of the sale of all other such Classes of securities of that trust (some of which may not be registered or may not be publicly offered).

       The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the related prospectus supplement.

LEGAL OPINIONS

       Certain legal matters relating to the securities of any trust will be passed upon for the related trust, the seller and the servicer by Hurley D. Smith, Esq., Secretary and Corporate Counsel of the servicer, or other counsel satisfactory to the underwriters. Certain Michigan state tax and other matters will be passed upon for each trust by Hurley D. Smith, Esq., Secretary and Corporate Counsel of the servicer, or other counsel to the servicer acceptable to the underwriters. Mr. Smith is a full-time employee of Ford Credit and owns, and holds options to purchase, shares of Common Stock of Ford Motor Company.

WHERE YOU CAN FIND MORE INFORMATION

       The seller, as originator of each trust, has filed with the SEC a Registration Statement, Registration No. 333-82895 under the Securities Act, with respect to the notes and the certificates offered by this prospectus. You may read and copy any notices, reports, statements or other information that any of the trust, Ford Credit, the seller or Ford Motor Company has filed or causes to be filed and obtain copies of the Registration Statement at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the SEC’s regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of the Registration Statement may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a public access site on the Internet through the World Wide Web at which site reports, information statements and other information, including all electronic filings, may be viewed. The Internet address of such World Wide Web site is http://www.sec.gov. You may obtain more information on the operation of the Public Room by calling the SEC at 1-800-SEC-0330. You may also obtain more information about the Ford Motor Company and Ford Credit on the World Wide Web. The respective Internet addresses of such World Wide Web sites are http://www.Ford.com and http://www.FordCredit.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       All documents filed by each trust under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference in this prospectus. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

       The seller will provide without charge to each person, including any beneficial owner of securities, to whom a copy of this prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated in this prospectus or in any related prospectus supplement by reference, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Ford Motor Credit Company, c/o Secretary, The American Road, Dearborn, Michigan 48121 (Telephone: (313) 322-3000).

GLOSSARY OF TERMS FOR THE PROSPECTUS

       Set forth below is a list of the defined terms used in this prospectus. The terms appear in bold faced type whenever used.

       “25% Limitation” means that immediately after the most recent acquisition of any equity interest in the entity, 25% or more of the value of any Class of equity interest in the entity is held by Benefit Plan Investors.

       “Actuarial Advance” means an advance on an Actuarial Receivable made by the servicer, in its sole discretion, for a deficiency in a scheduled payment as of the last day of a Collection Period.

       “Actuarial Receivable” means a receivable that provides for amortization of the loan over a series of fixed level payment monthly installments where each monthly installment, including the monthly installment representing the final payment on the receivable, consists of an amount of interest equal to   1/12 of the loan APR multiplied by the unpaid principal balance of the loan, and an amount of principal equal to the remainder of the monthly installment.

       “Advances” means, collectively, Actuarial Advances and Simple Interest Advances.

       “administrator” means Ford Credit, in its capacity as administrator of the trust under an administration agreement.

       “APR” means, with respect to a receivable, its annual percentage rate and with respect to the Receivables Pool, the weighted average annual percentage rate of all of the receivables in that pool.

       “Base Rate” means, with respect to Floating Rate Securities, an interest rate basis upon which a Spread is applied to calculate the interest rate of the Floating Rate Securities for a particular period.

       “Basic Documents” means the applicable trust agreement, purchase agreement, sale and servicing agreement, indenture, administration agreement, control agreement and certain other related documents.

       “Benefit Plan Investor” means any:

•	“employee benefit plans” (as defined in Section 3(3) of ERISA including without limitation governmental plans, foreign pension plans and church plans;

•	“plans” described in Section 4975(e)(1) of the tax code, including individual retirement accounts and Keogh plans; or

•	entities whose underlying assets include plan assets by reason of a plan’s investment in such entity, including without limitation, as applicable, an insurance company general account.

       “Book-Entry Securities” means the notes and certificates that are held in the U.S. through DTC and in Europe through Clearstream or Euroclear.

       “Calculation Agent” means, for each trust that issues Floating Rate Securities, that the calculation agent appointed to calculate interest rates on each Class of Floating Rate Securities issued by the trust.

       “Calculation Date” means:

(1)	with respect to any CD Rate Determination Date, any Commercial Paper Rate Determination Date or any Treasury Rate Determination Date, the first to occur of:

•	the tenth calendar day after the respective determination date or, if it is not a business day, the next business day, or

•	the second business day preceding the date any payment is required to be made for any period following the applicable Interest Reset Date; and

       (2)  with respect to any Federal Funds Rate Determination Date, the next business day.

       “CD Rate” for each Interest Reset Period shall be the rate as of the CD Rate Determination Date for negotiable certificates of deposit having the Index Maturity designated in the applicable prospectus supplement as published in H.15(519) under the heading “CDs (Secondary Market).” If such rate is not published on or before 3:00 p.m., New York City time on the Calculation Date, then the CD Rate shall be the rate on such CD Rate Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable prospectus supplement as published in Composite Quotations under the heading “Certificates of Deposit.” If such rate is not published in either H.15(519) or Composite Quotations on or before 3:00 p.m., New York City time on such Calculation Date, then the CD Rate will be calculated by the Calculation Agent for such CD Rate Security from the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such CD Rate Determination Date, of three leading nonbank dealers selected by the Calculation Agent for such CD Rate Security in negotiable U.S. dollar certificates of deposit in The City of New York for negotiable certificates of deposit of major United States money center banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the related prospectus supplement in a denomination of $5,000,000; provided, however, that if the dealers selected by the Calculation Agent are not quoting offered rates, the CD Rate for such Interest Reset Period will be the same as the CD Rate for the immediately preceding Interest Reset Period.

       “CD Rate Determination Date” means the second business day prior to the Interest Reset Date for the related Interest Reset Period.

       “CD Rate Security” means a Floating Rate Security designated in the applicable prospectus supplement with a Base Rate equal to the CD Rate.

       “Certificate Balance” means with respect to each Class of certificates and as the context so requires, (i) with respect to all certificates of such Class, an amount equal to, initially, the initial Certificate Balance of such Class of certificates and, thereafter, an amount equal to the initial Certificate Balance of such Class of certificates, reduced by all amounts distributed to certificateholders of such Class of certificates and allocable to principal or (ii) with respect to any certificate of such Class, an amount equal to, initially, the initial denomination of such certificate and, thereafter, an amount equal to such initial denomination, reduced by all amounts distributed in respect of such certificate and allocable to principal.

       “Certificate Rate” with respect to each Class of certificates, the rate specified in the prospectus supplement at which interest may accrue.

       “Class” means a class of notes or certificates issued by a trust having the same interest rate, maturity and alphabetical and numerical designation.

       “Clearstream” means Clearstream Banking Luxembourg S.A., a professional depository under the laws of Luxembourg, formerly known as Cedelbank, sociéte anonyme.

       “Clearstream Customer” means a participating organization of Clearstream.

       “Closing Date” means the date specified in the prospectus supplement on which the seller will sell and transfer the Initial Receivables to the trust.

       “Collection Period” means with respect to securities of each trust, the period specified in the related prospectus supplement with respect to calculating payments and proceeds of the related receivables.

       “Commercial Paper Rate” for each Interest Reset Period shall be the Money Market Yield on the Commercial Paper Rate Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable prospectus supplement, as such rate shall be published in H.15(519) under the heading “Commercial Paper.” If such rate is not published on or before 3:00 p.m., New York City time on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate for commercial paper of the specified Index Maturity as published in Composite Quotations under the heading “Commercial Paper.” If such rate is not published in either H.15(519) or Composite Quotations on or before 3:00 p.m., New York City time on such Calculation Date, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 a.m., New York City time, on such Commercial Paper Rate Determination Date, of three leading dealers of commercial paper selected by the Calculation Agent for such Commercial Paper Rate Security in The City of New York for commercial paper of the specified Index Maturity placed for an industrial issuer whose bonds are rated “AA” or the equivalent by a nationally recognized Rating Agency; provided, however, that if the dealers selected by the Calculation Agent are not quoting offered rates, the Commercial Paper Rate for such Interest Reset Period will be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period.

       “Commercial Paper Rate Determination Date” means the second business day prior to the Interest Reset Date for the related Interest Reset Period.

       “Commercial Paper Rate Security” means a Floating Rate Security designated in the applicable prospectus supplement with a Base Rate equal to the Commercial Paper Rate.

       “Composite Quotations” means the daily statistical release entitled “Composite 3:30 p.m. Quotations for U.S. Government Securities” published by the Federal Reserve Bank of New York.

       “Controlling Certificate Class” shall mean, with respect to any Certificates outstanding, the Class C Certificates as long as any Class C Certificates are outstanding and thereafter the Class D Certificates so long as any Class D Certificates are outstanding.

       “Controlling Class” means, with respect to any trust, the Class A Notes described in the related prospectus supplement as long as any Class A Notes are outstanding, and thereafter the Class B Notes described in the related prospectus supplement as long as any Class B Notes are outstanding, and thereafter each other Class of notes described in the prospectus supplement in order of seniority.

       “Cutoff Date” means the “Cutoff Date” specified in the applicable prospectus supplement.

       “Definitive Certificates” means with respect to any Class of certificates issued in book-entry form, such certificates issued in fully registered, certificated form to certificateholders or their respective nominees, rather than to DTC or its nominee.

       “Definitive Notes” means with respect to any Class of notes issued in book-entry form, such notes issued in fully registered, certificated form to noteholders or their respective nominees, rather than to DTC or its nominee.

       “Definitive Securities” means collectively, the Definitive Notes and the Definitive Certificates.

       “Determination Date” means the business day immediately preceding each Distribution Date.

       “Distribution Date” means the dates specified in each related prospectus supplement for the payment of principal of and interest on the securities.

       “DOL” means the United States Department of Labor.

       “DTC” means The Depository Trust Company and any successor depository selected by the trust.

       “Eligible Deposit Account” means either —

•	a segregated account with an Eligible Institution; or

•	a segregated trust account with the corporate trust department of a depository institution organized under the laws of the U.S. or any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank), having corporate trust powers and acting as trustee for funds deposited in such account, so long as any of the securities of such depository institution have a credit rating from each Rating Agency in one of its generic rating categories which signifies investment grade.

       “Eligible Institution” means, with respect to securities of the trust —

•	the corporate trust department of the indenture trustee or the related trustee, as applicable; or

•	a depository institution organized under the laws of the U.S. or any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank), (1) which has either (A) a long-term unsecured debt rating acceptable to the Rating Agencies or (B) a short-term unsecured debt rating or certificate of deposit rating acceptable to the Rating Agencies and (2) whose deposits are insured by the FDIC.

       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

       “Euroclear” means a professional depository operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation.

       “Events of Default” under the related indenture will consist of the events specified under “Description of the Notes — The Indenture” in this prospectus.

       “Events of Servicing Termination” under each sale and servicing agreement will consist of the events specified under “Description of the Transfer and Servicing Agreements — Events of Servicing Termination” in this prospectus.

       “Federal Funds Rate” for each Interest Reset Period shall be the effective rate on the Federal Funds Rate Determination Date for Federal Funds as published in H.15(519) under the heading “Federal Funds (Effective).” If such rate is not published on or before 3:00 p.m., New York City time on the Calculation Date, then the Federal Funds Rate shall be the rate on such Federal Funds Rate Determination Date as published in Composite Quotations under the heading “Federal Funds/ Effective Rate.” If such rate is not published in either H.15(519) or Composite Quotations on or before 3:00 p.m., New York City time on such Calculation Date, then the Federal Funds Rate shall be the rate on such Federal Funds Rate Determination Date made publicly available by the Federal Reserve Bank of New York which is equivalent to the rate which appears in H.15(519) under the heading “Federal Funds (Effective)”; provided, however, that if such rate is not made publicly available by the Federal Reserve Bank of New York on or before 3:00 p.m., New York City time on such Calculation Date, the Federal Funds Rate for such Interest Reset Period will be the same as the Federal Funds Rate in effect for the immediately preceding Interest Reset Period. In the case of a Federal Funds Rate Security that resets daily, the interest rate on such prospectus supplement for the period from and including a Monday to but excluding the succeeding Monday will be reset by the Calculation Agent for such prospectus supplement on such second Monday (or, if not a business day, on the next succeeding business day) to a rate equal to the average of the Federal Funds Rates in effect with respect to each such day in such week.

       “Federal Funds Rate Determination Date” means the Interest Reset Date for the related Interest Reset Period.

       “Federal Funds Rate Security” means a Floating Rate Security designated in the applicable prospectus supplement with a Base Rate equal to the Federal Funds Rate.

       “Final Payment Receivables” are monthly payment receivables secured by new or used automobiles or light trucks with a final scheduled payment which is greater than the scheduled monthly payments. A Final Payment Receivable provides for amortization of the loan over a series of fixed level payment monthly installments like an Actuarial Receivable or a Simple Interest Receivable, but also requires a final scheduled payment due after payment of such monthly installments which may be satisfied by —

•	payment in full in cash of such amount;

•	transfer of the vehicle to Ford Credit provided certain conditions are satisfied; or

•	refinancing the final scheduled payment in accordance with certain conditions.

       “Final Payment Securities” indebtedness secured by, final scheduled payments with respect to the Final Payment Receivables, if any, initially retained by the seller and subsequently added to the trust.

       “Fixed Rate Securities” means securities (other than certain Classes of Strip Notes or Strip Certificates) which bear interest at a fixed rate per annum.

       “Floating Rate Securities” securities (other than certain Classes of Strip Notes or Strip Certificates) may bear interest at a variable or adjustable rate per annum.

       “Ford Credit” means Ford Motor Credit Company.

       “Funding Period” the period specified in the related prospectus supplement during which the seller will sell Subsequent Receivables to the trust.

       “General Partner” means Ford Credit Auto Receivables Two, Inc., a Delaware corporation, the general partner of the seller.

       “H.15(519)” means the publication entitled “Statistical Release H.15(519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System.

       “Index Maturity” for any Class of Floating Rate Securities means the period of maturity of the instrument or obligation from which the Base Rate is calculated.

       “Initial Pool Balance” means the Pool Balance on the related Closing Date, as described in the related prospectus supplement.

       “Initial Receivables” means the receivables the seller will sell or transfer to the trust on the Closing Date specified in the related prospectus supplement having an aggregate principal balance specified in the related prospectus supplement as of the applicable cutoff date.

       “Insolvency Event” means, with respect to any entity, any of the following events or actions: certain events of insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings with respect to such entity and certain actions by such entity indicating its insolvency, reorganization pursuant to bankruptcy proceedings or inability to pay its obligations.

       “Insolvency Laws” means the United States Bankruptcy Code or similar applicable state laws.

       “Interest Reset Date” means the first day of the applicable Interest Reset Period, or such other day as may be specified in the related prospectus supplement with respect to a Class of Floating Rate Securities.

       “Interest Reset Period” means with respect to any Class of Floating Rate Securities, each period for which interest is accrued, as defined in the related prospectus supplement

       “LIBOR” with respect to the London Inter-Bank Offering Rate indexed to the offered rates for U.S. dollar deposits, for each Interest Reset Period will be determined by the Calculation Agent for any LIBOR Security as follows:

(1)	On the LIBOR Determination Date, the Calculation Agent for such LIBOR Security will determine the arithmetic mean of the offered rates for deposits in U.S. dollars for the period of the Index Maturity specified in the applicable prospectus supplement, commencing on such Interest Reset Date, which appear on the Reuters Screen LIBO Page at approximately 11:00 a.m., London time, on such LIBOR Determination Date. For purposes of calculating LIBOR, London banking day means any business day on which dealings in deposits in United States dollars are transacted in the London interbank market and “Reuters Screen LIBO Page” means the display designated as page “LIBO” on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). If at least two such offered rates appear on the Reuters Screen LIBO Page, LIBOR for such Interest Reset Period will be the arithmetic mean of such offered rates as determined by the Calculation Agent for such LIBOR Security.

(2)	If fewer than two offered rates appear on the Reuters Screen LIBO Page on such LIBOR Determination Date, the Calculation Agent for such LIBOR Security will request the principal London offices of each of four major banks in the London interbank market selected by such Calculation Agent to provide such Calculation Agent with its offered quotations for deposits in U.S. dollars for the period of the specified Index Maturity, commencing on such Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative of a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such Interest Reset Period will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, LIBOR for such Interest Reset Period will be the arithmetic mean of rates quoted by three major banks in The City of New York selected by the Calculation Agent for such LIBOR Security at approximately 11:00 a.m., New York City time, on such LIBOR Determination Date for loans in U.S. dollars to leading European banks, for the period of the specified Index Maturity, commencing on such Interest Reset Date, and in a principal amount equal to an amount of not less than $1,000,000 that is representative of a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by such Calculation Agent are not quoting rates as mentioned in this sentence, LIBOR for such Interest Reset Period will be the same as LIBOR for the immediately preceding Interest Reset Period.

       “LIBOR Determination Date” means the second London banking day prior to the Interest Reset Date for the related Interest Reset Period.

       “LIBOR Security” means a Floating Rate Security designated in the applicable prospectus supplement with a Base Rate equal to LIBOR.

       “Liquidation Proceeds” means all proceeds of Liquidated Receivables, net of expenses incurred by the servicer in connection with such liquidation and any amounts required by law to be remitted to the obligor on such Liquidated Receivables in accordance with the servicer’s customary servicing procedures.

       “Liquidated Receivables” means a receivable which:

•	by its terms, is in default; and

•	as to which the servicer has determined, in accordance with its customary servicing procedures, that eventual payment in full is unlikely or has repossessed and disposed of the related financed vehicle.

       “Money Market Yield” shall be a yield calculated in accordance with the following formula:

Money Market Yield	=	D × 360 × 100

360 -(D × M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the specified Index Maturity.

       “MSRP” means with respect to a motor vehicle, the manufacturer’s suggested retail price.

       “Note Balance” means with respect to each Class of notes and as the context so requires, (i) with respect to all notes of such Class, an amount equal to, initially, the initial Note Balance of such Class of notes and, thereafter, an amount equal to the initial Note Balance of such Class of notes, reduced by all amounts distributed to noteholders of such Class of notes and allocable to principal or (ii) with respect to any note of such Class, an amount equal to, initially, the initial denomination of such note and, thereafter, an amount equal to such initial denomination, reduced by all amounts distributed in respect of such note and allocable to principal.

       “Note Interest Rate” with respect to each Class of notes, the rate specified in the prospectus supplement at which interest may accrue.

       “Payaheads” means early payments by or on behalf of obligors on Actuarial Receivables which do not constitute scheduled payments, full prepayments, nor certain partial prepayments that result in a reduction of the obligor’s periodic payment below the scheduled payment as of the applicable Cutoff Date.

       “Permitted Investments” means:

•	direct obligations of, and obligations fully guaranteed as to timely payment by, the United States of America or its agencies;

•	demand deposits, time deposits, certificates of deposit or bankers’ acceptances of certain depository institutions or trust companies having the highest rating from the applicable Rating Agency rating the notes or certificates;

•	commercial paper having, at the time of such investment, a rating in the highest rating category from the applicable Rating Agency rating the notes or certificates;

•	investments in money market funds having the highest rating from the applicable Rating Agency rating the notes or certificates;

•	repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States of America or its agencies, in either case entered into with a depository institution or trust company having the highest rating from the applicable Rating Agency rating the notes or certificates; and

•	any other investment (which may include motor vehicle retail installment sale contracts) acceptable to the applicable Rating Agencies.

Permitted Investments are generally limited to obligations or securities which mature on or before the next distribution date.

       “Plan” means any of the following

•	employee benefit plans (as defined in Section 3(3) of ERISA),

•	plans described in Section 4975(e)(1) of the tax code, including individual retirement accounts or Keogh plans, and

•	any entities whose underlying assets include plan assets by reason of a plan’s investment in such entities.

       “Plan Assets Regulation” means a regulation, 29 C.F.R. Section 2510.3-101, issued by the DOL.

       “Pool Balance” is the aggregate principal balance of the receivables as of the Cutoff Date or the end of a Collection Period, as further described in the prospectus supplement.

       “PRIMUS” means —

•	until August 1999, PRIMUS Automotive Financial Services, Inc., a wholly owned subsidiary of Ford Credit conducting its business as a corporate entity separate from Ford Credit; and

•	beginning in August 1999, Primus Financial Services, a d/b/a of Ford Credit, conducting its business as a division of Ford Credit.

       “PTCE” means a Prohibited Transaction Class Exemption under ERISA.

       “Purchase Amount” means a price at which the seller or the servicer must purchase a receivable, equal to the amount required to be paid by the related obligor to prepay such receivable (including one month’s interest thereon, in the month of payment, at the APR), after giving effect to the receipt of any monies collected (from whatever source) on such receivable.

       “Rating Agencies” means the nationally recognized Rating Agencies providing a rating on the securities issued by the applicable trust.

       “Receivables Pool” means the pool of receivables sold to the applicable trust.

       “Receivables Transfer and Servicing Agreements” means collectively each purchase agreement under which Ford Credit will sell receivables to the seller, each sale and servicing agreement under which the trust will purchase receivables from the seller and the servicer will agree to service such receivables, each trust agreement under which the trust will be created and certificates will be issued and each administration agreement under which Ford Credit will undertake certain administrative duties.

       “Residual Cash Flow Certificates” are certificates which are entitled to all or a portion of any remaining payments of principal and interest on the related receivables after making all other distributions required on each distribution date.

       “Residual Cash Flow Notes” are notes which are entitled to all or a portion of any remaining payments of principal and interest on the related receivables after making all other distributions required on each distribution date.

       “Revolving Period” the period specified in the related prospectus supplement during which the seller will sell Subsequent Receivables to the trust.

       “seller” means Ford Credit Auto Receivables Two L.P., a Delaware limited partnership, as the seller of the securities being offered by the prospectus supplement.

       “servicer” means Ford Credit acting in its capacity as servicer of the receivables under the applicable sale and servicing agreement.

       “Simple Interest Advance” means an amount that the servicer shall deposit into the related collection account, in its sole discretion, equal to the amount of interest that would have been due on the related Simple Interest Receivables at their respective APRs for the related Collection Period (assuming that such Simple Interest Receivables are paid on their respective due dates) minus the amount of interest actually received on such Simple Interest Receivables during the related Collection Period.

       “Simple Interest Receivables” are receivables that provide for the amortization of the amount financed under each receivable over a series of fixed level payment monthly installments. However, unlike the monthly installment under an Actuarial Receivable, each monthly installment consists of an amount of interest which is calculated on the basis of the outstanding principal balance of the receivable multiplied by the stated APR and further multiplied by the period elapsed (as a fraction of a calendar year) since the preceding payment of interest was made. As payments are received under a Simple Interest Receivable, the amount received is applied first to interest accrued to the date of payment and the balance is applied to reduce the unpaid principal balance.

       “Special Tax Counsel” means the special federal tax counsel to each trust specified in the related prospectus supplement that will provide an opinion regarding certain federal income tax matters.

       “Spread” means the number of basis points (one basis point is equal to one one-hundredth of a percentage point), as specified in the applicable prospectus supplement, to be added to or subtracted from the Base Rate in determining the interest rate applicable to a Floating Rate Security.

       “Spread Multiplier” means the percentage, if any, specified in the applicable prospectus supplement, to be multiplied by the Base Rate in determining the interest rate applicable to a Floating Rate Security.

       “Strip Certificates” means any certificates issued that are entitled to:

•	distributions in respect of principal with disproportionate, nominal or no interest distributions, or

•	interest distributions with disproportionate, nominal or no distributions in respect of principal.

       “Strip Notes” means any notes issued that are entitled to:

•	principal payments with disproportionate, nominal or no interest payments, or

•	interest payments with disproportionate, nominal or no principal payments.

       “Subsequent Receivables” means additional receivables sold by the seller to the applicable trust after the Closing Date during a Funding Period or other period specified in the prospectus supplement.

       “Subsequent Transfer Date” means each date specified as a transfer date in the related prospectus supplement on which Subsequent Receivables will be sold by the seller to the applicable trust.

       “tax code” means the Internal Revenue Code of 1986, as amended.

       “Treasury Rate” for each Interest Period shall be the rate for the auction held on the Treasury Rate Determination Date for such Interest Reset Period of U.S. Treasury bills having the Index Maturity specified in the applicable prospectus supplement, as such rate shall be published in H.15(519) under the heading “U.S. Government Securities — Treasury bills — auction average (investment)”. If such rate is not published on or to 3:00 p.m., New York City time on the Calculation Date, then the Treasury Rate shall be the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Treasury Rate Determination Date as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the specified Index Maturity are not published or reported as provided above on or before 3:00 p.m., New York City time on such Calculation Date, or if no such auction is held on such Treasury Rate Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be the yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time of three leading primary United States government securities dealers selected by such Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected by such Calculation Agent are not quoting bid rates, then the Treasury Rate for such Interest Reset Period will be the same as the Treasury Rate for the immediately preceding Interest Reset Period.

       “Treasury Rate Determination Date” for each Interest Reset Period will be the day of the week in which the Interest Reset Date for such Interest Reset Period falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Rate Determination Date pertaining to the Interest Reset Period commencing in the next succeeding week. If an auction date shall fall on any day that would otherwise be an Interest Reset Date for a Treasury Rate Security, then such Interest Reset Date shall instead be the business day immediately following such auction date.

       “Treasury Rate Security” means a Floating Rate Security designated in the applicable prospectus supplement with a Base Rate equal to the Treasury Rate.

       “Trustee” means the trustee of the trust identified in the related prospectus supplement.

       “Variable Pay Term Notes” means notes issued by any trust which are issued to pay in full or in part another security issued by such trust.

     You should rely only on the information contained in or incorporated by reference into this prospectus supplement or the prospectus. We have not authorized anyone to give you different information. We do not claim the accuracy of the information in this prospectus supplement or the prospectus as of any date other than the date stated on the cover page. We are not offering the securities in any states where it is not permitted.

Ford Credit Auto

Receivables Two L.P.
Seller

Ford Motor Credit Company

Servicer

Dealer Prospectus Delivery Obligation. Until February 12, 2001, all dealers that effect transactions in these Securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Ford Credit

Auto Owner Trust
2000-G

$1,455,000,000 Class A-3

6.67% Asset Backed Notes

$1,118,000,000 Class A-4

6.62% Asset Backed Notes

$314,091,000 Class A-5

6.66% Asset Backed Notes

$133,595,000 Class B

6.92% Asset Backed Notes

PROSPECTUS SUPPLEMENT

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